As filed with the Securities and Exchange Commission on March 11, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-0883144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

373 Inverness Parkway
Suite 206
Englewood, Colorado 80112
(720) 437-6580

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joshua R. Disbrow
Chief Executive Officer
373 Inverness Parkway
Suite 206
Englewood, Colorado 80112
Telephone: (720) 437-6580

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000	Gregory Sichenzia, Esq. Marcelle Balcombe, Esq. Jeffrey Cahlon, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 (212) 930-9700

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.0001 par value(3)	$11,500,000	$1,158.05
Warrants to purchase common stock(4)	—	—
Shares of common stock underlying Warrants	$14,375,000	$1,447.56
Underwriters’ warrants(4)(5)	—	—
Shares of common stock underlying Underwriters’ warrants(5)	$875,000	$88.11
Total	$26,750,000	$2,693.72

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of the stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	The Underwriters’ warrants will represent the right to purchase 7% of the aggregate number of shares of common stock sold in this offering excluding the overallotment option at an exercise price equal to 125% of the offering price per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 11, 2016

Shares of Common Stock Warrants to Purchase Shares of Common Stock
Aytu BioScience, Inc.

We are offering      shares of common stock and warrants to purchase up to an aggregate of      shares of common stock. The shares of common stock and the warrants are immediately separable and will be issued separately in this offering. Each warrant will have a term of five years from issuance and an exercise price equal to 125% of the public offering price of the shares.

We are also offering the shares of common stock that are issuable from time to time upon exercise of the warrants being offered by this prospectus.

Our common stock is listed on the OTCQX Market operated by OTC Markets Group, Inc. (or OTCQX) under the ticker symbol “AYTU.” On March 10, 2016, the last reported sale price of our common stock on the OTCQX was $0.69. There is no established trading market for the warrants. The underwriters plan to submit an application to have the warrants trade on the OTCQX.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Joseph Gunnar & Co., LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.
(2)	Does not include proceeds from the exercise of the warrants, in cash, if any.

We have granted a 45-day option to the representative of the underwriters to purchase up to      additional shares of common stock and/or up to      warrants solely to cover over-allotments, if any.

The underwriters expect to deliver the shares and warrants to purchasers in the offering on or about •, 2016

Joseph Gunnar & Co.	Fordham Financial Management

AYTU BioScience

Our Currently Marketed, Revenue-Generating Products

ProstaScint® (Capromab Pendetide)

- Only FDA-approved imaging agent for **prostate cancer** detection and staging:
    - Newly diagnosed patients at higher risk for pelvic lymph node disease
    - Patients with suspected recurrent disease

PRIMSOL® solution
trimethoprim hydrochloride oral solution 50 mg/5 mL

- Only FDA-approved trimethoprim oral solution; indicated for **urinary tract infections**
    - Appropriate for patients with 'sulfa' allergies
    - Significant prescribing by urologists despite limited promotion

Our Late-Stage Pipeline Assets Addressing Large Markets

MiOXSYS™

- CE Marked in vitro diagnostic device for **male infertility**
    - Demonstrated clinical utility in multiple prospective clinical studies
    - Easier to employ for diagnostic use compared to current methods

ZERTANE™
(tramadol HCl) 89 MG Orally Disintegrating Tablets

- Phase 3-ready, first-in-class treatment for **premature ejaculation**
    - Currently *no* FDA-approved products
    - Demonstrated significant increase in ejaculation time, achieving normalization for many patients

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Aytu,” “we,” “us,” “our,” “our company” and “our business” refer to Aytu BioScience, Inc.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including Luoxis, MiOXSYS, Primsol, ProstaScint, RedoxSYS, Vyrix, and Zertane. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 7, and the financial statements and related notes included in this prospectus.

Company Overview

We are a commercial-stage specialty healthcare company focused on acquiring, developing and commercializing novel products in the field of urology. We have multiple urology-focused products on the market, and we seek to build a portfolio of novel therapeutics that serve large medical needs in the field of urology. We are initially concentrating on prostate cancer, urinary tract infections, male sexual dysfunction and male infertility and plan to expand into other urological indications for which there are significant medical needs.

We currently market ProstaScint® (capromab pendetide), the only radioimaging agent indicated to detect prostate specific membrane antigen, or PSMA, in the assessment and staging of prostate cancer. ProstaScint is approved by the U.S. Food and Drug Administration, or FDA, for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer. We also market Primsol® (trimethoprim hydrochloride) — the only FDA-approved trimethoprim-only oral solution for urinary tract infections. We have a focused pipeline, including MiOXSYS, a novel in vitro diagnostic device that is currently CE marked (which enables it to be sold within the European Economic Area (see “Business — , Foreign Regulatory Approval”)) and for which we intend to initiate a final clinical study to enable FDA clearance in the U.S.

Our MiOXSYSTM system is a novel, point-of-care semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. Male infertility is a prevalent and underserved condition and oxidative stress is widely implicated in its pathophysiology. MiOXSYS was developed from our core oxidation-reduction potential research platform known as RedoxSYS®.We are advancing MiOXSYS toward FDA clearance and believe we are adequately funded to complete the required clinical study.

Our late-stage therapeutic candidate is ZertaneTM, an oral therapeutic that has been studied for the treatment of premature ejaculation, or PE. PE is the most common sexual dysfunction for which there is not an FDA-approved treatment and affects up to 23% of men in the U.S. and major European countries. Zertane, which has demonstrated safety and efficacy in two European pivotal studies, has the potential to be the first oral therapeutic approved in the United States for the treatment of PE.

Additionally, we are actively looking to acquire additional urology products, including existing products we believe can offer distinct commercial advantages. Our management team’s prior experience has involved identifying clinical assets that can be re-launched to increase value, with a focused commercial infrastructure specializing in urology.

ProstaScint® (capromab pendetide).  We became a commercial stage company by virtue of our acquisition of ProstaScint in May 2015 and are generating sales of this FDA-approved prostate cancer imaging agent. As prostate cancer is a condition commonly diagnosed and treated by urologists, ProstaScint complements our urology-focused product portfolio and pipeline. Prostate cancer is the most common cancer among men in the United States, with an estimated 241,000 annual cases (as of 2012). Further, more than 2,200,000 men were alive with some history of prostate cancer in 2006, and over 30,000 U.S. men die each year from the disease. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. The U.S. market for the diagnosis and screening of prostate cancer is expected to total $17.4 billion by 2017, a compound annual growth rate, or CAGR, of 7.5%.

Primsol® (trimethoprim solution).  On October 5, 2015, we purchased Primsol from FSC Laboratories, Inc. Primsol is the only FDA-approved liquid formulation of trimethoprim, an antibiotic that is well established in current guidelines for treating uncomplicated urinary tract infections, or UTIs. This differentiated product is appropriate for UTI patients that have difficulty swallowing tablets, such as the elderly, and particularly for patients that experience adverse reactions to sulfamethoxazole (“sulfa”). It is estimated that 150 million cases of urinary tract infection occur annually worldwide, and the annual estimated incidence is 0.5 – 0.7/persons per year. Importantly, there are more than 1 million catheter-associated UTIs in the U.S. alone. As many of these patients are elderly and unable to swallow pills, an oral liquid formulation represents a convenient formulation for easier administration. The acquisition of Primsol adds a second established brand to our product portfolio. We expect to benefit from and continue to grow Primsol’s established base of prescribers, which already includes a significant proportion of urologists despite the fact that it has not been previously marketed to these specialists. We can thus utilize the same sales channel as ProstaScint, leading to potential commercial synergies and product growth.

MiOXSYS.  MiOXSYSTM is a rapid in vitro diagnostic semen analysis test used in the quantitative measurement of static oxidation reduction potential, or sORP, in human semen. MiOXSYS is a recently CE marked system and is an accurate, easy to use, and fast infertility assessment tool. It is estimated that 72.4 million couples worldwide experience infertility problems. In the United States, approximately 10% of couples are defined as infertile. Male infertility is responsible for between 40 – 50% of all infertility cases and affects approximately 7% of all men. Male infertility is often unexplained (idiopathic), and this idiopathic infertility is frequently associated with levels of oxidative stress in the semen. As such, having a rapid, easy-to-use diagnostic platform to measure oxidative stress should provide a practical way for male infertility specialists to improve semen analysis and infertility assessments without having to refer patients to outside clinical laboratories.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. The global male infertility market is expected to grow to over $300 million by 2020 with a CAGR of nearly 5% from 2014 to 2020. Oxidative stress is broadly implicated in the pathophysiology of male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess the degree of oxidative stress, sperm motility and morphology, and potentially enable the monitoring of patients’ responses to antioxidant therapy as a treatment regimen for infertility. The MiOXSYS System received CE marking in Europe in January 2016. We expect to advance MiOXSYS into clinical trials in the United States in order to enable 510(k) clearance.

In addition to the MiOXSYS system, we are continuing to develop the global market for the RedoxSYS System across a range of applications. Specifically, we have begun initial commercializing of the RedoxSYS System for research use through distribution partners, primarily outside the U.S. In 2014, we received ISO 13485 certification, demonstrating our compliance with global quality standards in medical device manufacturing.

The technology underpinning the RedoxSYS and MiOXSYS systems was developed by Luoxis Diagnostics, Inc. in the two years immediately preceding the merger between Luoxis, Vyrix Pharmaceuticals, Inc., and us (under our former name of Rosewind Corporation) in April 2015. Upon the consummation of the merger, the RedoxSYS System and MiOXSYS System became our assets.

Zertane.  The FDA has accepted an Investigational New Drug, or IND, application for our product candidate Zertane for the treatment of premature ejaculation. However, depending on our success in raising additional funds, we may decide to focus our capital resources on other strategies and not pursue clinical testing of Zertane in the U.S. If we decide not to pursue clinical testing of Zertane, we will seek strategic options to maximize the value of Zertane, inclusive of divestiture, out-licensing, and strategic commercial collaborations.

The global premature ejaculation market is expected to reach over $12 billion in annual sales by 2017, representing a CAGR of 4.1% from 2010. According to published analyses, PE is a highly prevalent male sexual dysfunction affecting up to 23% of men worldwide. Based on internal market research and published reports, we believe that PE is up to 1.5-times more prevalent than erectile dysfunction, or ED. Currently, there are no FDA-approved prescription products in the United States to treat PE, and to our knowledge, only two other prescription products have been approved elsewhere in the world. Treatment options for PE have traditionally included antidepressant drugs prescribed “off label,” topical numbing medications, and cognitive behavior therapy or counseling, all of which have had limited effectiveness in treating the disorder. PE therefore represents an area of significant unmet medical need.

Strategy

Key elements of our strategy include:

▪	Expand the commercialization of FDA-approved ProstaScint for the staging of both newly diagnosed high-risk and recurrent prostate cancer patients. We have begun commercializing ProstaScint in the U.S. and in key markets around the world.
▪	Expand the commercialization of FDA-approved Primsol for the treatment of uncomplicated urinary tract infections. We are re-launching Primsol to urologists in the U.S. and in key markets around the world where appropriate.
▪	Establish MiOXSYS as a leading in vitro diagnostic device in the assessment of male infertility.
▪	Acquire additional marketed products and late-stage development assets within our core urology focus that can be efficiently marketed through our growing commercial organization.
▪	Develop a pipeline of urology therapeutics, with a focus on identifying novel products with sufficient clinical proof of concept that require modest internal R&D expense.

Future Products

We plan to augment our core in-development and commercial assets through efficient identification of complementary therapeutics, devices, and diagnostics related to urological disorders. We intend to seek assets that are near commercial stage or already generating revenues. Further, we intend to seek to acquire products through asset purchases, licensing, co-development, or collaborative commercial arrangements (co-promotions, co-marketing, etc.).

Our management team has extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will build a substantial portfolio of complementary urology products.

Recent Developments

On October 5, 2015, we entered into and closed on an asset purchase agreement with FSC Laboratories, Inc. (the “Seller”). Pursuant to the agreement, we purchased assets related to the Seller’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in process and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of the Seller’s liabilities, including those related to the sale and marketing of Primsol arising after the closing.

We paid $500,000 at closing for the Primsol Business and paid an additional $142,000 of which $102,000 went to inventory and $40,000 toward the Primsol Business, for the transfer of the Primsol-related product inventory, which we now own. We also agreed to pay an additional (a) $500,000 no later than March 31, 2016, (b) $500,000 no later than June 30, 2016, and (c) $250,000 no later than September 30, 2016 for a total purchase price of $1,892,000.

The agreement also provides that for a period of one year after the closing the Seller will not directly or indirectly sell, market, promote, advertise or distribute anywhere in the world any urinary tract anti-infective pharmaceutical or treatment product containing trimethoprim.

On October 8, 2015, we and Biovest International, Inc., or Biovest, entered into a Master Services Agreement, pursuant to which Biovest is to provide manufacturing services to us. The agreement provides that we may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. We expect to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of our products. The agreement provides customary terms and conditions, including those for performance of services by Biovest in compliance with project addendums, industry standards, regulatory standards and all applicable laws. Biovest will be responsible for obtaining and maintaining all governmental approvals, at our expense, during the term of the agreement. The agreement has a term of four years, provided that either party may terminate the agreement or any project addendum under the agreement on 30 days written notice of a material breach under the agreement. In addition, we may terminate the agreement or any project addendum under the agreement upon 180 days written notice for any reason.

In conjunction with entering into the agreement, we submitted a work order to Biovest to provide us with active pharmaceutical ingredient for ProstaScint over at least a four-year period at a total cost of $5,000,000, of which we paid $1,000,000 upon submission of the work order and an additional $500,000 on January 4, 2016.

On January 20, 2016, each of Joshua R. Disbrow, our Chief Executive Officer, and Jarrett T. Disbrow, our Chief Operating Officer, purchased 153,846 shares of our common stock at a price of $0.65 per share, resulting in gross proceeds to us of $200,000.

On February 10, 2016, we completed the conversion of $4,125,000 in convertible notes and $143,000 of accrued interest. The notes were issued in financings that closed in July and August 2015. Upon the conversion, we issued an aggregate of 7,879,096 shares common stock. An aggregate of $1,050,000 of principal of convertible notes remains outstanding.

Corporate Information

We were incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado.

Vyrix Pharmaceuticals, Inc., or Vyrix, was incorporated under the laws of the State of Delaware on November 18, 2013 and was wholly owned by Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), or Ampio, immediately prior to the completion of the Merger (defined below). Vyrix was previously a carve-out of the sexual dysfunction therapeutics business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, which carve out was announced in December 2013. Luoxis Diagnostics, Inc., or Luoxis, was incorporated under the laws of the State of Delaware on January 24, 2013 and was majority owned by Ampio immediately prior to the completion of the Merger. Luoxis was focused on initially developing and advancing the RedoxSYS System, from which the MiOXSYS System was developed.

On March 20, 2015, Rosewind formed Rosewind Merger Sub V, Inc. and Rosewind Merger Sub L, Inc., each a wholly-owned subsidiary formed for the purpose of the Merger, and on April 16, 2015, Rosewind Merger Sub V, Inc. merged with and into Vyrix and Rosewind Merger Sub L, Inc. merged with and into Luoxis, and Vyrix and Luoxis became subsidiaries of Rosewind. Immediately thereafter, Vyrix and Luoxis merged with and into Rosewind with Rosewind as the surviving corporation (herein referred to as the Merger).

Concurrent with the closing of the Merger, Rosewind abandoned its pre-merger business plans to develop a sailing school, and we now solely pursue the specialty healthcare market, focusing on urological related conditions, including the business of Vyrix and Luoxis.

On June 8, 2015, we (i) reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and (ii) effected a reverse stock split in which each common stock holder received one share of common stock for each every 12.174 shares outstanding (herein referred to as the Reverse Stock Split). All share and per share amounts in this prospectus have been adjusted to reflect the effect of the Reverse Stock Split.

Our principal executive office is located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112. Our telephone number at our principal executive office is (720) 437-6580. Our corporate website is www.aytubio.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Issuer
Aytu BioScience, Inc.
Securities offered by us
shares of common stock and warrants to purchase shares of common stock.
Public offering price
$ per share and $ per warrant
Option to purchase additional shares
We have granted the underwriters an option for a period of 45 days to purchase up to additional shares of common stock and/or warrants, at the public offering price, less the underwriting discount.
Warrants
Each warrant will be exercisable for five years from issuance and have an exercise price equal to 125% of the public offering price.
Common stock to be outstanding immediately after this offering shares, or shares if the underwriters exercise in full their option to purchase an additional shares of common stock and/or warrants.(1)
Use of proceeds
We intend to use the net proceeds from this offering to acquire additional products and product candidates, the expansion of our sales force and commercial infrastructure, completion of clinical development activities for the MiOXSYS system and possibly Zertane, working capital and general corporate and administrative expenses. See “Use of Proceeds” on page 44.
Risk factors
This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors to consider before deciding to purchase our securities.
OTCQX Trading Symbol
“AYTU”
Lock-up
We and our directors and executive officers and certain stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus in the case of our directors and executive officers, and 90 days in the case of us and certain stockholders. See “Underwriting” beginning on page 113.
Registered Securities
This prospectus also relates to the offering of the shares of common stock issuable upon the exercise of the warrants and the Underwriters’ warrants.
Conversion of Outstanding Notes
Upon the closing of this offering, an aggregate of $1,050,000 in principal and $59,000 in accrued interest on the 2015 convertible notes outstanding on March 10, 2016 will automatically convert into an aggregate of 1,928,491 shares of our common stock, assuming a public offering price of $0.69 per share, which was the closing price of our common stock as quoted on the OTCQX on March 10, 2016.

(1)	Based on 22,446,481 shares outstanding on February 12, 2016, and after giving effect to the conversion of outstanding notes discussed above.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to      shares of common stock and/or up to      warrants to cover over-allotments, if any, and excludes as of February 12, 2016 (i) 3,717,500 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $1.55 per share, (ii) 102,613 shares of our common stock issuable upon exercise of outstanding warrants with an exercise price of $4.53 per share, (iii) 267,073 shares of our common stock issuable upon exercise of outstanding warrants with an exercise price of $0.65, (iv)      shares of common stock issuable upon exercise of the warrants offered hereby and (v) shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have limited operating history, have incurred losses, and can give no assurance of profitability.

We are a commercial-stage healthcare company with a limited operating history. Prior to implementing our commercial strategy in the fourth calendar quarter of 2015, we did not have a focus on profitability. As a result, we have not generated material revenue to date and are not profitable, and have incurred losses in each year since our inception. Our net loss for the years ended June 30, 2015 and 2014 was $7.7 million and $5.6 million, respectively. Our net loss for the six months ended December 31, 2015 was $5.6 million. We have not demonstrated the ability to be a profit-generating enterprise to date, and without significant financing, there is substantial doubt about our ability to continue as a going concern. We expect to incur substantial losses for the foreseeable future. Our ability to generate significant revenue is uncertain, and we may never achieve profitability. We have a very limited operating history on which investors can evaluate our potential for future success. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage healthcare businesses, many of which will be beyond our control. These risks include the following:

•	U.S. regulatory approval of our products and product candidates;
•	foreign regulatory approval of our products and product candidates;
•	lack of sufficient capital;
•	uncertain market acceptance of our products and product candidates;
•	unanticipated problems, delays, and expense relating to product development and implementation;
•	lack of sufficient intellectual property;
•	competition; and
•	technological changes.

As a result of our limited operating history, and the increasingly competitive nature of the markets in which we compete, our historical financial data, which, prior to April 16, 2015, consists of allocations of expenses from Ampio, is of limited value in anticipating future operating expenses. Our planned expense levels will be based in part on our expectations concerning future operations, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected budgetary shortfall.

We have not received any material revenues from the commercialization of our products or product candidates and might not receive significant revenues from the commercialization of products and our product candidates in the near term. Even though ProstaScint is an approved drug that we are marketing, we only acquired it in May 2015 and have limited experience on which to base the revenue we could expect to receive from its sales. To obtain revenues from our products and product candidates, we must succeed, either alone or with others, in a range of challenging activities, including expanding markets for our existing products and completing clinical trials of our product candidates, obtaining positive results from the clinical trials, achieving marketing approval for these product candidates, manufacturing, marketing and selling our existing products and those products for which we, or our collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. We, and our collaborators, if any, may never succeed in these activities and, even if we do, or one of our collaborators does, we may never generate revenues that are sufficient enough for us to achieve profitability.

We may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain necessary capital when needed may force us to delay, limit or terminate our product expansion and development efforts or other operations.

We are currently advancing our product candidates through clinical development. Developing product candidates is expensive, lengthy and risky, and we expect to incur research and development expenses in connection with our ongoing clinical development activities with the MiOXSYS System. In addition, we are expending resources to expand the market for ProstaScint and Primsol, which might not be successful or might take longer and be more expensive than we anticipate.

As of December 31, 2015, our cash and cash equivalents were $11.0 million. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment, as well our lack of operating history, may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to expand any existing product or develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If we do not obtain the capital necessary to fund our operations, we will be unable to successfully expand, develop, obtain regulatory approval of, and commercialize, our products and product candidates.

The development of pharmaceutical products, medical diagnostics and medical devices is capital-intensive. We anticipate we may require additional financing to continue to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;
•	the scope, prioritization and number of our research and development programs;
•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;
•	the costs of securing manufacturing arrangements for commercial production;

•	the costs of establishing, expanding or contracting for sales and marketing capabilities for any existing products and if we obtain regulatory clearances to market our product candidates;
•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any; and
•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights.

If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our technologies, research or development programs or our commercialization efforts.

We no longer can rely on funding from Ampio to support our operations.

As a part of the Merger, Ampio forgave debt incurred by Luoxis and Vyrix in exchange for shares of our common stock and also committed an additional $10.0 million for additional shares of our common stock, which was due in April 2016 and which Ampio paid in full in December 2015. We have no agreement with Ampio for future funding. Consequently, we will need to support our business with revenue from our operations or from financing from third party sources.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public company, we incur significant legal, accounting and other expenses that Vyrix and Luoxis did not incur as private companies. In addition, the rules and regulations of the SEC and any national securities exchange to which we may be subject in the future impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we will need to comply. Further, we will continue to be required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. Based on currently available information and assumptions, we estimate that we will incur approximately $500,000 in expenses on an annual basis as a direct result of the requirements of being a publicly traded company. Our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting for the year ending June 30, 2016. Due to the short period of time between the Merger and June 30, 2015, we did not conduct an assessment of our internal control over financial reporting (in accordance with the SEC’s guidance under Section 215.02 of the SEC’s Compliance and Disclosure Interpretations on Regulation S-K).

If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. As a consequence, we may not be able to complete any necessary remediation process in time to meet our deadline for compliance with Section 404 of the Sarbanes-Oxley Act. Also, there can be no assurance that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results.

If we are unable to conclude that we have effective internal control over financial reporting or if our independent auditors are unwilling or unable to provide us, when required, with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to obtain listing on a securities exchange such as the NYSE MKT or NASDAQ.

Risks Related to Product Development, Regulatory Approval and Commercialization

We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our product candidates.

We may not be able to develop our current or any future product candidates. Our product candidates will require substantial additional clinical development, testing, and regulatory approval before we are permitted to commence commercialization. The clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and clinical programs, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

We are not permitted to market a product in the U.S. until we receive approval of a New Drug Application, or an NDA, for that product from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

•	we may not be able to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;
•	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;
•	the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;
•	the FDA may require that we conduct additional clinical trials;
•	the FDA may not approve the formulation, labeling or specifications of any product candidate;
•	the clinical research organizations, or CROs, that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;
•	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;
•	the FDA may disagree with our interpretation of data from our pre-clinical studies and clinical trials;
•	the FDA may not accept data generated at our clinical trial sites;
•	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;
•	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval;
•	the FDA may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or
•	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which we may seek approval for any of our product candidates.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market any product candidate. Moreover, because a substantial portion of our business is or will be dependent upon our existing products and product candidates, any such setback in our pursuit of initial or additional regulatory approval would have a material adverse effect on our business and prospects.

If we fail to successfully acquire new products, we may lose market position.

Acquiring new products is an important factor in our planned sales growth, including products that already have been developed and found market acceptance. If we fail to identify existing or emerging consumer markets and trends and to acquire new products, we will not develop a strong revenue source to help pay for our development activities as well as possible acquisitions. This failure would delay implementation of our business plan, which could have a negative adverse effect on our business and prospects.

If we do not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, we may not be able to successfully develop products and generate meaningful revenues.

We may enter into collaborations with third parties to conduct clinical testing, as well as to commercialize and manufacture our products and product candidates. If we are able to identify and reach an agreement with one or more collaborators, our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues are not guaranteed, even when efficacy and safety are demonstrated. The current economic environment may result in potential collaborators electing to reduce their external spending, which may prevent us from developing our product candidates.

Even if we succeed in securing collaborators, the collaborators may fail to develop or effectively commercialize our products or product candidates. Collaborations involving our product candidates pose a number of risks, including the following:

•	collaborators may not have sufficient resources or may decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;
•	collaborators may believe our intellectual property is not valid or is unenforceable or the product candidate infringes on the intellectual property rights of others;
•	collaborators may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;
•	collaborators may decide to pursue a competitive product developed outside of the collaboration arrangement;
•	collaborators may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals;
•	collaborators may delay the development or commercialization of our product candidates in favor of developing or commercializing their own or another party’s product candidate; or
•	collaborators may decide to terminate or not to renew the collaboration for these or other reasons.

As a result, collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. For example, our former collaborator that licensed Zertane conducted clinical trials which we believe demonstrated efficacy in treating PE, but the collaborator undertook a merger that we believe altered its strategic focus and thereafter terminated the collaboration agreement. The

Merger also created a potential conflict with a principal customer of the acquired company, which sells a product to treat premature ejaculation in certain European markets.

Collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. We also face competition in seeking out collaborators. If we are unable to secure collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our products or product candidates and may not generate meaningful revenues.

We or our strategic partners may choose not to continue an existing product or choose not to develop a product candidate at any time during development, which would reduce or eliminate our potential return on investment for that product.

At any time and for any reason, we or our strategic partners may decide to discontinue the development or commercialization of a product or product candidate. If we terminate a program in which we have invested significant resources, we will reduce the return, or not receive any return, on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses. If one of our strategic partners terminates a program, we will not receive any future milestone payments or royalties relating to that program under our agreement with that party.

Our pre-commercial product candidates are expected to undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If clinical trials of our product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other regulators, we or our collaborators may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates.

Pre-clinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug or biologic, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and we cannot be certain that we will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major set-back for that product candidate and for us. Due to our limited financial resources, an unfavorable outcome in one or more trials may require us to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on our business, prospects and financial condition and on the value of our common stock.

In connection with clinical testing and trials, we face a number of risks, including:

•	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;
•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;
•	the results may not confirm the positive results of earlier testing or trials; and
•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies to establish the safety and efficacy of the product candidate.

If we do not successfully complete pre-clinical and clinical development, we will be unable to market and sell products derived from our product candidates and generate revenues. Even if we do successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA may be submitted to the FDA. Although there are a large number of drugs and biologics in development in the United States and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If our clinical trials are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business, prospects and financial condition will be materially harmed.

Delays, suspensions and terminations in our clinical trials could result in increased costs to us and delay or prevent our ability to generate revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. We currently expect clinical trials of our therapeutic product candidates could take up to 24 months to complete, but the completion of trials for these candidates may be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;
•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites;
•	validating test methods to support quality testing of the drug substance and drug product;
•	obtaining sufficient quantities of the drug substance or device ports;
•	manufacturing sufficient quantities of a product candidate;
•	obtaining approval of an IND from the FDA;
•	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;
•	determining dosing and clinical design and making related adjustments; and
•	patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical trials for our product candidates may be delayed, suspended or terminated due to a number of factors, including:

•	lack of effectiveness of product candidates during clinical trials;
•	adverse events, safety issues or side effects relating to the product candidates or their formulation or design;
•	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;
•	the need to sequence clinical trials as opposed to conducting them concomitantly in order to conserve resources;
•	our inability to enter into collaborations relating to the development and commercialization of our product candidates;
•	failure by us or our collaborators to conduct clinical trials in accordance with regulatory requirements;
•	our inability or the inability of our collaborators to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;
•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;
•	failure of our collaborators to advance our product candidates through clinical development;

•	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;
•	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;
•	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and
•	varying interpretations of our data, and regulatory commitments and requirements by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of an NDA for a product candidate. If we experience delay, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed.

In addition, we may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

•	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and
•	diminishment of any competitive advantages that such product candidates may have or attain.

Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, we may encounter or be subject to:

•	diminishment of any competitive advantages that such product candidates may have or attain;
•	delays or termination in clinical trials or commercialization;
•	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;
•	product recalls or seizures;
•	suspension of manufacturing;
•	withdrawals of previously approved marketing applications; and
•	fines, civil penalties, and criminal prosecutions.

We or our collaborators intend to seek FDA approval for some of our product candidates using an expedited process established by the FDA. If we, or our collaborators, are unable to secure clearances to use expedited development pathways from the FDA for certain of our drug product candidates, we, or they, may be required to conduct additional pre-clinical studies or clinical trials beyond those that we, or they, contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals and of any product revenues.

Assuming successful completion of clinical trials, we expect to submit NDAs to the FDA at various times in the future under Section 505(b)(2) of the Food, Drug and Cosmetic Act, as amended, or the FDCA. NDAs submitted under this section are eligible to receive FDA approval by relying in part on the FDA’s findings of safety and efficacy for a previously approved drug. The FDA’s 1999 guidance on Section 505(b)(2) applications states that new indications for a previously approved drug, a new combination product, a modified active ingredient, or changes in dosage form, strength, formulation, and route of administration of a previously approved product are encompassed within the Section 505(b)(2) NDA process. Relying on Section 505(b)(2) is advantageous because we or our collaborators may not be required (i) to perform the full range of safety and efficacy trials that is otherwise required to secure approval of a new drug, and (ii) obtain a “right of reference” from the applicant that obtained approval of the previously approved drug. However, a Section 505(b)(2) application must support the proposed change of the previously approved drug by including necessary and adequate information, as determined by the FDA, and the FDA may still require us to perform a portion or the full range of safety and efficacy trials. There can be no assurance that we would be successful under any Section 505(b)(2) application. We specifically intended to do this for Zertane and any future collaborator could as well.

The medical device regulatory clearance or approval process is expensive, time consuming and uncertain, and the failure to obtain and maintain required clearances or approvals could prevent us from broadly commercializing the MiOXSYS System for clinical use.

The MiOXSYS System is subject to 510(k) clearance by the FDA prior to its marketing for commercial use in the United States, and to regulatory approvals beyond CE Marking required by certain foreign governmental entities prior to its marketing outside the United States. In addition, any changes or modifications to a device that has received regulatory clearance or approval that could significantly affect its safety or effectiveness, or would constitute a major change in its intended use, may require the submission of a new application for 510(k) clearance, pre-market approval, or foreign regulatory approvals. The 510(k) clearance and pre-market approval processes, as well as the process of obtaining foreign approvals, can be expensive, time consuming and uncertain. It generally takes from four to twelve months from submission to obtain 510(k) clearance, and from one to three years from submission to obtain pre-market approval; however, it may take longer, and 510(k) clearance or pre-market approval may never be obtained. We have limited experience in filing FDA applications for 510(k) clearance and pre-market approval. In addition, we are required to continue to comply with applicable FDA and other regulatory requirements even after obtaining clearance or approval. There can be no assurance that we will obtain or maintain any required clearance or approval on a timely basis, or at all. Any failure to obtain or any material delay in obtaining FDA clearance or any failure to maintain compliance with FDA regulatory requirements could harm our business, financial condition and results of operations.

The approval process for pharmaceutical and medical device products outside the United States varies among countries and may limit our ability to develop, manufacture and sell our products internationally. Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, we, and our collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and may involve additional testing. We may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. Depending on the results of clinical trials and the process for obtaining regulatory approvals in other countries, we may decide to first seek regulatory approvals of a product candidate in countries other than the United States, or we may simultaneously seek regulatory approvals in the United States and other countries. If we or our collaborators seek marketing approval for a product candidate outside the United States, we will be subject to the regulatory requirements of health authorities in each country in which we seek approval. With respect to marketing authorizations in Europe, we will be required to submit a European Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

Obtaining regulatory approvals from health authorities in countries outside the United States is likely to subject us to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even if we, or our collaborators, obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we or they market our products, which could materially impair our ability to generate revenue.

Even if we receive regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which we can market a product or the patient population that may utilize the product, or may be required to carry a warning in its labeling and on its packaging. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Accordingly, assuming we, or our collaborators, receive marketing approval for one or more of our product candidates, we, and our collaborators expect to continue to expend time, money and effort in all areas of regulatory compliance.

Any of our products and product candidates for which we, or our collaborators, obtain marketing approval in the future could be subject to post-marketing restrictions or withdrawal from the market and we, and our collaborators, may be subject to substantial penalties if we, or they, fail to comply with regulatory requirements or if we, or they, experience unanticipated problems with our products following approval.

Any of our approved products and product candidates for which we, or our collaborators, obtain marketing approval, as well as the manufacturing processes, post-approval studies and measures, labeling, advertising and promotional activities for such products, among other things, are or will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug or biological product outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we, or our collaborators, do not market any of our product candidates for which we, or they, receive marketing approval for only their approved indications, we, or they, may be subject to warnings or enforcement action for off-label marketing. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed, and our business will be harmed.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the initiation or completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of such milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	our available capital resources or capital constraints we experience;
•	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;
•	our receipt of approvals from the FDA and other regulatory agencies and the timing thereof;
•	other actions, decisions or rules issued by regulators;

•	our ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of our product candidates;
•	the efforts of our collaborators with respect to the commercialization of our products; and
•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business, prospects and results of operations may be harmed.

We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing product candidates.

We rely, and will rely in the future, on medical institutions, clinical investigators, contract research organizations, contract laboratories, and collaborators to perform data collection and analysis and others to carry out our clinical trials. Our development activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

•	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;
•	we replace a third party; or
•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase our development costs, delay our ability to obtain regulatory approval, and delay or prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, in the event that we seek such alternative sources, we may not be able to enter into replacement arrangements without incurring delays or additional costs.

In addition, for Zertane, we are using, and relying on, single suppliers and single manufacturers for drug supply for our planned Phase 3 clinical trials and our commercial supply. Although there are potential alternative suppliers and manufacturers for Zertane if need be, we have not qualified these vendors to date. If we or a collaborator were required to change vendors, it could result in a failure to meet regulatory requirements or projected timelines and necessary quality standards for successful manufacturing of the various required lots of material for our development and commercialization efforts, any of which could have an adverse effect on any business, prospects and financial condition.

Even if collaborators with which we contract in the future successfully complete clinical trials of our product candidates, those product candidates may not be commercialized successfully for other reasons.

Even if we contract with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

•	failure to receive regulatory clearances required to market them as drugs;
•	being subject to proprietary rights held by others;
•	being difficult or expensive to manufacture on a commercial scale;
•	having adverse side effects that make their use less desirable; or
•	failing to compete effectively with products or treatments commercialized by competitors.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we engage are required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices. The FDA enforces the QSR through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;
•	injunctions or the imposition of civil penalties;
•	recall or seizure of the product in question;
•	total or partial suspension of production or distribution;
•	the FDA’s refusal to grant pending future clearance or pre-market approval;
•	withdrawal or suspension of marketing clearances or approvals;
•	clinical holds;
•	warning letters;
•	refusal to permit the export of the product in question; and
•	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

We face substantial competition from companies with considerably more resources and experience than we have, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than us.

We compete with companies that design, manufacture and market already-existing and new urology products. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and/or our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable. Our ability to compete successfully will depend largely on our ability to:

•	expand the market for any approved products;
•	successfully commercialize our product candidates alone or with commercial partners;
•	discover and develop product candidates that are superior to other products in the market;
•	obtain required regulatory approvals;
•	attract and retain qualified personnel; and
•	obtain patent and/or other proprietary protection for our product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make our products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before us. Other companies are or may become engaged in the discovery of compounds that may compete with the product candidates we are developing.

For the MiOXSYS System and ProstaScint, we compete with companies that design, manufacture and market already existing and new in-vitro diagnostics systems and tests and radio-imaging agents for cancer detection. Additionally, with respect to Primsol, we compete with numerous companies who produce antimicrobial treatments for various pathogens inclusive of products containing trimethoprim as contained in Primsol.

While no oral medication has been approved by the FDA for PE, Priligy (dapoxetine) has been approved in some countries. Many commonly prescribed oral medications may delay orgasm and be prescribed alone or in combination with other treatments. These medications include antidepressants, treatments for erectile dysfunction and tramadol for the treatment of pain. We also are aware of topical products which are over-the-counter, or OTC, monograph products for premature ejaculation which include brands such as Promescent (Absorption Pharmaceuticals), a topical spray approved by the FDA in 2013, EjectDelay (Innovus Pharma) and PreBoost (Aspen Park Pharmaceuticals), all of which would compete with Zertane.

We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable.

Any new product we develop or commercialize that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

•	our or our collaborators’ ability to set a price we believe is fair for our approved products;
•	our ability to generate revenues and achieve profitability; and
•	the availability of capital.

The 2010 enactments of the Patient Protection and Affordable Care Act, or PPACA, and the Health Care and Education Reconciliation Act, or the Health Care Reconciliation Act, are expected to significantly impact the provision of, and payment for, health care in the United States. Various provisions of these laws have only recently taken effect or have yet to take effect, and are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. Amendments to the PPACA and/or the Health Care Reconciliation Act, as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and medical devices and reduce demand and prices for our products and product candidates, if approved. This could harm our or our collaborators’ ability to market any products and generate revenues. As we expect to continue to receive significant revenues from reimbursement of our ProstaScint and Primsol products by commercial third-party payors and government payors, cost containment measures that health care payors and providers are instituting and the effect of further health care reform could significantly reduce potential revenues from the sale of any of our products and product candidates approved in the future, and could cause an increase in our compliance, manufacturing, or other operating expenses. In addition, in certain foreign markets, the pricing of prescription drugs and devices is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the federal and state level, as well as internationally, will continue and may increase, which may make it difficult for us to sell any approved product at a price acceptable to us or any of our future collaborators.

In addition, in some foreign countries, the proposed pricing for a drug or medical device must be approved before it may be lawfully marketed. The requirements governing pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. A member state may require that physicians prescribe the generic version of a drug instead of our approved branded product. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products or product candidates. Historically, pharmaceutical products launched in the European Union do not follow price structures of the United States and generally tend to have significantly lower prices.

Our products and product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. For example, adverse events associated with tramadol use in general and observed in the PE clinical trials included: gastrointestinal, or GI disorders (nausea) and central nervous system disorders (sleepiness, dizziness, headache) and decreased blood pressure.

Further, if a product candidate receives marketing approval and we or others identify undesirable side effects caused by the product after the approval, or if drug abuse is determined to be a significant problem with an approved product, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw or limit their approval of the product;
•	regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contraindication;
•	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;
•	we may decide to remove the product from the marketplace;
•	we could be sued and held liable for injury caused to individuals exposed to or taking the product; and
•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing an affected product or product candidates and significantly impact our ability to successfully commercialize or maintain sales of our product or product candidates and generate revenues.

ProstaScint may prove to be difficult to effectively commercialize following our acquisition of the product from Jazz Pharmaceuticals.

Various commercial, regulatory, and manufacturing factors may impact our ability to maintain or grow revenues following our acquisition of ProstaScint in May 2015. Specifically, we may encounter difficulty by virtue of:

•	our inability to secure continuing prescribing of ProstaScint by current or previous users of the product;
•	our inability to effectively transfer and scale manufacturing as needed to maintain an adequate commercial supply;
•	our inability to gain regulatory clearance required as the new distributor of the product in the U.S. and elsewhere where we seek to commercialize ProstaScint;
•	our inability to adequately resource a manufacturing site transfer, which, we expect, will be required in order to guarantee ongoing commercial supply;
•	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of ProstaScint; and
•	our inability to effectively identify and align with commercial partners outside the United States, or the inability of those selected partners to gain the required regulatory, reimbursement, and other approvals needed to enable commercial success of ProstaScint.

Primsol may prove to be difficult to effectively commercialize following our acquisition of the product from FSC Laboratories.

Various commercial, regulatory, and manufacturing factors may impact our ability to maintain or grow revenues following our acquisition of Primsol in October 2015. Specifically, we may encounter difficulty by virtue of:

•	our inability to secure continuing prescribing of Primsol by current or previous users of the product;
•	our inability to scale manufacturing as needed to maintain an adequate commercial supply;
•	our inability to gain regulatory clearance required as the new distributor of the product in the U.S. and elsewhere where we seek to commercialize Primsol;
•	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of Primsol; and
•	our inability to effectively identify and align with commercial partners outside the United States, or the inability of those selected partners to gain the required regulatory, reimbursement, and other approvals needed to enable commercial success of Primsol.

Our financial results will depend on the acceptance among hospitals, third-party payors and the medical community of our products and product candidates.

Our future success depends on the acceptance by our target customers, third-party payors and the medical community that our products and product candidates are reliable, safe and cost-effective. Many factors may affect the market acceptance and commercial success of our products and product candidates, including:

•	our ability to convince our potential customers of the advantages and economic value our products and product candidates over existing technologies and products;
•	the relative convenience and ease of our products and product candidates over existing technologies and products;
•	the introduction of new technologies and competing products that may make our products and product candidates less attractive for our target customers;
•	our success in training medical personnel on the proper use of our products and product candidates;

•	the willingness of third-party payors to reimburse our target customers that adopt our products and product candidates;
•	the acceptance in the medical community of our products and product candidates;
•	the extent and success of our marketing and sales efforts; and
•	general economic conditions.

If third-party payors do not reimburse our customers for the products we may sell or if reimbursement levels are set too low for us to sell one or more of our products at a profit, our ability to sell those products and our results of operations will be harmed.

While ProstaScint and Primsol are already FDA-approved and generating revenues in the U.S., the products may not continue to receive physician, hospital, or laboratory acceptance, or they may not maintain adequate reimbursement from third party payors. Additionally, even if one of our product candidates is approved and reaches the market, the product may not achieve physician, hospital, or laboratory acceptance, or it may not obtain adequate reimbursement from third party payors. We expect to sell our ProstaScint and Primsol products and possibly other product candidates to target customers substantially all of whom receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid, other domestic and foreign government programs, private insurance plans and managed care programs. Reimbursement decisions by particular third-party payors depend upon a number of factors, including each third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;
•	appropriate and medically necessary for the specific indication;
•	cost effective; and
•	neither experimental nor investigational.

Third-party payors may deny reimbursement for covered products if they determine that a medical product was not used in accordance with cost-effective diagnosis methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental.

Obtaining coverage and reimbursement approval for a product from each government or third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our potential product to each government or third-party payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. In addition, eligibility for coverage does not imply that any product will be covered and reimbursed in all cases or reimbursed at a rate that allows our potential customers to make a profit or even cover their costs.

Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and reimbursement available for any product or product candidate, which in turn, could negatively impact pricing. If our customers are not adequately reimbursed for our products, they may reduce or discontinue purchases of our products, which would result in a significant shortfall in achieving revenue expectations and negatively impact our business, prospects and financial condition.

Manufacturing risks and inefficiencies may adversely affect our ability to produce our products.

As part of the acquisition of ProstaScint from Jazz Pharmaceuticals, we terminated the relationship with the third-party manufacturer of ProstaScint. We have initiated the process of transferring the manufacturing to Biovest International, which we believe is a qualified manufacturer and with whom we have entered into a Master Services Agreement. In the event that this manufacturing transfer does not occur by the time our current inventory expires, we may not be able to supply sufficient quantities and on a timely basis, while maintaining product quality, acceptable manufacturing costs and complying with regulatory requirements, such as quality system regulations. In addition, we expect to engage third parties to manufacture components of the

MiOXSYS and RedoxSYS systems. For any future product, we expect to use third-party manufacturers because we do not have our own manufacturing capabilities. In determining the required quantities of any product and the manufacturing schedule, we must make significant judgments and estimates based on inventory levels, current market trends and other related factors. Because of the inherent nature of estimates and our limited experience in marketing any products, there could be significant differences between our estimates and the actual amounts of product we require. If we do not effectively transition sites with our manufacturing and development partners to enable to production scale of ProstaScint, or if we do not secure collaborations with manufacturing and development partners to enable production to scale of the MiOXSYS system, we may not be successful in selling ProstaScint or in commercializing the MiOXSYS system in the event we receive regulatory approval of the MiOXSYS System. If we fail in similar endeavors for future products, we may not be successful in establishing or continuing the commercialization of our products and product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured these components ourselves, including:

•	reliance on third parties for regulatory compliance and quality assurance;
•	possible breaches of manufacturing agreements by the third parties because of factors beyond our control;
•	possible regulatory violations or manufacturing problems experienced by our suppliers; and
•	possible termination or non-renewal of agreements by third parties, based on their own business priorities, at times that are costly or inconvenient for us.

Further, if we are unable to secure the needed financing to fund our internal operations, we may not have adequate resources required to effectively and rapidly transition our site of ProstaScint manufacturing. We may not be able to meet the demand for the RedoxSYS System if one or more of any third-party manufacturers is unable to supply us with the necessary components that meet our specifications. It may be difficult to find alternate suppliers for any of our products or product candidates in a timely manner and on terms acceptable to us.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we engage are required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices. The FDA enforces the QSR through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;
•	injunctions or the imposition of civil penalties;
•	recall or seizure of the product in question;
•	total or partial suspension of production or distribution;
•	the FDA’s refusal to grant pending future clearance or pre-market approval;
•	withdrawal or suspension of marketing clearances or approvals;
•	clinical holds;
•	warning letters;

•	refusal to permit the export of the product in question; and
•	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

We have limited experience selling our current products as they have been acquired from another company or are newly approved for sale. As a result, we may be unable to successfully commercialize our products and product candidates.

Despite our management’s extensive experience in launching and managing commercial-stage healthcare companies, we have limited marketing, sales and distribution experience with our current products and product candidates. Our ability to achieve profitability depends on attracting and retaining customers for our current products and product candidates, and building brand loyalty. To successfully perform sales, marketing, distribution and customer support functions, we will face a number of risks, including:

•	our ability to attract and retain skilled support team, marketing staff and sales force necessary to increase the market for our approved products and to commercialize and gain market acceptance for our product candidates;
•	the ability of our sales and marketing team to identify and penetrate the potential customer base; and
•	the difficulty of establishing brand recognition and loyalty for our products.

In addition, we may seek to enlist one or more third parties to assist with sales, distribution and customer support globally or in certain regions of the world. If we do seek to enter into these arrangements, we may not be successful in attracting desirable sales and distribution partners, or we may not be able to enter into these arrangements on favorable terms, or at all. If our sales and marketing efforts, or those of any third-party sales and distribution partners, are not successful, our currently approved products may not achieve increased market acceptance and our product candidates may not gain market acceptance, which would materially impact our business and operations.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our products and product candidates in foreign markets for which we intend to primarily rely on collaboration with third parties. If we commercialize our products or product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

•	our inability to directly control commercial activities because we are relying on third parties;
•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;
•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
•	import or export licensing requirements;
•	longer accounts receivable collection times;
•	longer lead times for shipping;
•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries, and related prevalence of generic alternatives to our products;
•	foreign currency exchange rate fluctuations;
•	our customers’ ability to obtain reimbursement for our products in foreign markets; and
•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our products or product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We are subject to various regulations pertaining to the marketing of our products.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration for the purchase of our products, including inducements to potential patients to request our products and services. Additionally, any product promotion educational activities, support of continuing medical education programs, and other interactions with health-care professionals must be conducted in a manner consistent with the FDA regulations and the Anti-Kickback Statute. The Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Violations of the Anti-Kickback Statute can also carry potential federal False Claims Act liability. Additionally, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third-party payer, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. These and any new regulations or requirements may be difficult and expensive for us to comply with, may adversely impact the marketing of our existing products or delay introduction of our product candidates, which may have a material adverse effect on our business, operating results and financial condition.

Favorable results in the prior clinical trials of Zertane outside of the United States may not be predictive of the results in any future Phase 3 clinical trials of Zertane in the United States or the designs of our Phase 3 clinical trials may be inadequate for FDA approval.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier-stage development. The prior clinical trials of Zertane showed favorable safety and efficacy data; however, we will have different enrollment criteria in our planned Phase 3 clinical trials. In the Phase 2 clinical trials, we were able to enroll patients utilizing a broader definition of PE.

Ejaculation latency, most commonly quantified using intravaginal ejaculation latency time, or IELT, is a dominant component of PE assessment in clinical trials. IELT is defined as the time between vaginal intromission and intravaginal ejaculation. Although a standard cut-off for ejaculatory latency does not exist, it has been suggested that an IELT of two minutes or less may serve as an adequately sensitive criterion for defining PE and some studies have used IELT values from one to two minutes for defining PE. In a pre-IND meeting with FDA, we agreed to use an IELT of less than or equal to 1 minute as one of the enrollment criteria for our planned Phase 3 clinical trials. The previous European Phase 3 trials allowed for an IELT of less than two minutes however a significant proportion of enrollees had an IELT of one minute or less. In our then-planned Phase 3 clinical trials, we would be utilizing the definition of lifelong PE adopted by the International Society for Sexual Medicine, or the ISSM: “premature ejaculation is a male sexual dysfunction characterized by ejaculation which always or nearly always occurs prior to or within a minute of vaginal penetration; and inability to delay ejaculation on all or nearly all vaginal penetrations; and negative personal consequences, such as distress, bother, frustration and/or the avoidance of sexual intimacy.” As a result, we could encounter difficulty enrolling a sufficient number of patients in a timely fashion and we may not observe a similarly favorable safety and efficacy profile as our prior clinical trials.

In addition, Ampio obtained guidance from the FDA on our planned Phase 3 trials at a pre-IND meeting held in June 2012, including information to help us define the target patient population, select co-primary endpoints and design an acceptable patient-reported outcome measure. As a result of direction provided at the meeting, along with the existing data from six clinical trials of Zertane conducted outside the U.S. to date, we believe Zertane is positioned to advance into Phase 3 clinical trials in the United States. However, we can provide no assurance that the FDA will not change its guidance about the Phase 3 clinical trials and require us or a collaborator to significantly modify the design of, or endpoints for, our planned clinical trials. Any change in the guidance we have received could delay and/or render more expensive a Phase 3 trial for Zertane.

We were not involved in any of the prior clinical studies for Zertane and are relying on the data collected from those prior clinical trials by various third parties, including a previous partner of Ampio Pharmaceuticals. Dr. David Bar-Or (now the Chief Scientific Officer of Ampio Pharmaceuticals) discovered the utility of tramadol hydrochloride for the treatment of PE in June 1999, and this discovery and accompanying intellectual property were at that time the property of DMI BioSciences, Inc., or DMI BioSciences. DMI BioSciences conducted various clinical trials, prior to licensing the worldwide rights to tramadol hydrochloride for PE to Biovail Laboratories International, or Biovail. Biovail also conducted several clinical trials and began two Phase 3 clinical trials, which trials were completed by Ampio upon its acquisition of DMI Biosciences, to whom the rights had reverted. This lack of prior involvement may have a negative impact on our understanding of these prior clinical trials and the design of the Phase 3 trial.

Zertane will, and our other product candidates may, contain controlled substances, the manufacture, use, sale, importation, exportation, prescribing and distribution of which are subject to regulation by the DEA.

Before any commercialization of Zertane, and potentially our other product candidates, the DEA will need to determine the controlled substance schedule, taking into account the recommendation of the FDA. This may be a lengthy process that could delay our marketing of a product candidate and could potentially diminish any regulatory exclusivity periods for which we may be eligible. Zertane will, and our other product candidates may, if approved, be regulated as “controlled substances” as defined in the Controlled Substances Act of 1970, or CSA, and the implementing regulations of the DEA, which establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA. These requirements are applicable to us, to our third-party manufacturers and to distributors, prescribers and dispensers of our product candidates. The DEA regulates the handling of controlled substances through a closed chain of distribution. This control extends to the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce. A number of states and foreign countries also independently regulate these drugs as controlled substances.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances.

We expect that Zertane will, and our other product candidates may, be listed by the DEA as Schedule IV controlled substances under the CSA. Consequently, the manufacturing, shipping, storing, selling and using of the products will be subject to a high degree of regulation. Also, distribution, prescribing and dispensing of these drugs are highly regulated.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule.

Because of their restrictive nature, these laws and regulations could limit commercialization of our product candidates containing controlled substances. Failure to comply with these laws and regulations could also result in withdrawal of our DEA registrations, disruption in manufacturing and distribution activities, consent decrees, criminal and civil penalties and state actions, among other consequences.

Generic tramadol hydrochloride is available in the United States and abroad for treatment of pain.

Although the generic drug is not available in the same dosage or formulation as Zertane for treatment of PE, it is possible that physicians could prescribe the generic version of the drug “off label” for the treatment of PE instead of Zertane, which would adversely affect our business.

Even if any of our product candidates are commercialized, they may not be accepted by physicians, patients, or the medical community in general.

Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if we or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product is preferable to any existing medicines or treatments. We cannot predict the degree of market acceptance of any product candidate that receives marketing approval, which will depend on a number of factors, including, but not limited to:

•	the demonstration of the clinical efficacy and safety of the product;
•	the approved labeling for the product and any required warnings;
•	the advantages and disadvantages of the product compared to alternative treatments;
•	our and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;
•	the reimbursement policies of government and third-party payors pertaining to the product; and
•	the market price of our product relative to competing treatments.

In the case of Zertane, tramadol hydrochloride is a well-established centrally acting synthetic analgesic that has been used for more than 30 years as a treatment for moderate to severe pain. As an opioid, tramadol hydrochloride has been associated with certain adverse effects including dizziness, nausea, constipation, vertigo, headache, vomiting and drowsiness. As a result, physicians may be reluctant to prescribe Zertane to treat premature ejaculation.

We may use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes may involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed any insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

Intellectual Property Risks Related to Our Business

Our ability to compete may decline if we do not adequately protect our proprietary rights.

Our commercial success depends on obtaining and maintaining proprietary rights to our products and product candidates as well as successfully defending these rights against third-party challenges. We will only be able to protect our products and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our products and product candidates is uncertain due to a number of factors, including that:

•	we may not have been the first to make the inventions covered by pending patent applications or issued patents;

•	we may not have been the first to file patent applications for our products and product candidates;
•	others may independently develop identical, similar or alternative products, compositions or devices and uses thereof;
•	our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;
•	any or all of our pending patent applications may not result in issued patents;
•	we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;
•	any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;
•	our compositions, devices and methods may not be patentable;
•	others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or
•	others may identify prior art or other bases which could invalidate our patents.

Even if we have or obtain patents covering our products and product candidates, we may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds, therapeutic products, diagnostic devices, and some of these relate to our products and product candidates. These could materially affect our ability to sell our products and develop our product candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our products and product candidates may infringe. These patent applications may have priority over patent applications filed by us.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our business, prospects, financial condition and results of operations.

Pharmaceutical and medical device patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical and medical device companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products and product candidates without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our products and product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments in patent law could have a negative impact on our business.

From time to time, the United States Supreme Court, other federal courts, the United States Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on our business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, because we operate in the highly technical field of discovery and development of therapies and medical devices, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for us to stop the infringement of some of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Third parties may assert ownership or commercial rights to inventions we develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have or expect to have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator’s materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator’s samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We might employ individuals who were previously employed at universities or other biopharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in the pharmaceutical and medical device industries regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our products or product candidates infringe the intellectual property rights of others. If our development and commercialization activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from using the patented drugs, compositions or devices. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and stock price. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;
•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell products; or
•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business, prospects and financial condition. As a result, we could be prevented from commercializing our products and product candidates.

Risks Related to Our Organization, Structure and Operation

We intend to acquire businesses or products, or form strategic alliances, in the future, and we may not realize the intended benefits of such acquisitions or alliances.

We intend to acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition or alliance, we will achieve the expected synergies to justify the transaction. These risks apply to our acquisition of ProstaScint in May 2015 and Primsol in October 2015.

Ampio could influence us, including influencing the election of our directors, and its interests may conflict with or differ from your interests as stockholders.

As of February 12, 2016, Ampio owned 5.5% of our outstanding common stock. In addition, our three directors all have current or prior connections to Ampio. Michael Macaluso, is the Chief Executive Officer and a director of Ampio, and Josh Disbrow, our Chief Executive Officer, was Chief Executive Officer of Luoxis and Chief Operating Officer of Ampio. Jarrett Disbrow, our Chief Operating Officer, was Chief Executive Officer of Vyrix. Gregory Gould, our Chief Financial Officer, is also the Chief Financial Officer of Ampio. Further, we have entered into a services agreement with Ampio pursuant to which Ampio provides us with corporate overhead services. As a result of its stock ownership and current relationship with us, Ampio may be able to influence our management and affairs as well as matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation, or sale of all or substantially all of our assets or other major corporate transactions. This potential influence may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock. This potential influence may delay, deter or prevent acts that would be favored by our other stockholders, as the interests of Ampio may not always coincide with our interests or the interests of our other stockholders. For example, Ampio may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Ampio.

As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, allowing us to focus our financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. However, as a result of our separation of our business from Ampio in April 2015, as a result of the Merger, there is a risk that we may be more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of Ampio. We may not be able to achieve some or all of the benefits that we expect to achieve as a stand-alone healthcare company or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will place a greater value on our company as a stand-alone healthcare company than on our business as a part of Ampio.

Our historical financial information as a business conducted by Ampio may not be representative of our results as an independent public company.

The historical financial information included herein does not necessarily reflect what our financial position, operating results or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our financial statements include amounts for certain corporate functions historically provided by Ampio, including costs of finance and other administrative services, and income taxes. These expense allocations were developed on the basis of what we and Ampio considered to be reasonable prices for the utilization of services provided or the benefits received by us. The historical financial information in our audited financial statements may not be indicative of what our results of operations, financial position, changes in equity and cash flows would have been had we been a separate stand-alone entity during the periods presented or will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Ampio, including changes in our employee base, changes in our tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company, such as compliance costs, nor have we made offsetting adjustments to reflect the benefits of this offering, as these factors are presently difficult to quantify. These same risks will apply to the financial information of any business we acquire when it is included in our financial statements.

We may have received better terms from unaffiliated third parties than the terms we received in our agreements with Ampio.

The agreements related to our separation from Ampio, including the assignment and assumption agreement, services agreement and the other agreements, were negotiated in the context of our separation from Ampio while we were still part of Ampio and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations among Ampio and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. One of our directors is also a member of the Ampio board.

Our ability to operate our business effectively may suffer if we or Ampio terminate our services agreement, or if we are unable to establish on a cost-effective basis our own administrative and other support functions in order to operate as a stand-alone company after the expiration or termination of our services agreement with Ampio.

Prior to the Merger, we relied on administrative and other resources of Ampio to operate our business. We have entered into a services agreement to retain the ability for specified periods to use certain Ampio resources. We may elect to continue this agreement for an indefinite period of time. Any decision by us to terminate this agreement would be approved by disinterested members of our management and board of directors under our procedures regarding related party transactions. After the termination of this agreement, we will need to create our own administrative and other support systems or contract with third parties to replace Ampio’s services. These services may not be provided at the same level, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and if our agreement with Ampio is terminated, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with Ampio. Any failure or significant downtime in our own administrative systems or in Ampio’s administrative systems during the transitional period could result in unexpected costs, impact our results or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

Adverse developments at Ampio could negatively impact our company.

We acquired the businesses of Luoxis (the MiOXSYS and RedoxSYS systems) and Vyrix (Zertane) from Ampio in the Merger. In addition, Joshua Disbrow and Jarrett Disbrow held executive positions at Ampio and/or its subsidiaries prior to the Merger. Michael Macaluso, one of our directors, is the Chief Executive Officer and a director of Ampio. Gregory Gould, our Chief Financial Officer, is currently the Chief Financial Officer at Ampio. Further, prior to January 2016, Ampio owned approximately 81.5% of our outstanding common stock. As a result, negative developments, including negative publicity, at Ampio could be imputed to our company and have an adverse impact on our business and prospects, including our ability to raise capital or enter into collaborations, and on the price of our common stock.

Any disputes that arise between us and Ampio with respect to our past and ongoing relationships could harm our business operations.

Disputes may arise between Ampio and us in a number of areas relating to our past and ongoing relationships, including:

•	intellectual property, technology and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to Ampio and us;
•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Ampio;
•	distribution and supply obligations;
•	employee retention and recruiting;
•	business combinations involving us;
•	sales or distributions by Ampio of all or any portion of its ownership interest in us;
•	the nature, quality and pricing of transitional services Ampio has agreed to provide us; and
•	business opportunities that may be attractive to both Ampio and us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

The agreements we have entered into with Ampio may be amended upon agreement between the parties. Given our past and present relationship with Ampio, Ampio may be able to influence us to agree to amendments to these agreements that may be less favorable to us than the original terms of the agreements or that we might obtain from others.

Some of our management may have conflicts of interest because of their ownership of Ampio common stock, options to acquire Ampio common stock and positions with Ampio.

Our three directors and two of our executive officers own Ampio common stock and/or options to purchase Ampio common stock. In addition, one of our directors is also the Chief Executive Officer and a director of Ampio and our Chief Financial Officer is also the Chief Financial Officer of Ampio. Ownership of Ampio common stock and options to purchase Ampio common stock by our directors and officers and the presence of a director of Ampio on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and Ampio. For example, corporate opportunities may arise that are applicable or complementary to both of our businesses and that each business would be free to pursue, such as the potential acquisition of a particular business or technology. However, we do not believe that Ampio intends to acquire businesses that are focused on urological disorders. We have not established at this time any procedural mechanisms to address actual or perceived conflicts of interest of these individuals and expect that our board of directors, in the exercise of its fiduciary duties, will determine how to address any actual or perceived conflicts of interest on a case-by-case basis. If any corporate opportunity arises and if our directors or officers do not pursue it on our behalf, we may not become aware of, and may potentially lose, a significant business opportunity.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

As of January 31, 2016, we had seventeen full-time employees, and in connection with being a public company, we expect to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the planned expanded commercialization of our approved products and the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to expand the market for our approved products and develop our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We depend on key personnel and attracting qualified management personnel and our business could be harmed if we lose personnel and cannot attract new personnel.

Our success depends to a significant degree upon the technical and management skills of our officers and key personnel. The loss of the services of any of these individuals would likely have a material adverse effect on us. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. We do not maintain key person life insurance for any of our officers or key personnel. The loss of any of our key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Product liability and other lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our product candidates.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical and medical device products. Side effects of, or manufacturing defects in, products that we develop and commercialized could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

We may be subject to legal or administrative proceedings and litigation other than product liability lawsuits which may be costly to defend and could materially harm our business, financial condition and operations.

Although we maintain general liability, clinical trial liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product or other legal or administrative liability claims could prevent or inhibit the commercial production and sale of any of our products and product candidates that receive regulatory approval, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our collaborators’ ability to commercialize our products successfully.

In order to satisfy our obligations as a public company, we may need to hire additional qualified accounting and financial personnel with appropriate public company experience in the event that we no longer utilize the finance and administrative functions of Ampio.

As a public company, we must establish and maintain effective disclosure and financial controls. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our product candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

We will need to upgrade our enterprise resource planning systems.

As we grow our business, we will need to upgrade our enterprise resource planning, or ERP, system. Our ERP system is critical to our ability to accurately maintain books and records, keep track of product inventory, marketing and sales, and prepare our financial statements. The implementation of a new ERP system will require the investment of significant financial and human resources. In addition, we may not be able to successfully complete the full implementation of the ERP system without experiencing difficulties. Any disruptions, delays or deficiencies in the design and implementation of the new ERP system could adversely affect our ability to monitor our business and prepare our financial statements on an accurate and timely basis.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2015, we had federal net operating loss carryforwards of approximately $21.6 million. The available net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2031 and will completely expire in 2035. Under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including, without limitation, the consolidated income tax return regulations, various corporate changes could limit our ability to use our net operating loss carryforwards and other tax attributes (such as research tax credits) to offset our income. Because Ampio’s equity ownership interest in our company fell to below 80% in January 2016, we will be deconsolidated from Ampio’s consolidated federal income tax group. As a result, certain of our net operating loss carryforwards may not be available to us and we may not be able to use them to offset our U.S. federal taxable income. As a consequence of the deconsolidation, it is possible that certain other tax attributes and benefits resulting from U.S. federal income tax consolidation may no longer be available to us. Our company and Ampio do not have a tax sharing agreement that could mitigate the loss of net operating losses and other tax attributes resulting from the deconsolidation or our incurrence of liability for the taxes of other members of the consolidated group by reason of the joint and several liability of group members. In addition to the deconsolidation risk, an “ownership change” (generally a 50% change (by value) in equity ownership over a three-year period) under Section 382 of the Code could limit our ability to offset, post-change, our U.S. federal taxable income. Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carryforwards and certain recognized built-in losses. Either the deconsolidation or the ownership change scenario could result in increased future tax liability to us.

Risks Related to Securities Markets and Investment in our Common Stock

There is not now, and there may never be, an active and orderly trading market for our common stock.

An active trading market for our shares may never develop or be sustained. As a result, investors in our common stock must bear the economic risk of holding those shares for an indefinite period of time. Although our common stock is quoted on the OTCQX, an over-the-counter quotation system, trading of our common stock is extremely limited and sporadic and at very low volumes. We do not now, and may not in the future, meet the initial listing standards of any national securities exchange, and we presently anticipate that our common stock will continue to be quoted on the OTCQX or another over-the-counter quotation system for the foreseeable future. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our common stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price for which you purchased them, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration.

If we fail to comply with the continued trading standards of the OTCQX U.S. Premier tier, it may result in our common stock moving tiers in the OTC Markets.

Our common stock is currently quoted for trading on the OTCQX U.S. Premier tier, and the continued quotation of our common stock on the OTCQX U.S. Premier tier is subject to our compliance with a number of standards. These standards include the requirement of our common stock to have a minimum bid price of $1.00 per share as of the close of business for at least one of every thirty consecutive calendar days. On February 10, 2016, the OTC Markets Group, Inc. notified us that we were not in compliance with the above listing standards relating to the trading price of our common stock, and that if in the following 180 calendar days, our common stock did not close at or above $1.00 for ten consecutive trading days, our common stock would be moved from the OTCQX U.S. Premier tier to the OTCQX U.S. tier, which may negatively affect the trading and price of our common stock. There can be no assurance that we will meet this quotation standard of the OTCQX U.S. Premier tier within the 180 day time period allotted.

Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

The trading price of our common stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the products or product candidates we acquire for commercialization;
•	the product candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those product candidates;
•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;
•	actual or anticipated adverse results or delays in our clinical trials;
•	our failure to expand the market for our currently approved products or commercialize our product candidates, if approved;
•	unanticipated serious safety concerns related to the use of any of our product candidates;
•	adverse regulatory decisions;
•	additions or departures of key scientific or management personnel;
•	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;
•	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our product candidates;
•	our dependence on third parties, including CROs and scientific and medical advisors;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;
•	actual or anticipated variations in quarterly operating results;
•	failure to meet or exceed the estimates and projections of the investment community;
•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
•	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;
•	introduction of new products offered by us or our competitors;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our ability to maintain an adequate rate of growth and manage such growth;
•	issuances of debt or equity securities;
•	sales of our common stock by us or our stockholders in the future, or the perception that such sales could occur;
•	trading volume of our common stock;

•	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;
•	general political and economic conditions;
•	effects of natural or man-made catastrophic events; and
•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. Because these FINRA requirements are applicable to our common stock, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our common stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and any trading volume to decline.

We may be exposed to additional risks as a result of “going public” by means of a reverse merger transaction.

We may be exposed to additional risks because the business of Vyrix and Luoxis has become a public company through a “reverse merger” transaction. There has been increased focus by government agencies on transactions such as the Merger in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of that transaction. Additionally, our “going public” by means of a reverse merger transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the Merger because there may be little incentive to those brokerage firms to recommend the purchase of our common stock. As a result, our business or stock price could suffer.

Because we became public by means of a “reverse merger,” it may be more difficult to list on a national exchange such as the NASDAQ, New York Stock Exchange or NYSE MKT.

It may be more difficult to list on a major exchange because we have conducted a reverse merger. In 2011, the SEC approved new rules of the three major U.S. listing markets that toughen the standards that companies going public through a reverse merger must meet to become listed on those exchanges. Under the rules, NASDAQ, the New York Stock Exchange (or NYSE) and NYSE MKT impose more stringent listing requirements for companies that become public through a reverse merger. Specifically, the rules prohibit a reverse merger company from applying to list on either the NASDAQ, NYSE or NYSE MKT until:

•	the company has completed a one-year “seasoning period” by trading in the U.S. over the counter market or on another regulated U.S. or foreign exchange following the reverse merger, and filed all required reports with the SEC, including audited financial statements; and
•	the company maintains the requisite minimum share price for a sustained period, and for at least 30 of the 60 trading days, immediately prior to its listing application and the exchange’s decision to list.

It is possible for a reverse merger company to be exempt from these special requirements, but only if a listing is in connection with a substantial, firm commitment underwritten public offering.

We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Certificate of Incorporation authorize the issuance of up to 300,000,000 shares of our common stock and up to 50,000,000 shares of preferred stock with the rights, preferences and privileges that our Board of Directors may determine from time to time. As of February 12, 2016, we had 22,446,481 shares of our common stock issued and outstanding, which represents 7.48% of our total authorized shares of common stock. In addition to capital raising activities, which we expect to continue to pursue in order to raise the funding we will need in order to continue our operations, other possible business and financial uses for our authorized capital stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plans, or other transactions and corporate purposes that our Board of Directors deems are in the best interest of our company. Additionally, shares of our capital stock could be used for anti-takeover purposes or to delay or prevent changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may not enhance stockholder value, they may have rights, preferences and privileges that are superior to those of our common stock, and they may have an adverse effect on our business or the trading price of our common stock. The issuance of any additional shares of our common stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the legal restrictions on resale discussed in this prospectus lapse or after those shares become registered for resale pursuant to an effective registration statement, the trading price of our common stock could decline. We have registered for resale under the Securities Act an aggregate of 2,463,080 shares of our common stock held by former Luoxis and Vyrix shareholders and those shares are freely tradable without restriction, except for shares held by our affiliates, and any sales of those shares or any perception in the market that such sales may occur could cause the trading price of our common stock to decline. Additionally, an aggregate of 12,629,684 shares subject to lock-up agreements entered into in connection with the Merger became freely tradable in December 2015. We also recently registered for resale 7,879,096 shares issued in February 2016 upon the conversion of 2015 convertible notes and 267,073 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.65 per share issued in February 2016 to the placement agents for the 2015 convertible notes.

We also have outstanding convertible notes that we issued in July and August 2015, in the aggregate principal amount of approximately $1,050,000. The notes are convertible at any time in a noteholder’s discretion into that number of shares of our common stock equal in an amount equal to 120% of the number of shares of common stock calculated by dividing the then outstanding principal and accrued interest by $4.63. A holder of notes will be obligated to convert on the terms of our next public offering of our stock resulting in proceeds to us of at least $5,000,000 in gross proceeds (excluding indebtedness converted in such financing) prior to the maturity date of the notes, referred to as a Qualified Financing. The principal and accrued interest under the notes will automatically convert into a number of shares of such equity securities of our company sold in such financing equal to 120% of the principal and accrued interest under such note divided by the lesser of (i) the lowest price paid by an investor in such financing or (ii) $4.63. In the event that we sell equity securities to investors at any time while the notes are outstanding in a financing transaction that is not a Qualified Financing, then the noteholders will have the option to convert in whole the outstanding principal and accrued interest as of the closing of such financing into a number of shares of our capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $4.63. If these notes are converted, the shares of common stock issuable upon conversion could be sold. The perception of such issuance and sale could negatively impact the price of our common stock. Upon the closing of this offering, an aggregate of $1,050,000 in principal and $59,000 in accrued interest on the 2015 convertible notes outstanding on March 10, 2016 will automatically convert into an aggregate of 1,928,491 shares of our common stock, based on an assumed offering price of $0.69 per share, which was the closing price of our common stock as quoted on the OTCQX on March 10, 2016.

In addition, shares of common stock that are reserved for future issuance under our 2015 Stock Plan and any future equity incentive plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, Rule 144 and Rule 701 under the Securities Act, and any future registration of such shares under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing stockholders could cause the market price of our common stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

Some provisions of our charter documents and applicable Delaware law may discourage an acquisition of us by others, even if the acquisition may be beneficial to some of our stockholders.

Provisions in our Certificate of Incorporation and Amended and Restated Bylaws, as well as certain provisions of Delaware law, could make it more difficult for a third-party to acquire us, even if doing so may benefit some of our stockholders. These provisions include:

•	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;
•	limiting the removal of directors by the stockholders;

•	allowing for the creation of a staggered board of directors;
•	eliminating the ability of stockholders to call a special meeting of stockholders; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of discouraging, delaying or preventing someone from acquiring us or merging with us, whether or not it is desired by or beneficial to our stockholders.

Any provision of our Certificate of Incorporation or Bylaws or of Delaware law that is applicable to us that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock in the event that a potentially beneficial acquisition is discouraged, and could also affect the price that some investors are willing to pay for our common stock.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Certificate of Incorporation and our Bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of the our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

Risks Related to this Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors purchasing shares in this offering will incur immediate dilution of $0.24 per share, based on an assumed public offering price of $0.69 per share (the closing price of our common stock as quoted on OTCQX on March 10, 2016). See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

While we currently intend to use the net proceeds received from this offering to fund the acquisition of complementary urology products and/or product candidates, the expansion of a sales force, completion of clinical development activities for the MiOXSYS system, and for working capital and for other general corporate purposes, our management will have considerable discretion in the application of the proceeds received in connection with this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

There may not be an active liquid trading market for the warrants in this offering.

There is no established public trading market for the warrants being offered in this offering. Although the underwriters plan to submit an application to have the warrants trade on the OTCQX, there is no assurance an active trading market will develop. Without an active market, the liquidity of the warrants will be limited.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering (including the conversion of all of the outstanding 2015 convertible notes into common stock), our existing securityholders will own approximately     % of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering (including the conversion of all of the outstanding 2015 convertible notes into common stock), there will be approximately      shares of our common stock outstanding. In addition, our Certificate of Incorporation permits the issuance of up to approximately      additional shares of common stock after the completion of this offering, as well as up to 50,000,000 shares of preferred stock. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of the Representative during the period ending 180 days from the date of this offering in the case of our directors and officers and 90 days from the date of this offering in the case of us and certain stockholders, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for our common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing. After the lock-up agreements with our directors and officers pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the managing underwriter, all of our outstanding shares will be eligible for sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

The warrants are speculative in nature.

The warrants to be issued to investors in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to purchase shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire shares of common stock at an exercise price of $    per share, prior to five years from the date of issuance after which date any unexercised warrants will expire and have no further value. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our need for, and ability to raise, additional capital;
•	the number, designs, results and timing of our clinical trials;
•	the regulatory review process and any regulatory approvals that may be issued or denied by the U.S. Food and Drug Administration or other regulatory agencies;
•	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;
•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
•	the medical benefits, effectiveness and safety of our products and product candidates;
•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products and product candidates;
•	our ability to manufacture sufficient amounts of our product candidates for clinical trials and our products for commercialization activities;
•	the commercial success and market acceptance of any of our products and product candidates that are approved for marketing in the United States or other countries;
•	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our products and product candidates have been developed to treat;
•	our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them; and
•	other factors discussed elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $     (or approximately $     if the underwriters exercise in full their option to purchase additional shares of common stock and/or warrants), after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The principal purposes of this offering are to obtain additional capital to purchase complementary urology products and/or product candidates that will enhance our product portfolio and enable expansion of our commercial operations, fund the expansion of our sales force for our commercial stage products, fund the remaining clinical development activities for MiOXSYS to enable FDA clearance and possibly Zertane, and working capital for general corporate and administrative expenses. While we are actively pursuing the acquisitions of additional products and product candidates, we currently have no agreements for the acquisition of any products or product candidates.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any collaborative or strategic partnering efforts, and the competitive environment for our planned products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTCQX under the symbol “AYTU.” Prior to December 14, 2015, our common stock was quoted on the OTCQB Market. The following table sets forth the range of bid and asked closing quotations for our common stock on the OTCQX or OTCQB, for the periods shown. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

	Year Ended June 30, 2014
	High	Low
First Quarter	$3.04	$2.43
Second Quarter	$4.26	$2.43
Third Quarter	$6.09	$3.17
Fourth Quarter	$10.35	$2.45

	Year Ended June 30, 2015
	High	Low
First Quarter	$2.45	$2.01
Second Quarter	$2.31	$2.31
Third Quarter	$3.04	$1.95
Fourth Quarter	$11.81	$2.43

	Year Ending June 30, 2016
	High	Low
First Quarter	$4.75	$4.63
Second Quarter	$4.75	$3.14
Third Quarter (through March 10, 2016)	$3.30	$0.56

On March 10, 2016, the closing price as reported on the OTCQX of our common stock was $0.69. As of February 9, 2016, there were 389 holders of record of our common stock.

Equity Compensation Plan Information

In June 2015, our shareholders approved the adoption of a stock and option award plan (the “2015 Plan”), under which 10,000,000 shares were reserved for future issuance under restricted stock awards, options, and other equity awards. The 2015 Plan permits grants of equity awards to employees, directors and consultants. The following table displays equity compensation plan information as of June 30, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	—	$—	10,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	10,000,000

As of December 31, 2015 we had outstanding options to purchase an aggregate of 3,695,000 shares of our common stock at a weighted average exercise price of $1.55 per share.

In connection with our private placement of approximately $5.2 million of convertible notes in July and August 2015, we are obligated to issue to the placement agents warrants for an amount of shares equal to 8% of the number of shares of our common stock issued upon conversion of the notes and any accrued interest. The placement agents’ warrant has a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to 100% of the price per share at which equity securities are sold in our next equity financing, and provides for cashless exercise. At December 31, 2015, the shares issuable upon exercise of the warrant could not be calculated because no notes had converted and therefore no shares are reflected in the table above. This warrant was not approved by our stockholders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and our Board of Directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. Delaware law prohibits us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or
•	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of our common stock as to payment of dividends.

DILUTION

If you purchase shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of December 31, 2015 was $4.0 million, or $0.28 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us in this offering of an assumed 14,492,753 shares and warrants to purchase 14,492,753 shares of common stock at an assumed offering price of $0.69 per share (the closing price of our common stock as quoted on OTCQX on March 10, 2016) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our net tangible book value as of December 31, 2015 would have been approximately $13,035,000, or $0.45 per share of common stock. This amount represents an immediate increase in net tangible book value of $0.17 per share to existing stockholders and an immediate dilution of $0.24 per share to purchasers in this offering.

The following table illustrates the dilution:

Assumed offering price per share	$0.69
Net tangible book value per share as of December 31, 2015	$0.28
Increase in net tangible book value per share attributable to this offering	$0.17
Pro forma net tangible book value per share after this offering	$0.45
Dilution per share to new investors	$0.24

This table:

•	assumes no exercise of options to purchase an aggregate of 1,120,000 shares of common stock issued under our 2015 Stock Plan and outstanding and exercisable on December 31, 2015;
•	assumes no exercise of warrants to purchase 102,613 shares of common stock with an exercise price of $4.53 per share issued by Luoxis and assumed by us in April 2015, and outstanding on December 31, 2015;
•	assumes no conversion of the $5,175,000 in principal and $162,000 in interest on the 2015 convertible notes outstanding on December 31, 2015 (an aggregate of $4,125,000 in principal and $142,810 in accrued interest converted into an aggregate of 7,879,096 shares of common stock on February 10, 2016, and no automatic conversion of the remaining $1,050,000 of principal and $59,000 of accrued interest as of March 10, 2016 into 1,928,491 shares of our common stock at the close of this offering; and
•	assumes no exercise of the warrants issued to the placement agents for our 2015 convertible note private placement to purchase a number of shares of our common stock equal to 8% of the gross number of shares of our common stock issuable upon conversion of the 2015 convertible notes, with an exercise price that will be the lowest conversion price per share at which the 2015 convertible notes are converted into our common stock (an aggregate of 267,073 shares after giving effect to the February 2016 conversion of $4,125,000 of principal and $143,000 of accrued interest on the convertible notes.

Based on the table above, if the underwriters exercise in full their option to purchase 2,173,913 additional shares and/or additional warrants, our net tangible book value per share after giving effect to this offering would be $0.47 per share, which amount represents an immediate increase in net tangible book value of $10,380,000.

If we issue any additional shares in connection with outstanding options or warrants, there will be additional dilution.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2015 on:

•	an actual basis;
•	on an as adjusted basis to give effect to (i) the issuance of 307,692 shares of common stock on January 20, 2016, (ii) the conversion of an aggregate of $4,125,000 in principal and $142,810 in interest on the 2015 convertible notes into 7,879,096 shares of our common stock, which conversion took place on February 10, 2016, and (iii) the conversion of an aggregate of $1,050,000 in principal and $59,000 in interest on the 2015 convertible notes into 1,928,491 shares of common stock at an assumed offering price of $0.69 per share, which conversion will take place automatically upon the closing of this offering; and
•	on a pro forma as adjusted basis to give effect to the sale by us in this offering of 14,492,753 shares of common stock and warrants to purchase 14,492,753 shares of common stock at an assumed offering price of $0.69 per share (the closing price of our common stock as quoted on OTCQX on March 10, 2016) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements for the years ended June 30, 2015 and 2014, and the related notes thereto, and our unaudited condensed financial statements for the quarterly period ended December 31, 2015 and the related notes thereto, included in this prospectus.

	At December 31, 2015
	Actual	Adjustments for Note Conversion and Stock Subscription	As Adjusted for the Note Conversion and Stock Subscriptions	Adjustments for Offering	Pro Forma Adjusted for the Offering
Cash and cash equivalents	$10,960,000	$200,000	$11,160,000	$9,000,000	$20,160,000
Long-term debt	5,337,000	(4,273,000)	1,064,000	(1,064,000)	—
Stockholders’ equity:
Common stock, $0.001 par value: 300,000,000 shares authorized, actual, as adjusted and pro forma; 14,259,693 shares issued and outstanding, actual, 22,446,481 shares issued and outstanding, as adjusted, and 36,959,234 shares issued and outstanding, pro forma as adjusted	1,000		1,000	1,000	2,000
Additional paid-in capital	39,247,000	4,473,000	43,720,000	10,063,000	53,783,000
Accumulated deficit	(23,990,000)	—	(23,990,000)	—	(23,990,000)
Total stockholder’s equity	15,258,000	4,473,000	19,731,000	10,064,000	29,794,755
Total capitalization	$20,595,000	$200,000	$20,795,000	$9,000,000	$29,794,755

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 14,259,693 shares outstanding as of December 31, 2015 and:

•	assumes no exercise of options to purchase an aggregate of 1,120,000 shares of common stock issued under our 2015 Stock Plan and outstanding and exercisable on December 31, 2015;
•	assumes no exercise of warrants to purchase 102,613 shares of common stock with an exercise price of $4.53 per share issued by Luoxis and assumed by us in April 2015, and outstanding on December 31, 2015;

•	does not include shares of common stock underlying warrants to be issued to the placement agents for the 2015 convertible notes in an amount equal to 8% of the gross number of shares of our common stock issuable upon the automatic conversion of those notes at the close of this offering; and
•	assumes no exercise of warrants issued to the placement agents for our 2015 convertible note private placement to purchase a number of shares of our common stock equal to 8% of the gross number of shares of our common stock issuable upon conversion of the 2015 convertible notes, with an exercise price that will be the lowest conversion price per share at which the 2015 convertible notes are converted into our common stock (an aggregate of 267,073 shares after giving effect to the February 2015 conversion of $4,125,000 of principal of the convertible notes (and accrued interest).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a commercial-stage specialty healthcare company concentrating on developing and commercializing products with an initial focus on urological diseases and conditions. We are currently focused on addressing significant medical needs in the areas of urological cancers, urinary tract infections, male infertility, and sexual dysfunction.

Through a multi-step reverse triangular merger, on April 16, 2015, Vyrix Pharmaceuticals, Inc. (“Vyrix”) and Luoxis Diagnostics, Inc. (“Luoxis”) merged with and into our Company (herein referred to as the Merger) and we abandoned our pre-merger business plans to solely pursue the specialty healthcare market, including the business of Vyrix and Luoxis. On June 8, 2015, we reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and effected a reverse stock split in which each common stock holder received one share of common stock for each every 12.174 shares outstanding (herein referred to as the Reverse Stock Split). All share and per share amounts in this prospectus have been adjusted to reflect the effect of the Reverse Stock Split.

In May 2015, we entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc., pursuant to which we purchased assets related to Jazz Pharmaceuticals’ product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the “ProstaScint Business”), and assumed certain of Jazz Pharmaceuticals’ liabilities, including those related to product approvals and the sale and marketing of ProstaScint. The purchase price consists of the upfront payment of $1.0 million. We also agreed to pay an additional $500,000 payable within five days after transfer for the ProstaScint-related product inventory and $227,000 payable on September 30, 2015 (which represents a portion of certain FDA fees). We also will pay 8% on its net sales made after October 31, 2017, payable up to a maximum aggregate payment of an additional $2.5 million.

On October 5, 2015, we entered into and closed on an Asset Purchase Agreement with FSC Laboratories, Inc., or FSC. Pursuant to the agreement, we purchased assets related to FSC’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of FSC’s liabilities, including those related to the sale and marketing of Primsol arising after the closing. We paid $500,000 at closing for the Primsol Business and we paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also agreed to pay an additional (a) $500,000 no later than March 31, 2016, (b) $500,000 no later than June 30, 2016, and (c) $250,000 no later than September 30, 2016 (together, the “Installment Payments”), for a total purchase price of $1,892,000.

To date, we have financed operations through a combination of private and public debt and equity financings including the net proceeds from the private placement of stocks as well as a convertible note. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, we believe we will have sufficient cash to meet our projected operating requirements for at least the next 12 months. See “Liquidity and Capital Resources”.

We have not received any significant revenues from the commercialization of our product candidates and do not expect to receive significant revenues from the commercialization of our product candidates in the near term. However, we have recognized limited revenue from ProstaScint sales. We have incurred accumulated net losses since our inception, and as of December 31, 2015, we had a deficit accumulated of $24.0 million. Our net loss $7.7 million for the year ended June 30, 2015 and $5.6 million for the year ended June 30, 2014, and was $5.6 million for the six months ended December 31, 2015.

Significant Accounting Policies and Estimates

Basis of Presentation

These historical financial statements prior to April 16, 2015 include the financial statements of Vyrix from its inception in November 2013, combined with the carve-out financial statements related to the Vyrix Acquired Assets from March 23, 2011, the date Ampio originally acquired the Vyrix assets (the “Vyrix Acquired Assets”) through its merger with DMI BioSciences, Inc. (“BioSciences”) and the financial statements of Luoxis from its inception in January 2013, combined with the carve-out financial statements related to Luoxis.

The carve-out financial statements present the statements of financial position of Vyrix and Luoxis and the Vyrix Acquired Assets and the statement of operations and cash flows for purposes of presenting complete comparative stand-alone financial statements in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements, and Staff Accounting Bulletin Topic 1-B1, Costs Reflected in Historical Financial Statements. Historically, financial statements have not been prepared for Vyrix and Luoxis, as they were not held in a separate legal entity. Although Vyrix and Luoxis have not been segregated as a separate legal entity, related revenues, direct costs and expenses, assets and liabilities have historically been segregated on Ampio’s books. In addition, we allocated corporate overhead costs based on a review of specific labor and other overhead expenses and a reasonable estimate of activities related to Vyrix and Luoxis. Allocated labor and other overhead totaled $264,000 in 2015 and $253,000 in 2014. We also prepared a calculation of income tax expense and deferred income tax assets and liabilities on a “separate return” basis (see Note 4 — Income Taxes). These financial statements do not include a carve-out for cash as the operations have historically been funded by Ampio. The historical carve-out financial statements may not be indicative of the future results of Vyrix and Luoxis as stand-alone entities.

“We”, “us” and “our” as referred to herein include Vyrix and Luoxis, collectively.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market fund investments. Our investment policy is to preserve principal and maintain liquidity. We periodically monitor our positions with, and the credit quality of, the financial institutions with which we invest. Periodically, throughout the year, we have maintained balances in excess of federally insured limits.

Accrued Compensation

The accrued compensation consists of a 2016 employee bonus accrual. As of the date of this prospectus, a majority of the bonus had not been paid. The Board of Directors will evaluate the payment of the bonus after the close of fiscal 2016.

Revenue Recognition/Deferred Revenue

Product & Service Sales

We recognize revenue from product and service sales when there is persuasive evidence that an arrangement exists, delivery has occurred or service has been rendered, the price is fixed or determinable and collectability is reasonably assured.

License Agreements and Royalties

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval in the territories, cumulative sales targets, and other projected milestones and are recognized at the time the milestone requirements are achieved. Royalties will be recognized as revenue when earned.

Estimated Sales Returns and Allowances

We record estimated reductions in revenue for potential returns of products by customers. As a result, management must make estimates of potential future product returns and other allowances related to current period product revenue. In making such estimates, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products. If management were to make different judgments or utilize different estimates, material differences in the amount of our reported revenue could result.

Fixed Assets

Fixed assets are recorded at cost and after being placed in service, are depreciated using the straight-line method over estimated useful lives.

In-Process Research and Development

In-process research and development, or IPRD, relates to the Zertane product and clinical trial data acquired in connection with the 2011 business combination of BioSciences. The $7,500,000 recorded was based on an independent, third party appraisal of the fair value of the assets acquired. IPRD is considered an indefinite-lived intangible asset and its fair value will be assessed annually and written down if impaired. Once the Zertane product obtains regulatory approval and commercial production begins, IPRD will be reclassified to an intangible that will be amortized over its estimated useful life. If Aytu decided to abandon the Zertane product, the IPRD would be expensed.

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent, third party appraisal to be $500,000, acquired in connection with the 2011 acquisition of BioSciences is being amortized over the remaining U.S. patent life since our acquisition of approximately 11 years. The fair value of the Luoxis patents was $380,000 when they were acquired in connection with the 2013 formation of Luoxis and is being amortized over the remaining U.S. patent life since our acquisition of approximately 15 years.

Business Combinations

The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in the Financial Accounting Standards Board’s, or FASB, Accounting Standards Codification, or ASC, 805, “Business Combinations”, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquiree; and establishes the acquisition date as the fair value measurement point. Accordingly, we recognize assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interest in the acquiree, based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, we recognize and measure goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

Goodwill

The ProstaScint and Primsol purchase price allocations were based upon an analysis of the fair value of the assets and liabilities acquired. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired required the use of estimates by management, and were based upon currently available data, as noted below.

We allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share.

We test our goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing the carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If we determine that an impairment has occurred, we are required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of ProstaScint that occurred in May 2015 and the acquisition of Primsol that occurred in October 2015. There was no impairment of goodwill at December 31, 2015.

Use of Estimates

The preparation of financial statements in accordance with Generally Accepted Accounting Principles in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the fair value of warrant derivative liability, hybrid debt instruments, valuation allowances, stock-based compensation, useful lives of fixed assets, estimates of contingent consideration in business combinations and assumptions in evaluating impairment of indefinite lived assets. Actual results could differ from these estimates.

Derivatives

We account for financial instruments (convertible debt with embedded derivative features — conversion options and conversion provisions) and related warrants by recording the fair value of each instrument in its entirety and recording the fair value of the warrant derivative liability. The warrants related to the convertible promissory notes were calculated using a Monte Carlo based valuation model. We recorded a derivative expense at the inception of the instrument reflecting the difference between the fair value at issuance compared to the fair value as of December 31, 2015. Changes in the fair value in subsequent periods will be recorded as unrealized gain or loss on fair value of debt instruments for the financial instruments and to derivative income or expense for the warrants.

Income Taxes

We are included in the consolidated tax returns of Ampio. Our taxes are computed and reported on a “separate return” basis for these financial statements. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The amount of income taxes and related income tax positions taken would be subject to audits by federal and state tax authorities if we filed these taxes on a separate basis. We have adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon settlement with the taxing authority. We believe that we have no material uncertain tax positions. Our policy is to record a liability for the difference between the benefits that are both recognized and measured pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“ASC 740-10”) and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. We report tax-related interest and penalties as a component of income tax expense. During the periods reported, our management has concluded that no significant tax position requires recognition under ASC 740-10.

Stock-Based Compensation

We account for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant fair value using the Black-Scholes option pricing model and recognize compensation costs ratably over the vesting period using the graded method.

Research and Development

Research and development costs are expensed as incurred with expense recorded in the respective periods.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and convertible notes are carried at cost which approximates fair value due to the short maturity of these instruments. The fair value of warrants issued in connection with the Aytu convertible notes was valued using a Monte Carlo option pricing model.

Impairment of Long-Lived Assets

We routinely perform an annual evaluation of the recoverability of the carrying value of our long-lived assets to determine if facts and circumstances indicate that the carrying value of assets or intangible assets may be impaired and if any adjustment is warranted. Based on its evaluation as of June 30, 2015 and 2014, respectively, no impairment existed for long-lived assets.

Adoption of Newly Issued Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement —  Period Adjustments,” which requires that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2015 and early adoption is permitted. As of December 31, 2015, the Company has early adopted this standard.

In April 2015, the FASB issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” to simplify the presentation of debt issuance costs. The amendments in the update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction of the carrying amount of the debt. Recognition and measurement of debt issuance costs were not affected by this amendment. In August 2015, FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements —  Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” which clarified that the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015. As of December 31, 2015, the Company early adopted this standard and will record any debt issuance costs as a debt discount. There was no impact related to this adoption as the Company did not have any debt issuance costs previously.

In November 2015, the FASB issued ASU No. 2015-17 regarding ASC Topic 470 “Income Taxes: Balance Sheet Classification of Deferred Taxes.” The amendments in ASU 2015-17 eliminate the requirement to bifurcate deferred taxes between current and non-current on the balance sheet and requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The amendments for ASU-2015-17 can be applied retrospectively or prospectively and early adoption is permitted. Aytu early adopted ASU 2015-17 and there was no material impact on its financial statements.

Recently Issued Accounting Pronouncements, Not Adopted as of December 31, 2015

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Lease (Topic 842)”. The new standard established a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 5, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of our pending adoption of this standard on our financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and measurement of Financial Assets and Financial Liabilities,” which requires that all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” ASU 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU 2015-11 is required to be applied prospectively and early adoption is permitted. The adoption of ASU 2015-11 is not expected to have a material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company is evaluating the impact the adoption of ASU 2014-15 will have on its financial statements.

In May 2014, the FASB issued ASU 2014-09 regarding ASC Topic 606, “Revenue from Contracts with Customers”. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements.

Results of Operations — Year Ended June 30, 2015 Compared to Year Ended June 30, 2014

Results of operations for the year ended June 30, 2015 (“2015”) and the year ended June 30, 2014 (“2014”) reflected losses of approximately $7,723,000 and $5,579,000, respectively.

Revenue

We have not generated significant revenue in our operating history, although we do expect to begin generating material revenues in the next fiscal year. We recognized revenue during 2015 and 2014 of $262,000 and $59,000, respectively. In 2012, we received a payment of $500,000 under our license agreement for Zertane with a Korean pharmaceutical company. This payment was deferred and is being recognized over 10 years. In 2014, we received a payment of $250,000 under our license agreement for Zertane with a Canadian-based supplier. This payment was deferred and is being recognized over seven years.

The $176,000 product and service revenue recognized in 2015 represents sales of our ProstaScint product and the RedoxSYS System.

Expenses

Research and Development

Research and development costs consist of clinical trials and sponsored research, labor, stock-based compensation, sponsored research — related party and consultants and other. These costs relate solely to research and development without an allocation of general and administrative expenses and are summarized as follows:

	Years Ended June 30,
	2015	2014
Clinical trials and sponsored research	$2,244,000	$3,411,000
Labor	411,000	195,000
Stock-based compensation	517,000	244,000
Sponsored research – related party	204,000	126,000
Consultants and other	47,000	83,000
	$3,423,000	$4,059,000

Comparison of Years Ended June 30, 2015 and 2014

Research and development expenses decreased $636,000, or 15.7%, in 2015 over 2014. This was due primarily to decreased costs in clinical trial and sponsored research related to the Zertane trials. Research and development expenses could increase in 2016 as compared to the 2015 level depending on how we proceed with the Zertane trials.

General and Administrative

General and administrative expenses consist of personnel costs for employees in executive, business development and operational functions and director fees; stock-based compensation; patents and intellectual property; professional fees including legal, auditing and accounting; occupancy, travel and other including rent, governmental and regulatory compliance, insurance, investor/public relations and professional subscriptions. These costs are summarized as follows:

	Years Ended June 30,
	2015	2014
Labor	$979,000	$557,000
Stock-based compensation	500,000	256,000
Patent costs	488,000	582,000
Professional fees	1,189,000	238,000
Occupancy, travel and other	1,227,000	714,000
	$4,383,000	$2,347,000

Comparison of Years Ended June 30, 2015 and 2014

General and administrative costs increased $2,036,000, or 86.7%, in 2015 over 2014. The increase in professional fees, labor costs and stock-based compensation primarily relates to increased costs related to the Merger and associated SEC filings and legal expenses, professional staffing, bonuses earned and stock options granted as well as the continuing vesting of stock option awards granted in previous years. Occupancy, travel and other increased due to the additional travel to commercialize the RedoxSYS System. We expect general and administrative expenses to increase in 2016 due to the expected overall growth of our company.

Net Cash Used in Operating Activities

During 2015, our operating activities used $6.6 million in cash. The use of cash was approximately $1,089,000 lower than the net loss due primarily to non-cash charges for stock-based compensation, depreciation and amortization, amortization of prepaid research and development related party, an increase in accounts payable and an increase in contingent consideration related to the ProstaScint asset purchase. Cash used in operating activities also included a $24,000 deferred tax benefit and $561,000 decrease in payable to Ampio.

During 2014, our operating activities used $5.5 million in cash. The use of cash was approximately $77,000 lower than the net loss due primarily to non-cash charges for stock-based compensation, depreciation and amortization and an increase in related party payable. Cash used in operating activities also included a $814,000 deferred tax benefit, a $497,000 increase in prepaid expenses and a $465,000 increase in research and development — related party.

Net Cash Used in Investing Activities

During 2015, cash of $1.0 million was used to acquire ProstaScint as well as deposits for office space.

During 2014, cash of $9,000 was used to purchase fixed assets.

Net Cash from Financing Activities

Net cash provided by financing activities in 2015 was $12.4 million which reflects a $7.4 million loan from Ampio which was later converted to stock, $5.0 million stock subscription payment from Ampio, $27,000 paid out to Luoxis option holders pursuant to the Merger and $20,000 paid out for liabilities pursuant to the Merger.

Net cash provided by financing activities in 2014 was $5.2 million which reflects a $4.6 million loan from Ampio and $637,000 in contributions from Ampio.

Results of Operations — Three and Six Months Ended December 31, 2015 Compared to Three and Six Months Ended December 31, 2014

Results of operations for the three months ended December 31, 2015 and the three months ended December 31, 2014 reflected losses of approximately $3.3 million and $1.6 million for each period, respectively. These losses include in part non-cash charges related to stock-based compensation, depreciation, amortization and accretion, amortization of debt issuance costs, amortization of prepaid research and development — related party and derivative expense collectively in the amount of $552,000 for the three months ended December 31, 2015 and $331,000 for the three months ended December 31, 2014. The non-cash charges increased in the three months ended December 31, 2015 primarily due to the increase in amortization of intangible assets and derivative expense.

Results of operations for the six months ended December 31, 2015 and the three months ended December 31, 2014 reflected losses of approximately $5.6 million and $3.7 million for each period, respectively. These losses include in part non-cash charges related to stock-based compensation, depreciation, amortization and accretion, amortization of debt issuance costs, amortization of prepaid research and development — related party and derivative expense offset by deferred taxes collectively in the amount of $780,000 for the six months ended December 31, 2015 and $564,000 for the six months ended December 31, 2014. The non-cash charges increased in the six months ended December 31, 2015 primarily due to the increase in amortization of intangible assets, derivative expense, depreciation, amortization and accretion offset by a decrease in stock-based compensation.

Revenue

Product and Service Revenue

We recognized $448,000 and $7,000 for the three months ended December 31, 2015 and 2014 respectively, related to the sale of our products ProstaScint and Primsol, as well as the RedoxSYS System.

We recognized $914,000 and $13,000 for the six months ended December 31, 2015 and 2014 respectively, related to the sale of our products ProstaScint and Primsol, as well as the RedoxSYS System.

As is customary in the pharmaceutical industry, our gross product sales are subject to a variety of deductions in arriving at reported net product sales. Provisions for these deductions are recorded concurrently with the recognition of gross product sales revenue and include discounts, chargebacks, distributor fees, processing fees, as well as allowances for returns and Medicaid rebates. Provision balances relating to estimated amounts payable to direct customers are netted against accounts receivable and balances relating to indirect customers are included in accounts payable and accrued liabilities. The provisions recorded to reduce gross product sales and net product sales are as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Gross product and service revenue	$693,000	$7,000	$1,164,000	$13,000
Provisions to reduce gross product sales to net product and service sales	(245,000)	—	(250,000)	—
Net product and service revenue	$448,000	$7,000	$914,000	$13,000
Percentage of provisions to gross sales	-35.4%	0.0%	-21.5%	0.0%

License Revenue

The $21,000 license revenue recognized in each of the three months periods ended December 31, 2015 and 2014, and the $43,000 license revenue recognized in each of the six month periods ended December, 2015 and 2014, respectively, represents the amortization of the upfront payments received on our license agreements. The initial payment of $500,000 from the license agreement for Zertane with a Korean pharmaceutical company was deferred and is being recognized over ten years. The initial payment of $250,000 from the license agreement for Zertane with a Canadian-based supplier was deferred and is being recognized over seven years.

Expenses

Cost of Sales

The cost of sales of $244,000 and $281,000 recognized for the three and six months ended December 31, 2015, respectively, are related to the ProstaScint and Primsol products and the RedoxSYS System. Our cost of sales for the three and six months ended December 31, 2014 were nominal.

Research and Development

Research and development costs are summarized as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Clinical trials and sponsored research	$1,179,000	$540,000	$1,906,000	$1,301,000
Labor	96,000	124,000	211,000	183,000
Stock-based compensation	20,000	117,000	25,000	207,000
Sponsored research – related party	48,000	54,000	96,000	108,000
Consultants and other	13,000	9,000	22,000	33,000
	$1,356,000	$844,000	$2,260,000	$1,832,000

Research and development costs consist of drug and device development and clinical trials, labor, as well as stock-based compensation. Costs of research and development increased $512,000, or 60.7%, for the three months ended December 31, 2015 compared to the three months ended December 31, 2014. Costs of research and development increased $428,000, or 23.4%, for the six months ended December 31, 2015 compared to the six months ended December 31, 2014. The increase in both periods is primarily due to an increase in clinical trials and sponsored research primarily related to attempting to reproduce our manufacturing process with a new manufacturer for our ProstaScint product. During the fiscal year of 2016, we anticipate our clinical trials and sponsored research to be more than the previous fiscal year as we evaluate how to proceed with the Zertane trial as well as the MiOXSYS trials.

Selling, General and Administrative

Selling, general and administrative costs are summarized as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Labor	$493,000	$212,000	$1,312,000	$325,000
Stock-based compensation	163,000	159,000	226,000	271,000
Patent costs	84,000	138,000	165,000	201,000
Professional fees	294,000	8,000	574,000	438,000
Occupancy, travel and other	740,000	233,000	1,149,000	628,000
	$1,774,000	$750,000	$3,426,000	$1,863,000

Selling, general and administrative costs increased $1,024,000, or 136.5% for the three months ended December 31, 2015 compared to the three months ended December 31, 2014. Selling, general and administrative costs increased $1,563,000, or 83.9% for the six months ended December 31, 2015 compared to the six months ended December 31, 2014. The increase in both periods is primarily due to labor as a result of increased staffing due to our commercialization efforts for our ProstaScint and Primsol products, an increase in professional fees related to the additional expenses to meet the requirements of being a public company as well as increased occupancy, travel and other. We anticipate our selling, general and administrative costs for the remainder of our fiscal year 2016 to follow closely to the first six months of the fiscal year.

Amortization of Finite-Lived Intangible Assets

Amortization of finite-lived intangible assets increased $91,000 or 513% for the three months ended December 31, 2015 and $131,000 or 369% for the six months ended December 31, 2015. This expense increased in both the three month and six month periods ended December 31, 2015 due to the acquisition of the ProstaScint and Primsol businesses and the corresponding amortization of their finite-lived intangible assets.

Net Cash Used in Operating Activities

During the six month period ended December 31, 2015, our operating activities used $5.6 million in cash which was approximately equal to the net loss of $5.6 million primarily as a result of the increases to non-cash stock-based compensation, depreciation, amortization and accretion and the increase in accrued compensation offset by increases in inventory and prepaid expenses and other.

During the corresponding 2014 period, our operating activities used $3.6 million in cash which was slightly less than the net loss of $3.7 million primarily as a result of a decrease in accounts payable and related party payable offset by non-cash stock-based compensation.

Net Cash Used in Investing Activities

During the six month period ended December 31, 2015, cash of $125,000 was used to purchase fixed assets and $540,000 was used to acquire the Primsol business. We also received a security deposit back of $2,000 during the period. During the six month period ended December 31, 2014, we used cash of $2,000 for a security deposit.

Net Cash from Financing Activities

Net cash provided by financing activities in the six month period ended December 31, 2015 of $9.9 million was primarily related to the issuance of convertible promissory notes which reflects gross proceeds of $5.2 million offset by the cash portion of the debt issuance costs related to the convertible notes of $298,000, as well as the $5.0 million stock subscription payment from Ampio.

During the corresponding 2014 period, the only proceeds in financing activities was a $1,100,000 contribution from Ampio.

Contractual Obligations and Commitments

Commitments and contingencies are described below and summarized by the following table for the designated fiscal years ending June 30, as of December 31, 2015:

	Total	Remaining 2016	2017	2018	2019	2020	Thereafter
Management fee	$1,620,000	$180,000	$360,000	$360,000	$360,000	$360,000	$—
Primsol business	1,250,000	1,000,000	250,000	—	—	—	—
Manufacturing agreement	1,000,000	1,000,000	—	—	—	—	—
Office Lease	385,000	68,000	142,000	145,000	30,000	—	—
Sponsored research agreement with related party	315,000	35,000	70,000	70,000	70,000	70,000	—
	$4,570,000	$2,283,000	$822,000	$575,000	$460,000	$430,000	$—

Management Fee

In July 2015, Aytu entered into an agreement with Ampio whereby Aytu agreed to pay Ampio $30,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. This agreement will be in effect until it is terminated in writing by both parties.

Primsol Business

In October 2015, Aytu entered into an agreement with FSC Laboratories, Inc. for the purchase of Primsol (see Note 1).

Manufacturing Agreement

In October 2015, Aytu entered into a Master Services Agreement with Biovest International, Inc. (“Biovest”). The agreement provides that Aytu may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. Aytu expects to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of its products for the ProstaScint product. Aytu is obligated to pay Biovest $1.0 million for time and materials as they develop a plan to reproduce the manufacturing process.

Office Lease

In June 2015, Aytu entered into a 37 month operating lease for a space in Raleigh, North Carolina. This lease has initial base rent of $2,900 a month, with total base rent over the term of the lease of approximately $112,000. In September 2015, the Company entered into a 37 month operating lease in Englewood, Colorado. This lease has an initial base rent of $8,500 a month with a total base rent over the term of the lease of approximately $318,000. The Company recognizes rental expense of the facilities on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods is as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Rent expense	$34,000	$22,000	$51,000	$40,000

Sponsored Research Agreement with Related Party

Aytu entered into a Sponsored Research Agreement with Trauma Research LLC (“TRLLC”), a related party, in June 2013. Under the terms of the Sponsored Research Agreement, TRLLC agreed to work collaboratively in advancing the RedoxSYS System diagnostic platform through research and development efforts. The Sponsored Research Agreement may be terminated without cause by either party on 30 days’ notice.

Liquidity and Capital Resources

We have not generated significant revenue as we have been operating as a commercial-stage company only since the acquisition of ProstaScint in May 2015. As of December 31, 2015, we had cash and cash equivalents totaling $11.0 million available to fund our operations as well as $300,000 of accounts receivable offset by $2.2 million in accounts payable and the Primsol payable. Based upon this and our expectation to generate revenues in excess of $2.0 million in calendar year 2016, we believe we have adequate capital to continue operations through calendar year 2016 and into calendar year 2017. This projection is based on a number of assumptions that may prove to be wrong, and we could exhaust our available cash and cash equivalents earlier than presently anticipated. We intend to seek additional capital within the next six to 12 months to acquire additional urology assets, develop our pipeline assets, and expand our commercial operations. In addition, we intend to evaluate the capital markets from time to time to determine when to raise additional capital in the form of equity, convertible debt or otherwise, depending on market conditions relative to our need for funds at such time, and we will seek to raise additional capital during the next six to 12 months at such time as we conclude that such capital is available on terms that we consider to be in the best interests of our company and our stockholders.

We have prepared a budget for our fiscal year ending June 30, 2016 which reflects cash requirements for fixed, on-going expenses such as payroll, legal and accounting, patents and overhead at an average cash burn rate of approximately $500,000 per month. We plan to expend additional funds for regulatory approvals, clinical trials, outsourced research and development and commercialization. Accordingly, we will need to raise additional capital and/or enter into licensing or collaboration agreements. At this time, we expect to satisfy our future cash needs through private or public sales of our securities or debt financings. We cannot be certain that financing will be available to us on acceptable terms, or at all. Over the last three years, volatility in the financial markets has adversely affected the market capitalizations of many bioscience companies and generally made equity and debt financing more difficult to obtain. This volatility, coupled with other factors, may limit our access to additional financing.

In October of 2015, we acquired the Primsol business for $1.9 million which we will pay over a one year period and entered into a manufacturing agreement with Biovest to serve as the contract manufacturer for ProstaScint over a four year period at a total cost of $5.0 million of which $2.0 million is expected to be paid in fiscal 2016. We have updated our forecast for fiscal 2016 and 2017 as of February 10, 2016 and we still believe that we have adequate capital as of this date.

As part of our plan to raise capital, during July and August 2015, we sold in a private placement convertible promissory notes with an aggregate principal amount of $5.2 million. The notes are our unsecured obligations. For the notes that were not converted as of February 11, 2016 the notes will mature 18 months from their respective dates of issuance which will be on January 22 and February 11, with an option to extend up to six months at our discretion (provided that in the event we exercise such extension option, the then applicable interest rate shall increase by 2% for such extension period). We do not have the right to prepay the notes prior to the maturity date. Interest will accrue on the notes in the following amounts: (i) 8% simple interest per year for the first six months and (ii) 12% simple interest per year thereafter if not converted during the first six months. Interest will accrue, and be payable with the principal upon maturity, conversion or acceleration of the notes and may be paid in kind or in cash, in our sole discretion. The notes are convertible at any time in a noteholder’s discretion into that number of shares of our common stock equal in an amount equal to 120% of the number of shares of common stock calculated by dividing the then outstanding principal and accrued interest by $4.63. In the event that we sell equity securities to investors at any time while the notes are outstanding in a financing transaction that is not a Qualified Financing, then the noteholders will have the option to convert in whole the outstanding principal and accrued interest as of the closing of such financing into a number of shares of our capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (i) the lowest cash price per share paid by purchasers of shares in such financing, or (ii) $4.63. A holder of notes will be obligated to convert on the terms of our next public offering of our stock resulting in proceeds to us of at least $5,000,000 in gross proceeds (excluding indebtedness converted in such financing) prior to the maturity date of the notes (a “Qualified Financing”). The principal and accrued interest under the notes will automatically convert into a number of shares of such equity securities of our Company sold in such financing equal to 120% of the principal and accrued interest under such note divided by the lesser of (i) the lowest price paid by an investor in such financing or (ii) $4.63. On February 10, 2016, an aggregate of $4,125,000 of principal and $143,000 of accrued interest on the notes converted into an aggregate of 7,879,096 shares of our common stock. Upon the closing of this offering, an aggregate of $1,050,000 in principal and $59,000 in accrued interest on the 2015 convertible notes outstanding on March 10, 2016 will automatically convert into an aggregate of 1,928,941 shares of our common stock, assuming a public offering price of $0.69 per share, which was the closing price of our common stock as quoted on OTCQX on March 10, 2016.

If we cannot raise adequate additional capital in the future when we require it, we will be required to delay, reduce the scope of our commercialization efforts or to eliminate expenses associated with our late-stage development programs. We also may be required to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. This may lead to impairment or other charges, which could materially affect our balance sheet and operating results.

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

Impact of Inflation

In general, we believe that our operating expenses can be negatively impacted by increases in the cost of clinical trials due to inflation and rising health care costs.

BUSINESS

Business Overview

We are a specialty healthcare company concentrating on developing and commercializing products with an initial focus on urological conditions. We are focused primarily on the urological disorders market and specifically urological cancers, urinary tract infections, male infertility, and sexual dysfunction.

We are currently focused on commercializing our ProstaScint® product, which has been re-launched in the U.S. through a focused commercial infrastructure and we are working on developing corporate relationships outside the U.S. to launch ProstaScint in major healthcare markets around the world. We acquired ProstaScint in May 2015 from Jazz Pharmaceuticals. ProstaScint, which is approved by the FDA, is a marketed biologic imaging agent specifically indicated for the diagnostic staging of prostate cancer patients. We are also commercializing our Primsol® product, which we plan to launch through a focused commercial infrastructure in the U.S. while developing corporate relationships outside the U.S. to launch Primsol in major healthcare markets around the world. We acquired Primsol in October 2015 from FSC Laboratories. Primsol, which also is approved by the FDA, is a marketed anti-infective specifically indicated for the treatment of uncomplicated urinary tract infections. Additionally, we have developed the MiOXSYSTM System as a diagnostic device for the detection of infertility in semen analysis. The MiOXSYS System is CE Marked and approved for sale in Europe and other markets around the world, so we are initiating efforts to build a global distribution network comprised of companies focused on infertility and urological diseases. Along with the development of the MiOXSYS System, we have launched the RedoxSYS® oxidation-reduction potential system, or the RedoxSYS® System, into the global research market and are developing numerous clinical applications beyond infertility. Further, Zertane is now subject to an accepted Investigational New Drug application by the FDA, and a Phase 3 clinical development program has been designed and accepted by the FDA. Depending on our success in raising additional funds, we may decide to focus our capital resources on other strategies and not pursue clinical testing of Zertane in the U.S. If we decide not to pursue clinical testing of Zertane, we will seek strategic options to maximize the value of Zertane, inclusive of divestiture, out-licensing, and strategic commercial collaborations.

Our Strategy

We expect to create value by implementing a focused, four-pronged strategy. Our primary focus is on growing our current, revenue-generating products, while building a complementary portfolio of aligned urology assets. In less than one year since our inception we have acquired two FDA-approved, marketed assets, launched a specialty urology sales force, initiated ex-U.S. partnering discussions for our commercial products ProstaScint and Primsol and pipeline asset Zertane, advanced our lead diagnostic asset MiOXSYS to CE Marking, and engaged in asset purchase and licensing discussions for products aligned to our strategy.

Aytu BioScience’s Four Strategic Value Drivers

The four elements of our strategy are:

•	Launching ProstaScint, Primsol, and MiOXSYS outside the United States via a developing distribution network, and commercializing and growing our revenue-generating, FDA-approved products in the United States via a direct commercial infrastructure.

Ex-U.S.  As neither ProstaScint nor Primsol have been approved and marketed outside the U.S., we believe we can realize commercial opportunities through efficient corporate partnerships in key markets around the world. Also, with MiOXSYS now CE Marked we can develop a distribution network to launch this first-in-class in vitro diagnostic device.

United States.  We have launched a commercial infrastructure in the U.S. in order to support increased sales and distribution of ProstaScint and Primsol in the U.S. We have a highly experienced sales force that is distinctly focused on impacting the prescribing of urologists, and through this efficient sales channel we are able to increase prescribing of our unique urology assets.

ProstaScint has several unique selling features that we believe will enable significant sales growth and regular use by healthcare providers diagnosing and treating prostate cancer. ProstaScint is the only imaging agent that specifically targets prostate cancer cells and demonstrates high sensitivity, specificity, and accuracy. In multiple clinical studies researchers have shown that when SPECT/CT scans were used in patients pre-treated with ProstaScint, ProstaScint imaging was highly sensitive in detecting prostate cancer and significantly predictive of 10-year biochemical disease free survival in prostate cancer patients (86.6% vs. 65.5%; p=0.0014). Additionally, the American Cancer Society specifically recognizes ProstaScint by name in current prostate cancer diagnosis guidelines.

Prostate cancer is the most common cancer among men in the United States, with an estimated 241,000 annual cases (as of 2012). Further, more than 2,200,000 men are alive with some history of prostate cancer, and over 30,000 U.S. men die each year from the disease. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. The U.S. market for the diagnosis and screening of prostate cancer is expected to total $17.4 billion in 2017, a CAGR of 7.5% since 2012.

Primsol is an antimicrobial agent that is indicated to treat uncomplicated urinary tract infections (UTIs). Primsol is the only oral solution containing trimethoprim and offers a novel solution for UTI patients who are either allergic to sulfamethoxazole (which is commonly combined with trimethoprim) or have difficulty swallowing pills. Because many prostate cancer patients have temporary urinary catheters placed, they are frequently diagnosed with recurrent urinary tract infections. Primsol offers a solution to those patients and enables us to sell multiple products to the same prescribing clinicians.

•	Developing a pipeline of novel urological therapeutics through assertive acquisition, licensing, or co-promotion, inclusive of both marketed and late-stage development assets.

In order to diversify our product portfolio and create more value, we intend to seek to acquire complementary products or product candidates to develop and/or commercialize including marketed assets. Initially, the focus will be on acquiring products or product candidates for urological conditions but we will opportunistically consider other products or product candidates based on their ability to create value and complement our focus. We plan to pursue product acquisitions, inclusive of therapeutics, diagnostics, and devices, which we will evaluate for their strategic fit and potential for near-term and/or accretive value to us. In less than nine months from the Company’s inception we are generating revenue from the acquisition of both ProstaScint and Primsol, and we expect to identify and acquire additional, complementary urology assets in the future.

•	Completing U.S. studies in male infertility with the MiOXSYS System to enable 510k de novo clearance by FDA

With MiOXSYS now CE marked and available for sale in many markets outside the U.S., we are positioned to initiate our clinical studies in the U.S. to enable 510k de novo clearance. We expect to received guidance from FDA on clinical study design and patient criteria and implement the required clinical program as soon as possible. If approved, MiOXSYS would be the first and only semen analysis diagnostic test for the detection of oxidative stress in infertility.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. As such, we have bolstered our research focus in this area with the MiOXSYS System to complement our focus on urologic conditions. The global male infertility market is expected to grow to over $300 million by 2020 with a CAGR of nearly 5% from 2014 to 2020. Oxidative stress is broadly implicated in the pathophysiology of idiopathic male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess degree of oxidative stress and monitor patients’ responses to antioxidant therapy and improve diagnosis of male infertility.

Through our extensive network of researchers developed at one of our predecessor companies Luoxis, the RedoxSYS System has demonstrated the potential to have broad clinical applications inclusive of male infertility in semen analysis studies. Studies have been completed at a major U.S. university and major hospital outside the U.S. in the evaluation of male infertility. As such, we developed the MiOXSYS System as a line extension to RedoxSYS to specifically assess oxidative stress in semen as a tool to assess male infertility. In January 2016, the MiOXSYS System received CE Marking and is now available for sale in multiple ex-U.S. markets including Europe, the Middle East, and parts of Asia.

•	Maximizing the value of Zertane, our product candidate for the on-demand treatment of premature ejaculation through pursuit of global or regional licensing partners or asset sale.

Our therapeutic product candidate is Zertane, a Phase 3-ready oral product for the treatment of PE. The premature ejaculation market in the U.S. and Europe is expected to reach over $1.3 billion in annual sales in 2017, representing an increase of 10.3% over 2010. According to published analyses, PE is a highly prevalent male sexual dysfunction affecting 20 – 30% of men worldwide. Based on internal market research and published reports, we believe that PE is up to 1.5-times more prevalent than erectile dysfunction, or ED.

Zertane is in advanced clinical studies, and we have already completed pivotal study-enabling studies in Europe that demonstrate favorable efficacy and safety in more than 600 patients with PE. In addition, Zertane obtained an active IND with the FDA. We also expect to seek collaboration agreements to commercialize

Zertane outside the U.S. We already have such agreements in place to commercialize Zertane in South Korea and Brazil, Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America which will — if approved — provide royalty and milestone-based revenue for us.

Our Marketed Urology Products

ProstaScint for the Detection of Prostate Cancer

On May 20, 2015, we acquired ProstaScint® from Jazz Pharmaceuticals. ProstaScint Kit, or capromab pendetide, is a radio-labeled monoclonal antibody, which is a biologic product that targets a specific antigen. ProstaScint targets prostate specific membrane antigen, or PSMA, a protein uniquely expressed by prostate tissue. A radioactive substance called Indium (In 111) is attached to the proprietary, mouse-derived antibody. The radiolabeled antibody is infused into the patient and is taken up by prostate cancer cells which can be detected and visualized with a special nuclear medicine scan (single-photon emission tomography, or SPECT). ProstaScint has been shown to be clinically effective in determining the course of treatment for a patient who has had a prostatectomy and/or has suspected metastasis (spread of the cancer cells beyond the prostate). Further, ProstaScint has demonstrated efficacy in patients classified as high risk or with recurrent prostate cancer. ProstaScint has been approved by the FDA and Health Canada, and significant clinical data exist demonstrating the significant predictive value in prostate cancer staging.

Prostate Cancer Market

According to the American Cancer Society prostate cancer is the most common cancer among men in the United States, with an estimated 241,000 annual cases (as of 2012). Further, more than 2,200,000 men are alive with some history of prostate cancer, and over 30,000 U.S. men die each year from the disease. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. The U.S. market for the diagnosis and screening of prostate cancer is expected to total $17.4 billion in 2017, a CAGR of 7.5% since 2012. Importantly, ProstaScint is the only FDA-approved radiopharmaceutical (for use in radioimmunoscintigraphy) specifically indicated for prostate cancer screening and is specifically highlighted in the American Cancer Society practice guidelines for prostate cancer screening and staging.

Prostate cancer is classified into four stages based on severity: Stages 1 through 4. Stage 3 is considered “high risk” and Stage 4 is when cancer has become metastatic. Radioimmunoscintigraphy has been established as a diagnostic to stage cancer malignancy and one of the most widespread clinical uses has been for the detection of prostate cancer.

ProstaScint Clinical Data

Multiple clinical studies have been conducted in the United States and published in peer-reviewed publications that consistently demonstrate substantial clinical efficacy of ProstaScint in staging prostate cancer patients and specifically identify whether the cancer is confined to the prostate or has metastasized to other parts of the body. Through more accurate clinical staging and identification of metastatic prostate cancer, clinicians are able to better direct therapeutic interventions and improve outcomes. A brief summary of key clinical findings for ProstaScint from select studies are summarized below.

Principal Investigator(s)/ Primary Authors	Publication	Patient Population	Conclusion/Results
Ellis RJ et al.	Int. J. Radiation Oncology Biol. Phy. (2010)	Patients presenting for primary radiotherapy having a clinical diagnosis of localized primary prostate cancer; Patients evaluated for tumor stage using conventional staging and SPECT/CT (N=239)	SPECT/CT imaging with ProstaScint pre-treatment was significantly predictive of 10-year biochemical disease-free survival (86.6% vs. 65.5%; p=0.0014)
Haseman MK et al.	Urology (2007)	Men with prostate cancer who underwent imaging with ProstaScint pretreatment; Patients were divided according to the presence or absence of central abdominal uptake (CAU) (N=341)	SPECT/CT imaging with ProstaScint pretreatment effectively predicted death rates among patients with central abdominal uptake (CAU), and demonstrated that prostate cancer-specific death rates were 10 times higher in patients identified with ProstaScint as having central abdominal uptake (p=0.005).
Ellis RJ et al.	Brachytherapy (2005)	Men with prostate cancer of all risk categories who underwent imaging with ProstaScint pretreatment; patients were divided into low, intermediate, and high risk and underwent brachytherapy (N=239)	SPECT/CT imaging with ProstaScint pretreatment effectively predicted biochemical disease recurrence regardless of the patient’s risk category; 7-year outcomes data from brachytherapy patients with treatment based on the ProstaScint scan showed a significant difference in biochemical disease-free survival.

Radiation oncology experts have published numerous papers expressing the potential for expanded use of ProstaScint in prostate cancer imaging due to advances in imaging technologies since the product’s initial approval. Since the early 2000s, significantly greater image resolution has been enabled due to the advent of dual head cameras (and improved imaging in general) along with the use of co-registered images where radiologists now combine the images of SPECT and computerized tomography, or CT, or magnetic resonance imaging, or MRI. Because of these factors, we believe there is significant commercial opportunity for ProstaScint.

ProstaScint Product Information

ProstaScint is provided as a two-vial kit which contains all of the non-radioactive ingredients necessary to produce a single unit dose for administration by intravenous injection. The ProstaScint vial contains 0.5 mg of capromab pendetide in 1 mL of sodium phosphate buffered saline solution adjusted to pH 6; a sterile, pyrogen-free, clear, colorless solution that may contain some translucent particles. The vial of sodium acetate buffer contains 82 mg of sodium acetate in 2 mL of water for injection adjusted to pH 5 – 7 with glacial acetic acid; it is a sterile, pyrogen-free, clear, and colorless solution. Neither solution contains a preservative.

Each kit also includes one sterile 0.22 μm Millex® GV filter, prescribing information, and two identification labels. The hospital is responsible for addition of Indium In 111. ProstaScint may also be helpful in conjunction with other scans (CT or MRI) for higher risk patients, by detecting lymph nodes in the abdomen that are involved with prostate cancer cells, but may still appear falsely normal on CT or MRI scans.

The procedure to administer ProstaScint is as follows: the patient is given an intravenous, or IV, infusion of the monoclonal antibody, and 30 minutes later, a scan is performed. A second scan is done between 96 and 120 hours (4 – 5 days) after the infusion. The first scan (on the day of the infusion) takes approximately 1 hour, while the second scan takes approximately 2.5 hours.

ProstaScint Uses

ProstaScint is indicated as a diagnostic imaging agent in newly-diagnosed patients with biopsy-proven prostate cancer, thought to be clinically-localized after standard diagnostic evaluation (e.g. chest x-ray, bone scan, CT scan, or MRI), who are at high-risk for pelvic lymph node metastases. It is not indicated in patients who are not at high risk.

ProstaScint is also indicated as a diagnostic imaging agent in post-prostatectomy patients with a rising PSA and a negative or equivocal standard metastatic evaluation in whom there is a high clinical suspicion of occult metastatic disease. The imaging performance of Indium In 111 ProstaScint following radiation therapy has not been studied.

The information provided by Indium In 111 ProstaScint imaging should be considered in conjunction with other diagnostic information. Scans that are positive for metastatic disease should be confirmed histologically in patients who are otherwise candidates for surgery or radiation therapy unless medically contraindicated. Scans that are negative for metastatic disease should not be used in lieu of histological confirmation. ProstaScint is not indicated as a screening tool for carcinoma of the prostate nor for re-administration for the purpose of assessment of response to treatment.

Primsol for the Treatment of Urinary Tract Infections

In October 2015 we acquired Primsol (trimethoprim hydrochloride oral solution) from FSC Laboratories, Inc. Primsol is the only FDA-approved trimethoprim-only oral solution for urinary tract infections and is standard therapy for such infections. Primsol is a sulfa-free, pleasant tasting, dye-free liquid that is appropriate for patients that are sulfa allergic and individuals that have difficulty swallowing pills. Primsol has demonstrated efficacy in eradicating key pathogens implicated in urinary tract infections including E. coli and has demonstrated similar efficacy to trimethoprim-sulfamethoxazole combination agents. Primsol addresses a significant issue as many patients experience an allergic reaction to sulfamethoxazole. As the only oral solution containing only trimethoprim, Primsol offers distinct advantages over sulfa-containing antibacterial agents. Primsol was approved by the FDA in 2000 and was originally marketed by Ascent Pediatrics. FSC Laboratories acquired Primsol from Taro Pharmaceutical.

Primsol is a solution of the synthetic antibacterial trimethoprim in water prepared with the aid of hydrochloric acid. Each 5 mL for oral administration contains trimethoprim hydrochloride equivalent to 50 mg trimethoprim and the inactive ingredients bubble gum flavor, fructose, glycerin, methylparaben, monoammonium glycyrrhizinate, povidone, propylparaben, propylene glycol, saccharin sodium, sodium benzoate, sorbitol, water and hydrochloric acid and/or sodium hydroxide to adjust pH to a range of 3.0 – 5.0. Primsol is indicated for the treatment of initial episodes of uncomplicated urinary tract infections in adults due to susceptible strains of the following organisms: Escherichia coli, Proteus mirabilis, Klebsiella pneumoniae, Enterobacter species and coagulase-negative Staphylococcus species, including S. saprophyticus.

For the treatment of uncomplicated urinary tract infections the usual oral adult dosage of Primsol is 100 mg (10 mL) every 12 hours or 200 mg (20 mL) every 24 hours, each for 10 days.

Urinary tract infections, or UTIs are among the most common diagnoses in the U.S., where the prevalence is estimated at 8.1 million physician office visits. Additionally, one fourth of women will have recurrent UTIs requiring the repeated use of oral antibiotics. Current UTI treatment recommendations include the use of trimethoprim-containing products given the compound’s longstanding, established efficacy profile in effectively eradicating the key pathogens implicated in UTIs. Primsol has demonstrated efficacy in the eradication of the key pathogens implicated in urinary tract infections as demonstrated by a series of quantitative methods and clinical studies.

Quantitative methods are used to determine antimicrobial minimum inhibitory concentrations, or MICs, to eradicate pathogens implicated in urinary tract infections. These MICs provide estimates of the susceptibility of bacteria to antimicrobial compounds. The MICs should be determined using a standardized procedure. Standardized procedures are based on a dilution method (broth or agar) or equivalent with standardized inoculum concentrations and standardized concentrations of trimethoprim powder.

The MIC values should be interpreted according to the following criteria:

For testing aerobic microorganisms isolated from urinary tract infections:

MIC (mcg/mL) Interpretation

≤ 8	Susceptible (S)
≥ 16	Resistant (R)

A report of “Susceptible” indicates that the pathogen is likely to be inhibited if the antimicrobial compound in the blood reaches the concentrations usually achievable. A report of “Intermediate” indicates that the result should be considered equivocal, and, if the microorganism is not fully susceptible to alternative, clinically feasible drugs, the test should be repeated. This category implies possible clinical applicability in body sites where the drug is physiologically concentrated or in situations where high dosage of drug can be used. This category also provides a buffer zone which prevents small uncontrolled technical factors from causing major discrepancies in interpretation. A report of “Resistant” indicates that the pathogen is not likely to be inhibited if the antimicrobial compound in the blood reaches the concentrations usually achievable; and other therapy should be selected.

Standardized susceptibility test procedures require the use of laboratory control microorganisms to control the technical aspects of the laboratory procedures. Standard trimethoprim powder as contained in Primsol provides the following MIC values against E. coli demonstrating significant susceptibility of this primary causal organism in urinary tract infections:

Microorganism MIC	(mcg/mL)
Escherichia coli	0.5 – 2

Trimethoprim has been shown to be active against the following microbial strains as indicated below and demonstrated through in vitro and clinical studies.

Aerobic gram-positive microorganisms

•	Staphylococcus species (coagulase-negative strains, including S. saprophyticus)
•	Streptococcus pneumoniae (penicillin-susceptible strains)

Aerobic gram-negative microorganisms

•	Enterobacter species
•	Escherichia coli
•	Haemophilus influenza (excluding beta-lactamase negative, ampicillin resistant strains)
•	Klebsiella pneumonia
•	Proteus mirabilis

Primsol has demonstrated efficacy in the treatment of uncomplicated urinary tract infections without the potential side effects and allergic reactions sometimes attributed to sulfa-containing trimethoprim formulations. Importantly, and despite the fact that FSC Laboratories did not historically promote Primsol to urologists, 26% of Primsol prescriptions over the six-year period of September 2009 through August 2015 were written by urologists. This, we believe, underscores the unmet market opportunity for Primsol in presenting this treatment option more assertively to urologists. As our sales team will already be accessing urologists through their promotion of ProstaScint, Primsol can be positioned as a first-line treatment option for urologists treating uncomplicated UTIs. With two FDA-approved products directed at urologists, we are able to efficiently drive awareness and increase through a focused field effort. ProstaScint and Primsol are commercially complementary and enable us to utilize our field sales force’s synergies to affect prescription growth on both products while directing promotional efforts to our urology customers.

MiOXSYS In Vitro Diagnostic System for Male Infertility

Male infertility is a significant medical condition that urologists and infertility specialists treat frequently in the office setting or specialized fertility centers around the world. Of all sexually active couples, 8 – 12% are infertile and male infertility is the sole cause or contributing factor up to 50% of the time. The global male infertility market is large and growing. The market for male infertility diagnosis and treatments is expected to grow to more than $300 million globally by 2020, with a CAGR of nearly 5% from 2014 to 2020. Despite the prevalence of male infertility, difficulties remain in effectively diagnosis root causes. Oxidative stress assessment is considered a standard practice in complex andrology laboratories around the world, but due to various factors oxidative stress testing is not routinely employed in clinicians’ offices or standard laboratory settings.

Seminal oxidative stress has been well established throughout the peer-reviewed literature to play a substantial role in unexplained male infertility, and researchers and clinicians actively consider oxidative stress when conducting laboratory infertility assessment. While oxidative stress is well established as a leading contributing factor to male infertility, a significant proportion of male infertility remains unexplained in part because of the lack of standardized tests available to clinicians and researchers to assess oxidative stress in semen and plasma. This lack of standardization has resulted in poor implementation of semen and plasma analysis around the world. Further, current testing platforms are cost-prohibitive for small office settings or local medical laboratories and require extensive training and on-site expertise. Additionally, antioxidant supplementation is frequently recommended to patients by clinicians without an effective method of measuring treatment success. As such, we believe introducing the MiOXSYS System to assess oxidative stress levels in semen and seminal fluid represents a significant commercial opportunity and novel way for clinicians to assess male factor infertility and assess therapeutic responses of patients in a simple, reliable, and cost-effective way.

The MiOXSYS System was CE Marked in January 2016, and we expect to initiate early commercialization efforts outside the U.S. by the end of fiscal 2016.

An attractive aspect of the reproductive health market relates to reimbursement as infertility treatments and the associated diagnostic tests are generally paid directly by patients. The current infertility treatments could cost in excess of $10,000 per treatment cycle, so the addition of a moderately priced oxidative stress test would consume nominal relative costs while providing specific, actionable information needed to improve the oxidative status of infertile patients. The current infertility treatments include antioxidant supplements and lifestyle modifications that lower oxidative stress (e.g., smoking cessation, exercise, dietary changes, etc.), so the measurements reported by the MiOXSYS System could effectively guide treatment in the infertile patients.

The global male infertility market is expect to grow to more than $300 million by 2020. With a substantial base of conditions for which the MiOXSYS System may present utility, we believe there is significant revenue potential from this first-in-class system.

As part of our strategy to develop future clinical applications of the RedoxSYS System (the MiOXSYS System’s predecessor product for plasma and whole blood detection), we have conducted initial studies in male reproductive health. Male infertility is a significant medical condition in which oxidative stress is well known to play a substantial role. As such, we believe developing a clinical application to assess oxidative stress levels with the uniquely designed and programmed MiOXSYS System for semen analysis represents a significant commercial opportunity. Oxidative stress is well established as a leading contributing factor to male infertility. Further, a significant proportion of male infertility remains unexplained in part because of the lack of standardized tests available to clinicians and researchers to assess oxidative stress in semen and seminal plasma. This lack of standardization has resulted in poor implementation of semen and plasma analysis around the world. Further, currently available tests are cumbersome, time consuming to perform, and costly.

We conducted initial proof-of-concept clinical studies in male infertility with a leading research center in the United States, which demonstrate that oxidation-reduction potential effectively measures oxidative stress levels in semen and seminal plasma — and that these levels strongly correlate with established markers of infertility. Semen analysis studies are routinely conducted to assess causes of infertility, so we expect clinicians and oxidative stress researchers to readily integrate the MiOXSYS System into routine use upon the completion of more extensive studies and regulatory clearance for this use. Additional studies are now in the late planning stages that will evaluate the MiOXSYS System’s performance in the detection of oxidative stress levels and correlations with key semen parameters in both healthy and infertile males. The MiOXSYS System must receive 510(k) de novo clearance from the FDA before we can market it for clinical use in the United States. Of the $300 million male infertility market projected for 2020, the North American, Middle Eastern, and Asia Pacific markets dominate due to prevalence, awareness of treatment, and availability of treatment resources. Thus, it is important that we have already established distribution relationships and direct access to major oxidative stress researchers in many of these important markets.

Following our initial proof of concept studies with a leading center in the United States with the MiOXSYS system, we conducted our CE Mark-enabling study with over 300 infertile patients. The two key studies conducted with these leading centers are presented below.

United States-Based Proof-of-Concept Clinical Study

Fifty-one (51) male patients were seen in a national clinic for suspected infertility. In addition to standard semen analyses (WHO 5th Edition, 2010), samples were measured for oxidative stress using the MiOXSYS System. Raw sORP values were normed to sperm concentration (mv/106 sperm/mL) and compared across six semen parameters that are associated with fertility: ejaculate volume, concentration, total sperm number, total motility, progressive motility, and normal morphology. Higher sORP values are associated with a higher state of oxidative stress.

Patients with abnormally low ejaculate volume had similar sORP values as those with a normal volume. Those with an abnormally low sperm concentration or overall total number, have significantly higher sORP values than those in the normal range. Abnormally few motile sperm or few sperm with a progressive motility were also associated with significantly higher sORP values than those in the normal range. Lastly, semen samples that had fewer normal sperm had slightly, but not significantly, higher sORP values. Thus, most abnormal semen parameters appear to be associated with higher measures of oxidative stress.

When samples that achieve all six parameters of associated with fertile semen are compared to samples that fail one or more of the parameters, the samples that meet the parameters have significantly lower sORP values than those that fail one or more. A cutoff value of 1.635 mv/106 sperm/mL separated those that met fertility standards from those that did not. In the current study, 85.7% of samples that met standards fell below this cutoff value, whereas 71.8% of those that failed one or more parameters had sORP values above this cutoff. The probability that a semen sample with a measured sORP value higher than the cutoff is abnormal in at least one of the semen parameters, is 96.5%. Lastly, the more parameters that a semen sample falls within the abnormal range, the higher the sORP values, thus those that are abnormal on five or six parameters have higher sORP values than those that are abnormal on one or two.

Data derived from patients of the national clinic confirms the results obtained in an international fertility clinic. Overall, semen that falls into the abnormal range for concentration, total number, motility, and morphology have higher levels of oxidative stress as indicated by higher sORP values. These values are uniquely obtained using the MiOXSYS System for semen analysis.

International Pivotal Clinical Study

Three-hundred sixty-six (366) male partners from couples seeking fertility advisement in an international clinic were recruited. In addition to standard semen analyses (WHO 5th Edition, 2010), samples were measured for oxidative stress using the MiOXSYS System. Raw sORP values were normed to sperm concentration (mv/106 sperm/mL) and compared across six semen parameters that are associated with fertility: ejaculate volume, concentration, total sperm number, total motility, progressive motility, and normal morphology. Higher sORP values are associated with a higher state of oxidative stress.

Patients with abnormally low ejaculate volume had similar sORP values as those with a normal volume. Those with an abnormally low sperm concentration or overall total number, have significantly higher sORP values than those in the normal range. Abnormally few motile sperm or few sperm with a progressive motility were also associated with significantly higher sORP values than those in the normal range. Lastly, semen samples that had fewer normal sperm had significantly higher sORP values than those that fell into the range of normal morphology. Thus, most abnormal semen parameters appear to be associated with higher measures of oxidative stress.

When samples that achieve all six parameters associated with fertile semen are compared to samples that fail one or more of the parameters, the samples that meet the parameters have significantly lower sORP values than those that fail one or more. A cutoff value of 1.635 mv/106 sperm/mL separated those that met fertility standards from those that did not. In the current study, 91.43% of samples that met fertility standards fell below this cutoff value whereas 59.5% of those that failed one or more had sORP values above this cutoff. The probability that a semen sample with a measured sORP value higher than the cutoff is abnormal in at least one of the semen parameters, is 98.6%. Lastly, the more parameters that a semen samples falls within the abnormal range, the higher the sORP values, thus those that are abnormal on five or six parameters have higher sORP values than those that are abnormal on one or two.

Data derived from patients at this international clinic confirms the results obtained in United States fertility clinic. Overall, semen that falls into the abnormal range for concentration, total number, motility, and morphology have higher levels of oxidative stress as indicated by higher sORP values. These values are obtained uniquely using the MiOXSYS System for semen analysis.

Proof of concept clinical studies have been conducted at the Cleveland Clinic’s Department of Urology, and two posters were presented at the 2015 American Society for Reproductive Medicine in November 2015. These abstracts are presented below.

Establishing the Oxidation-Reduction Potential in Semen and Seminal Plasma

A. Agarwal,1 S. S. Du Plessis,1,2 R. Sharma,1 L. Samanta,1,3 A. Harlev,1,4 G. Ahmad,1,5 S. Gupta,1 E. S. Sabanegh6; 1. Center For Reproductive Medicine, Cleveland Clinic, Cleveland, OH, 2. Medical Physiology, Stellenbosch University, Tygerberg, South Africa, 3. Redox Biology Laboratory, School of Life Sciences, Ravenshaw University, Orissa, India, 4. Soroka Medical Center, Ben-Gurion University, Beer Sheva, Israel, 5. Physiology and Cell Biology, University of Health Sciences, Lahore, Pakistan, 6. Department of Urology, Cleveland Clinic, Cleveland, OH

Abstract:

Objective:  Oxidation-reduction potential (ORP) is a novel measure of oxidative stress or redox imbalance in biological samples. Static ORP (sORP) provides an integrated measure of the balance between total oxidants and reductants in a biological system, whereas capacity ORP (cORP) equates to the amount of antioxidant reserves. sORP has been shown to correlate well with illness and injury severity that accompanies the state of oxidative stress; cORP correlates with the ability to respond to illness or injury. Our objectives were to evaluate whether 1) ORP can be measured in semen and seminal plasma samples and 2) ORP levels correlate with sperm motility.

Design:  Prospective study measuring ORP in both semen and seminal plasma.

Materials and Methods:  Semen samples (n=18) from normal control subjects were divided into two fractions and the seminal plasma was isolated from one fraction (300 x g, 7min). Sperm count and motility were assessed manually. sORP (mV/106 sperm) and cORP (μC/106 sperm) were measured in both fractions (RedoxSYS®, Aytu BioScience). Values are reported as Mean ± SEM. Spearman correlation and Receiver Operating Characteristic curves (ROC) were used for statistical analysis.

Results:  sORP and cORP levels in semen correlated significantly with the levels in seminal plasma. A significant negative correlation existed between sperm motility and sORP in both semen (r=-0.609; p=0.004) and seminal plasma (r=-0.690; p=0.002). Furthermore, a sORP cutoff of 4.73mV/106 sperm in semen (sensitivity = 100%, specificity = 89.5%, AUC=0.947) and 4.65mV/106 sperm in seminal plasma (sensitivity = 100%, specificity = 93.8%, AUC = 0.969) was highly predictive of abnormal sperm motility.

Conclusions:  RedoxSYS® accurately measured sORP and cORP in both semen and seminal plasma samples. Based on high sensitivity as assessed by ROC analysis, sORP levels can be used to screen infertile men with oxidative stress. These results are being validated in a larger cohort of infertile men.

Effect of Time on Oxidation-Reduction Potential in Semen and Seminal Plasma

R. Sharma,1 S. S. Du Plessis,1,2 A. Agarwal,1 A. Harlev,1,3 L. Samanta,1,4 G. Ahmad,1,5 S. Gupta,1 E. S. Sabanegh6; 1. Center For Reproductive Medicine, Cleveland Clinic, Cleveland, OH, 2. Medical Physiology, Stellenbosch University, Tygerberg, South Africa, 3. Soroka Medical Center, Ben-Gurion University, Beer Sheva, Israel, 4. Redox Biology Laboratory, School of Life Science, Ravenshaw University, Orissa, India, 5. Physiology and Cell Biology, University of Health Sciences, Lahore, Pakistan, 6. Department of Urology, Cleveland Clinic, Cleveland, OH

Abstract:

Objective:  Oxidation-reduction potential (ORP) is a novel measure of oxidative stress or redox imbalance in biological fluids. Reactive oxygen species (ROS) are highly reactive and have a very short half-life. ROS levels in the seminal ejaculate should be measured within an hour after collection to prevent a reduction in ROS levels over time. The traditional methods of measuring seminal ROS are time sensitive and time consuming, making it difficult to use them for diagnostic purposes. It would be highly advantageous to employ a method that is independent of semen age and provides results in real time. The objective was to assess the effect of time on static ORP (sORP), which provides a snapshot of current redox balance, and capacity ORP (cORP) which is indicative of the amount of antioxidant reserves available.

Design:  Prospective study measuring ORP in semen and seminal plasma samples at time 0 and 120 minutes. Materials and Methods: The sORP and cORP of both semen (n=18) and seminal plasma (n=15) samples from normal control subjects were measured after liquefaction (time 0) and after 120 minutes of incubation at room temperature (RedoxSYS®, Aytu BioScience). Values are mean ± SEM. Spearman correlation was used for statistical analysis.

Results:  A significant correlation was seen between sORP at time 0 and 120 minutes in semen and seminal plasma. Similar correlations were found for cORP values at both time intervals.

Conclusions:  ORP values are not affected by the age of semen or seminal plasma for up to 120 minutes, making it easier to employ this new technology for diagnostic use.

RedoxSYS System for Research Use

We completed the development of the RedoxSYS System (MiOXSYS’ predecessor product) during the two years preceding the Merger. In 2014, we received ISO 13485 certification, demonstrating our compliance with global quality standards in medical device manufacturing. This enabled the launch of the RedoxSYS System into the research market around the world. We also received a CE marking in Europe and Health Canada clearance to begin the market development of the RedoxSYS System as a clinical diagnostic in Europe, Canada, and elsewhere around the world where CE marking is recognized. We launched sales efforts into the research market in late 2014 and since that time have placed the RedoxSYS System at a number of prominent research centers in the United States, Europe, and Israel. We expect to leverage these research relationships and build numerous applications in areas where researchers are studying oxidative stress. Currently, there are no available research platforms that measure oxidation-reduction potential in biologic fluids (i.e., blood, plasma, serum, semen, seminal fluid, cerebrospinal fluid, tissue, and cells). While oxidative stress is commonly studied in research settings around the world (both academia and industry), the current assessment methods are incomplete, time consuming, and often impractical for assessing oxidative stress completely. To position the RedoxSYS System effectively in the research market, we have placed key personnel in the United States, Europe, and Asia to develop direct research business relationships as well as distribution networks. Through these proof of concept studies and clinical exploratory studies, we identified the application of oxidation-reduction potential in male infertility assessment. As such, MiOXSYS was developed specifically for assessing semen and seminal plasma ORP levels. While we expect additional clinical applications to be developed through these applications, our near-term focus is on completing the development of MiOXSYS for use in semen analysis for male infertility assessment.

Background on the MiOXSYS System

MiOXSYS is a novel, portable device that measures oxidation-reduction potential, or ORP, a global measure of oxidative stress. MiOXSYS is the first and only system that measures ORP in biologic specimens to provide a complete measure of redox balance, which is broadly implicated across a wide range of both acute and chronic conditions.

Potential Role of ORP in Diagnosing Male Infertility

Oxidation-reduction potential is defined in the published literature as follows:

“ORP in a biological system is an integrated measure of the balance between total oxidants and reductants. In plasma, many constituents contribute to the ORP. Reactive oxygen species (ROS), such as the superoxide ion, hydroxyl radical, hydrogen peroxide, nitric oxide, peroxynitrite, transition metal ions, and hypochlorous acid, contribute to the oxidative potential. Plasma reductants include thiols, vitamin C, tocopherol, β-carotene, lycopene, uric acid, bilirubin, and flavinoids. Enzymes such as superoxide dismutase, or SOD, catalase, and glutathione peroxidase, are involved in the conversion of ROS into less reactive species. ORP monitoring of plasma represents a single measurement that integrates the overall quantitative balance among the oxidants and reductants of the system.”

Given that ORP represents a single, global measure of oxidative stress in a biological system, we believe the potential for ORP to serve as a standardized marker in semen analysis and other aspects of infertility assessment is significant. A major limitation of oxidative stress assays relates to the fact that there is poor standardization in testing. As many factors contribute to oxidative stress (e.g., free radical proliferation, antioxidant depletion, DNA damage, etc.), it is important to have an integrated measure that combines all known and unknown oxidants and reductants in the respective system into one measurement. We believe ORP is an integrated measure of oxidative stress that can be easily and quickly measured with the MiOXSYS System.

In the context of infertility, having an integrated value representing all relevant biologic constituents contributing to oxidative stress will enable simple, robust analysis in a two to three minute test. There are various techniques in use to assess semen in cases of male infertility. The most commonly implemented techniques involve DNA fragmentation, oxidative stress analysis, microscopic examination, sperm penetration assays, sperm agglutination, computer assisted semen analysis, and others. The currently available oxidative stress analysis tools are widely considered expensive and cumbersome to use in routine clinical practice. In both developed countries as well as in the developing world, expensive analysis tools and recurring reagent expenses make routine testing nearly impossible to implement with regularity.

The MiOXSYS System Overview

The MiOXSYS System is comprised of two distinct, patented components that enable a system capable of measuring the ORP and antioxidant capacity of a biological fluid: an analyzer and sensor strips. In mechanical terms, ORP is defined as the potential between a working electrode, and a reference electrode at equilibrium. The RedoxSYS System has been specifically studied in human whole blood, serum, semen, seminal plasma, blood plasma, and other biological fluids.

The MiOXSYS System measures two distinct elements to determine a patient’s oxidation reduction potential:

•	Static ORP — the standard potential between a working electrode and a reference electrode with no driving current (or extremely small current). This is proportional to the balance of redox agents and is what is classically defined as ORP. Low ORP values mean that the biological sample is in the normal range of oxidative stress. Higher than normal ORP values means that the biological sample is in a higher oxidation state.
•	Capacity — the measure of antioxidant reserve available in the body’s system. High capacity values mean that the biological sample has levels of antioxidant reserves. Lower than normal capacity values means that the biological sample has below normal antioxidant reserves.

The MiOXSYS Analyzer

The MiOXSYS analyzer is a portable, lightweight desktop platform that may be used in a clinical or research laboratory or near a patient care area. The analyzer is a small device that accepts an inserted sensor that has collected a small specimen as obtained by traditional specimen collection procedures. The analyzer is battery powered and equipped with a custom 5 lead strip connector. The reader consists of a Galvanostat analog circuit with greater than 1012 MHz input impedance.

The analyzer contains a 10 MHz external crystal (internal 4X PLL for 40 MHz operation), and a programming/serial header is externally accessible. The device has internal power/heart-beat indicator LED, primary storage of 128Mbit (16Mbyte) SPI Flash (3.3V) (Bulk data storage), and secondary storage of 2Mbit (256Kbyte) SPI FRAM (3.3V) (Hi-Speed Storage).

The MiOXSYS analyzer contains a user-friendly interface that is flexibly designed to accommodate multiple endpoints depending upon the specific clinical condition being considered. The interface is LCD, 16x2, with a white backlight, variable delay auto-off time-out. Two status LED indicators are visible through front panel mounted lenses. Further, the reader contains three DPDT push-button switches (Left, Center, Right), power on button(s) for battery mode operation, switch usage switch, audible alerts, strip detection, and test completion signals.

Further, the MiOXSYS analyzer enables data transfer, has USB serial communication, and is configured for data download to a connected PC.

The MiOXSYS analyzer’s power management consists of an external 5VDC power jack with input capacitance and filtering, a boost converter supplied by external 5VDC power or internal Li-Ion battery, and provides main 5VDC digital board supply. The reader functions with or without the battery connected. The battery lasts in excess of 24 hours with continuous operation to enable prolonged use outside of a laboratory setting.

Image of the MiOXSYS Analyzer

The MiOXSYS Sensor Strips

The MiOXSYS sensor strips, via standard biological specimen collection techniques, receive 20 – 40 microliters of a specimen from which the ORP clinical analysis is performed. The ORP sensor strips are small, disposable, and biocompatible and consist of a ceramic substrate and a five-lead configuration. Significant intellectual property surrounds the design, construct, and electrochemical algorithms associated with the sensors.

Image of the RedoxSYS Sensor Strips

Regulatory Pathway

We achieved ISO 13485: 2003 in early 2014 following the successful development of a compliant medical device quality system. Following the issuance of our ISO certification, we were awarded a CE marking for the RedoxSYS System, which has enabled initial market development in Europe and markets that accept a CE marking. In January 2016, we achieved CE Marking for MiOXSYS following technical validation and clinical study completion in male infertility. In the United States, we intend to pursue 510k de novo clearance with the FDA for the MiOXSYS System. We have recent, ongoing correspondence with the FDA and have confirmed that MiOXSYS is appropriate for the 510k de novo pathway, and we are pursuing regulatory clearance through this pathway.

United States Commercial Strategy

Commercial Strategy

If the clinical studies to measure oxidative stress in male infertility are successful, we expect to pursue that intended use for the MiOXSYS System via the FDA 510k de novo pathway. If cleared for the infertility intended use, we intend to seek to commercialize MiOXSYS System as a new tool for the assessment of oxidative stress in infertility in men. We envision pursuing a direct sales effort to high priority urology/andrology laboratories, infertility clinics and reference centers across the United States. We have identified the primary, influential centers in the United States and believe our commercial deployment will be efficient through a focused sales and marketing effort. We intend to seek to sell the MiOXSYS System into individual centers and laboratories but will focus our revenue model on the repeat ordering of the disposable, single use MiOXSYS sensor strips. We expect to realize a favorable gross margin on the basis of estimated low cost of goods sold on both components of the system. We envision an average selling price for the disposable sensors of approximately $25 – $40. We envision selling the MiOXSYS analyzers for $2,500 – $5,500 but will also pursue an instrument rental agreement model with minimum disposable sensor purchase requirements.

We also intend to leverage our urology commercialization efforts with other products with a focus on urology centers, infertility clinics, and reproductive health laboratories around the United States.

We believe a focused sales force at the onset of commercialization will enable effective representation of our products and penetration of the reproductive health market. Our sales efforts into the research markets will be enabled initially through a full-time business development professional who will focus on collaborative research and research sales to major oxidative stress centers in the United States. We expect to pursue identical pricing in the research market and the clinical diagnostics markets.

ROW Commercial Strategy

We intend to undertake a similar strategy outside the United States for the RedoxSYS and MiOXSYS systems while complementing our efforts in infertility and research with adjunct applications in critical care conditions. To efficiently execute across our strategy, we intend to utilize a network of established distributors in the target markets in Europe and Asia. We have already engaged with distributors in multiple countries, while many other potential distributors are in advanced stages of discussions with us. We anticipate slightly reduced pricing outside the U.S. for the disposable sensors given the anticipated lower pricing observed ex-US for diagnostic and research products.

Our Business Development Strategy — Identifying & Acquiring Complementary Urology Assets

A key growth and value driver for the Company is the ongoing identification and acquisition of novel urology products for commercialization. We seek to identify unique products with urologic indications that may be non-strategic, undervalued or under-resourced by the company that currently markets the product. We believe that we can continue to acquire strategically aligned products at an appropriate valuation and grow those products via our focused sales and marketing efforts. We will also consider acquiring novel, late-stage development products that represent unique commercial opportunities and can be efficiently developed.

We are actively identifying unique product assets to acquire based on specific attributes including but not limited to: therapeutic area/indication; growth potential; intellectual property position (patents, regulatory, manufacturing or development technicalities, etc.), valuation, strategic fit, commercial orientation and other factors. Indications of interest include products to treat conditions such as urinary incontinence, sexual dysfunction, hypogonadism, prostate and other urological cancers, urinary tract infections, and other urological conditions.

Zertane, Our Phase 3-Ready Candidate for the Treatment of Premature Ejaculation

Zertane, is a specifically formulated orally disintegrating tablet, or ODT, of tramadol hydrochloride patented for the on-demand treatment of premature ejaculation, or PE. Zertane is being developed utilizing a regulatory pathway pursuant to Section 505(b)(2) of the FDCA, as the active ingredient is already well characterized for the treatment of pain, and we are relying on the FDA’s finding of safety of tramadol hydrochloride to support its use in a new indication, PE, at a lower dose. If we receive marketing approval for Zertane, we believe it will be the first commercial product approved by the FDA for PE. The FDA accepted the IND for Zertane in late 2015. The IND would allow for initiation of Phase 3 clinical studies by virtue of the positive clinical data generated to date and the well-established safety profile of tramadol hydrochloride.

By virtue of significant development work performed by a previous partner of Ampio, Zertane has already been evaluated outside the United States in two Phase 1 clinical trials, two Phase 2 clinical trials and two Phase 3 clinical trials. The two Phase 1 safety trials were conducted to characterize the concentration of tramadol hydrochloride in plasma after oral administration of a single Zertane ODT (89 mg) in healthy volunteers. Two randomized, placebo-controlled, blinded Phase 2 clinical trials were conducted in a total of 102 patients. These trials evaluated doses of tramadol hydrochloride between 25 and 120 mg in male subjects with PE. Two placebo-controlled, randomized and double-blind Phase 3 clinical trials were conducted in Europe to investigate tramadol hydrochloride 62 mg and 89 mg ODT for the treatment of PE when taken as needed between two and eight hours before a sexual event. This development work has demonstrated a favorable safety and efficacy profile of Zertane in men with PE. Furthermore, the safety and pharmacology of the drug substance in Zertane, tramadol hydrochloride, is well characterized, which should eliminate the need for us to conduct additional pre-clinical studies and safety trials. Based on guidance received at a recent consultation meeting with the FDA, we believe Zertane is well positioned to initiate a Phase 3 clinical program in the United States.

The premature ejaculation market in the U.S. and Europe is expected to reach over $1.3 billion in annual sales in 2017, representing an increase of 10.3% since 2010. According to published analyses, premature ejaculation, or PE, is a highly prevalent male sexual dysfunction affecting 20 – 30% of men worldwide. Based on internal market research and published reports, we believe that PE is up to 1.5-times more prevalent than erectile dysfunction, or ED. Currently, there are no FDA-approved prescription products in the United States to treat PE, and to our knowledge, only two other prescription products have been approved elsewhere in the world. Treatment options for PE have traditionally included antidepressant drugs prescribed “off label,” topical numbing medications, and cognitive behavior therapy or counseling, all of which have had limited effectiveness in treating the disorder. PE therefore represents an area of significant unmet medical need. In addition, approximately 23% of the more than 12,000 men with PE surveyed in a 2007 study published in European Urology also suffered from ED. Accordingly, we believe that a combination product candidate to treat both PE and ED represents another significant worldwide market opportunity for us.

Zertane is a specifically formulated orally disintegrating tablet, or ODT, of tramadol hydrochloride patented for the on-demand treatment of PE. Zertane is being developed utilizing a regulatory pathway pursuant to Section 505(b)(2) of the FDCA, as the active ingredient is already well characterized for the treatment of pain, and we are relying on the FDA’s finding of safety of tramadol hydrochloride to support its use in a new indication, PE, at a lower dose. If the FDA approves Zertane, we believe it will be the first commercial prescription product approved by the FDA for PE and would be attractive to a commercial partner.

We already have partnerships in place to market Zertane in South Korea and Brazil, which could provide near-term revenue for us if, working with our partners, we are able to successfully obtain regulatory approval in those countries. In addition, we recently entered into an agreement with Endo Ventures Limited, which recently acquired Paladin Labs Inc., or Paladin, a leading Canadian specialty pharmaceutical company, to provide exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America.

According to published analyses, PE is a highly prevalent male sexual dysfunction affecting 20 – 30% of men worldwide. Based on internal market research and published reports, we believe that PE is up to 1.5-times more prevalent than erectile dysfunction. Presently, there are no approved prescription pharmaceuticals in the United States to treat PE and only two pharmaceuticals known to be approved elsewhere in the world. Current “off label” or unapproved therapies used to treat PE carry with them unwanted side effects and inconsistent or limited effectiveness. Topical over-the-counter, or OTC, options are not preferred due to route of administration and may also have an impact on partner satisfaction. Oral therapeutics, specifically selective serotonin reuptake inhibitors, or SSRIs, carry potentially significant side effects most notably of which is diminished libido. PDE-5 inhibitors have been prescribed “off label” for PE but have not demonstrated efficacy. Outside of oral or topical therapeutics, non-medical options include behavioral therapy and relationship counseling, both of which can be time consuming and stressful and frequently ineffective for men and their partners.

Zertane contains 89 mg tramadol hydrochloride in an orally dissolving tablet, or ODT. Tramadol hydrochloride is a well-established, centrally acting synthetic analgesic and has been used for more than 30 years as a treatment for moderate to severe pain. The drug and its active metabolite (M1, O-desmethyltramadol) act as an opiate agonist, apparently by selective activity at the μ-receptor. Although the mechanism by which tramadol hydrochloride delays ejaculation has not been identified, numerous laboratory studies have shown that tramadol hydrochloride also acts as an N-methyl-D-aspartate receptor antagonist, 5-hydroxytryptamine type 2C receptor antagonist, 5 nicotinic acetylcholine receptor antagonist, M1 and M3 muscarinic acetylcholine receptor antagonist, and a serotonin and norepinephrine modulator. It is possible that one or a combination of these effects leads to a delay in ejaculation. The relative contribution of tramadol hydrochloride versus its M1 metabolite to delay ejaculation is unknown. However, the metabolite is six times more potent than the parent drug in producing analgesia in animal models and 200 times more potent in μ-receptor binding. As a pain medication, tramadol hydrochloride has been associated with certain adverse effects including dizziness, nausea, constipation, vertigo, headache, vomiting and drowsiness. However, we intend that our labeling for Zertane, if regulatory approval is obtained, will suggest “as required” dosing before sexual intercourse and not to exceed one tablet per day. Based on previous clinical studies, we believe that limiting the dosing to no more than once per day will minimize any side effects.

Clinical Data

Six European clinical trials have been completed with Zertane: two Phase 1 trials in healthy volunteers and two Phase 2 and two Phase 3 trials in men with lifelong PE. The two Phase 1 safety trials were conducted to characterize the concentration of tramadol hydrochloride in plasma after oral administration of a single Zertane ODT (89 mg) in healthy volunteers.

Two randomized, placebo-controlled, blinded Phase 2 clinical trials were conducted in a total of 102 patients. The first of these showed that a single 25-mg dose of conventionally formulated immediate release tramadol hydrochloride (i.e., immediate-release gelatin capsules) was safe, well-tolerated and prolonged time to ejaculation in some, but not all, patients. The second trial evaluated three higher doses of tramadol hydrochloride: 65 mg, 85 mg and 120 mg. In this trial, a clear dose response was seen for both efficacy and safety, leading DMI Biosciences to conclude that the optimal tramadol hydrochloride dose to treat PE was likely to be in the range 60 – 90 mg.

Two placebo-controlled, randomized and double-blind Phase 3 clinical trials were conducted in Europe to investigate tramadol hydrochloride 62 mg and 89 mg ODT for the treatment of PE when taken as needed between two and eight hours before a sexual event. A total of 677 patients were randomized in the trials and received either the 62 or 89 mg ODT or a matching placebo ODT. Our claim that Zertane was efficacious in the Phase 3 trials is based on at least one of the two doses resulting in statistically significant improvements in both IELT and PEP measures (i.e., co-primary endpoints) from baseline to the end of the trial. Using IELT in combination with a self-report questionnaire (e.g., PEP or POPE) has gained acceptance as meaningful measures of pharmacoactivity and efficacy in the scientific and regulatory communities. The results of the Phase 3 trials suggest that tramadol hydrochloride 89 mg ODT is consistently more effective as a treatment for PE than tramadol hydrochloride 62 mg ODT. In accordance with the definitions from the clinical trial protocols, only the tramadol hydrochloride 89 mg ODT dose satisfied the claim for effective treatment of PE in both Phase 3 trials.

The following table summarizes the six prior clinical trials of Zertane.

Trial Name (Dates/Sponsor)	Phase	Demographic (Age)	Enrollment	Design	Duration of Double- blind Treatment	Zertane Dose (mg)	Noteworthy Findings
BVF-324-101 (June 26, 2009 to July 5, 2009/ Biovail*)	1	Healthy males and females (18 – 55 yr)	20	Comparative	N/A	89	Overall systemic exposure of tramadol hydrochloride and 2 metabolites were similar following 89 mg ODT and the reference 89 mg tramadol hydrochloride solution.

13 subjects experienced a total of 37 adverse events (AEs) during the study. Most common AEs were GI disorders (nausea) and central nervous system disorders (sleepiness, dizziness, and headache).
BVF-324-102 (July 14, 2009 to July 30, 2009/Biovail*)	1	Healthy males (19 – 55 yr)	424	Alcohol interaction study	N/A	89	There was no significant difference in the peak and total systemic exposures of tramadol hydrochloride compared to when tramadol hydrochloride 89 mg ODT was taken with water, or with either strength of alcohol.

Tramadol hydrochloride was well tolerated with alcohol. 7 subjects experienced 11 AEs, most frequently decreased blood pressure and dizziness.
KNL 40237 (March 13, 2003 to July 7, 2003/DMI**)	2	Men with PE (18 – 70 yr)	37	Double-blind, randomized placebo-controlled	3 weeks	25	Treatment with tramadol hydrochloride 25 mg had no statistically different effect than placebo in subjects with a baseline IELT of 2 minutes or less (n=30; P=0.4560) or in a subpopulation of subjects with a baseline IELT of 1 minute or less (n=19; P=0.1796).

46 AEs emerged during treatment (28 with tramadol hydrochloride and 18 with placebo). There were no deaths, serious or other significant AEs. All AEs were of mild intensity. Most common AEs were GI disorders (nausea) and central nervous system disorders (headache).
KNL 40491 (September 28, 2004 to October 18, 2005/DMI**)	2	Men with PE (18 – 70 yr)	68	Double-blind, randomized placebo-controlled	12 weeks	65, 85, 120	Tramadol hydrochloride significantly increased the median IELT compared to both Baseline and placebo. Statistically significant increases in IELT compared to Baseline were observed to be 3.0-fold (P=0.0013), 4.2-fold (P<0.0001), and 5.1-fold (P<0.0001) for the 65-, 85-, and 120-mg dose levels, respectively.

Doses of 65 and 85 mg were generally well tolerated. 120 mg was less well tolerated with adverse events known to be associated with tramadol hydrochloride (headache, dizziness, somnolence, insomnia) and related to sexual function (penile hypoaesthesia, anorgasmia, and ED).

Trial Name (Dates/Sponsor)	Phase	Demographic (Age)	Enrollment	Design	Duration of Double- blind Treatment	Zertane Dose (mg)	Noteworthy Findings
BVF-324-301 (August 17, 2009 to September 9, 2010/Biovail*)	3	Men with PE (18 – 65 yr)	221	Double-blind, randomized placebo-controlled	12 weeks	62, 89	There was a statistically significant change in IELT from Baseline to the end of the study for tramadol hydrochloride ODT 89 mg compared to placebo (p = 0.002). The significant difference was apparent at the first visit during the double-blind treatment period and each visit thereafter (p ≤ 0.05 for all Visits). Tramadol hydrochloride 62 mg and 89 mg ODT demonstrated statistically significant improvements in PEP measures compared with placebo.

							During the double-blind treatment or open-label extension periods, 21 subjects experienced at least 1 treatment-emergent AE. There were no deaths or serious AEs during the study.
BVF-324-302 (September 30, 2009 to August 23, 2010/Biovail*)	3	Men with PE (18 – 65 yr)	456	Double-blind, randomized placebo-controlled	12 weeks	62, 89	There was a statistically significant change in IELT from Baseline to the end of the study for tramadol hydrochloride ODT 62 and 89 mg compared to placebo (p = 0.01 and p = 0.02). Tramadol hydrochloride 62 mg and 89 mg ODT demonstrated statistically significant improvements in both IELT and PEP measures compared with placebo.

							A total of 28 out of 399 subjects (7.5%) experienced at least 1 treatment-emergent AE during the double-blind or open-label treatment period. No subject died or experienced a severe AE.
Total			896
*	Biovail Laboratories International, SRL
**	DMI BioSciences, Inc.

Phase 3 Ready Clinical Program in United States — Ready for a Strategic Partner to Engage

With the approval of the IND the regulatory pathway has been agreed upon with the FDA. As in the Phase 3 trials conducted in Europe, co-primary endpoints will be used for determination of efficacy. Both improvement in IELT, which will be captured by the partner in a blinded diary, and PE-related frustration or bother, which will be assessed after each sexual intercourse attempt as well as at the final study visit by a single question in the POPE, will be evaluated as co-primary endpoints to determine efficacy.

Importantly, clinical trial supplies are already manufactured and packaged and would simply require appropriate clinical labeling of the product candidate. Additionally, our manufacturing process has already been validated at the site of commercial manufacture, and clinical study sites in the U.S. have been identified and validated. Depending on our success in raising additional funds, we may decide to focus our capital resources on other strategies and not pursue clinical testing of Zertane in the U.S. If we decide not to pursue clinical testing of Zertane, we will seek strategic options to maximize the value of Zertane, inclusive of divestiture, out-licensing, and strategic commercial collaborations.

Ex-U.S. Partnering Has Begun

We have already demonstrated that there is partnering interest for Zertane around the world as evidenced by the partnerships we have in place with notable regional pharmaceutical companies. We plan to leverage these partnerships to gain approval and eventual marketing authorization for Zertane in several key markets around the world. We already have partnerships in place with Daewoong Pharmaceuticals Co., Ltd. in South Korea and FBM Industria Farmaceutica Ltda. in Brazil, thereby providing potential royalty and milestone-based revenue if, working with our partners, we are successfully able to obtain regulatory approval in those countries. In addition, our recent agreement with Paladin (an operating unit of Endo Pharmaceuticals plc) provides Paladin with exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub-Saharan Africa, Colombia and Latin America. Before marketing any products in Brazil and South Korea, approval must be received from the Brazilian Health Surveillance Agency (Anvisa) and the Ministry of Food and Drug Safety (MFDS, previously the Korean Food and Drug Administration), respectively. We intend to leverage the expertise of our local collaborators in these jurisdictions to navigate the regulatory requirements and help determine an efficient and effective pathway to bringing Zertane to market.

Government Regulation

Approval Process for Pharmaceutical Products

FDA Approval Process for Pharmaceutical Products

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the United States typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMP, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the United States, obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1 clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used.

The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase 1 clinical trials generally include less than 50 subjects or patients. During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase 3 trials. Phase 3 trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase 3 trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

There are three main types of NDAs, which are covered by Section 505 of the FDC Act: (1) an application that contains full reports of investigations of safety and efficacy (Section 505(b)(1)); (2) an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the application has not obtained a right of reference (Section 505(b)(2)); and (3) an application that contains information to show that the proposed product is identical in active ingredient, dosage form, strength, route of administration, labeling, quality, performance characteristics, and intended use, among other things, to a previously approved product (Section 505(j)). Section 505(b)(2) expressly permits the FDA to rely, for approval of an NDA, on data not developed by the applicant. In the pre-IND briefing meeting with Ampio and in June 2012, the FDA agreed that our NDA may be submitted under Section 505(b)(2). As such, we intend to rely on studies published in the scientific literature and reference FDA-approved NDAs for tramadol-containing products (NDAs 21-693, 20-281 and 21-692) to support the safety and efficacy demonstrated in our clinical program.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2.3 million and the manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees, currently approximately $0.1 million per product and $0.6 million per establishment. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the

FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

The Hatch-Waxman Act

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book that: 1) the required patent information has not been filed; 2) the listed patent has expired; 3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or 4) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any non-patent exclusivity listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients during which ANDAs for generic versions of those drugs cannot be submitted, unless the submission contains a Paragraph IV challenge to a listed patent — in which case the submission may be made four years following the original product approval. Federal law provides for a period of three years of exclusivity during which FDA cannot grant effective approval of an ANDA based on the approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use; the approval of which was required to be supported by new clinical trials conducted by, or for, the applicant.

Post-Approval Regulation

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and the contract manufacturers we use for manufacture of clinical supplies and commercial supplies must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product or medical devices, also must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Approval Process for Medical Devices

In the United States, the FDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. The FDA regulates the design, manufacturing, servicing, sale and distribution of medical devices, including molecular diagnostic test kits and instrumentation systems. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization applicable to a device are premarket notification, also called 510(k) clearance, and premarket approval, also called PMA approval. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling, premarket notification and adherence to the FDA’s current Good Manufacturing Practices, or cGMP, known as the Quality System Regulations, or QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or post-market surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls and include life sustaining, life-supporting or implantable devices, devices of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

Most Class I devices and some Class II devices are exempted by regulation from the 510(k) clearance requirement and can be marketed without prior authorization from the FDA. Some Class I devices that have not been so exempted and Class II devices are eligible for marketing through the 510(k) clearance pathway. By contrast, devices placed in Class III generally require PMA approval or 510(k) de novo clearance prior to commercial marketing. The PMA approval process is more stringent, time-consuming and expensive than the 510(k) clearance process, however, the 510(k) clearance process has also become increasingly stringent and expensive. The FDA has provided initial guidance to us that the RedoxSYS System is appropriate for the 510(k) clearance process, likely through the de novo pathway.

510(k) Clearance. To obtain 510(k) clearance for a medical device, an applicant must submit a premarket notification to the FDA demonstrating that the device is “substantially equivalent” to a device legally marketed in the United States that is not subject to PMA approval, commonly known as the “predicate device.” A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics or (ii) different technological characteristics and the information submitted demonstrates that the device is as safe and effective as a legally marketed device and does not raise different questions of safety or effectiveness. A showing of substantial equivalence sometimes, but not always, requires clinical data. Generally, the 510(k) clearance process can exceed 90 days and may extend to a year or more.

After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510(k) clearance or PMA approval and payment of an FDA user fee. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

Before we can submit a medical device for 510(k) clearance, we may have to perform a series of generally short studies over a period of months, including method comparison, reproducibility, interference and stability studies to ensure that users can perform the test successfully. Some of these studies may take place in clinical environments, but are not usually considered clinical trials. For PMA submissions, we would generally be required to conduct a longer clinical trial over a period of years that supports the clinical utility of the device and how the device will be used.

Although clinical investigations of most devices are subject to the investigational device exemption, or IDE, requirements, clinical investigations of diagnostic tests, including our products and products under development, are generally exempt from the IDE requirements. Thus, clinical investigations by intended users for intended uses of our products generally do not require the FDA’s prior approval but may require approval of an Institutional Review Board, or IRB, and written informed consent by the patient, provided the clinical evaluation testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, our products must be labeled per FDA regulations “for research use only-RUO” or “for investigational use only-IUO,” and distribution controls must be established to assure that our products distributed for research, method comparisons or clinical evaluation studies are used only for those purposes.

Regulation after FDA Clearance or Approval

Any devices we manufacture or distribute pursuant to clearance or approval by the FDA are subject to pervasive and continuing regulation by the FDA and certain state agencies. We are required to adhere to applicable regulations setting forth detailed cGMP requirements, as set forth in the QSR, which include, among other things, testing, control and documentation requirements. Noncompliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA approval of devices, withdrawal of marketing approvals and criminal prosecutions, fines and imprisonment. Our contract manufacturers’ facilities operate under the FDA’s cGMP requirements.

Foreign Regulatory Approval

Outside of the United States, our ability to market our product candidates will be contingent also upon our receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those we will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

In the European Union, we are required under the European Medical Device Directive (Council Directive 93/42/EEC) to affix the CE mark to certain of our products in order to sell the products in member countries of the European Union. The CE mark is an international symbol that represents adherence to certain essential principles of safety and effectiveness mandated in the European Medical Device Directive, which are referred to as the “essential requirements”. Once affixed, the CE mark enables a product to be sold within the European Economic Area, or EEA, which is composed of the 28 member states of the EU plus Norway, Iceland and Liechtenstein as well as other countries that accept the CE mark.

To demonstrate compliance with the essential requirements, we must undergo a conformity assessment procedure which varies according to the type of medical device and its classification. Except for low risk medical devices (Class I with no measuring function and which are not sterile) where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The notified body issues a CE certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

If we modify our devices we may need to apply for permission to affix the CE mark to the modified product. Additionally, we may need to apply for a CE mark for any new products that we may develop in the future. Certain products regulated as medical devices according to EC-Directives are subject to vigilance requirements for reporting of adverse events.

We will be subject to additional regulations in other countries in which we market, sell and import our products, including Canada. We or our distributors must receive all necessary approvals or clearance prior to marketing and/or importing our products in those markets.

The International Standards Organization, or ISO, promulgates internationally recognized standards, including those for the requirements of quality systems. To support ISO certifications, surveillance audits are conducted by a notified body yearly and recertification audits every three years that assess continued compliance with the relevant ISO standards.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments. In the United States, sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, imprisonment or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

United States Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and other specific aspects of the FDA approval of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, if any of our NDA’s are approved, we intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond the current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity, or NCE. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. Recently, the FDA stated that it may change its interpretation of 5-year NCE exclusivity determinations to apply to each drug substance in a fixed-combination drug product, not for the drug product as a whole. If this change is implemented, for example, a fixed-combination drug product that contains a drug substance with a single, new active moiety would be eligible for 5 year NCE exclusivity, even if the fixed-combination also contains a drug substance with a previously approved active moiety. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Reimbursement

We do not anticipate that the sales of two of our product candidates (Zertane and the RedoxSYS System), once approved for sale, will be heavily dependent upon reimbursement by third-party payors. Traditionally, sales of pharmaceutical products that are not “life style” indications depend, in part, on the extent to which products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. ProstaScint is dependent upon reimbursement for continued use in the U.S. market, and ProstaScint does have a reimbursement code as assigned by the American Medical Association. ProstaScint is currently reimbursed by Medicare, Medicaid, and various private health plans. However, reimbursement is not universally available throughout the United States for ProstaScint. Primsol is also dependent upon reimbursement for continued use in the U.S. market, and Primsol is covered under a Rebate Agreement between us and Centers for Medicare and Medicaid Services. This, in turn, enables states to offer public payer coverage of Primsol through their separate Medicaid and public assistance programs. Primsol is also covered by many private payers who offer coverage benefits to patients for branded, prescription antibiotic treatments.

Lack of third-party reimbursement for our product candidate or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

DEA Regulation

Zertane, because it contains tramadol, will be regulated as a “controlled substance” as defined in the Controlled Substances Act of 1970, or CSA, and the U.S. Drug Enforcement Agencies, or DEA, implementing regulations, which establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA. These requirements are directly applicable to us and also applicable to our manufacturers and to distributors, prescribers and dispensers of Zertane. The DEA regulates the handling of controlled substances through a closed chain of distribution. This control extends to the equipment and raw materials used in their manufacture and packaging in order to prevent loss and diversion into illicit channels of commerce.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V.

We expect that Zertane will be listed by the DEA as Schedule IV controlled substances under the CSA. Consequently, any importation of API for Zertane, as well as the manufacture, shipping, storage, sales and use of Zertane, will be subject to a high degree of regulation. Also, distribution and dispensing of these drugs are highly regulated. We do not expect this designation will affect our ability to align with a strategic partner to commercialize Zertane.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized. Similarly, separate registrations are also required for separate facilities.

The DEA typically inspects a facility to review its security measures prior to issuing a registration and on a periodic basis. Reports must also be made for thefts or losses of any controlled substance, and to obtain authorization to destroy any controlled substance. In addition, special permits and notification requirements apply to imports and exports of narcotic drugs.

The DEA establishes annually an aggregate quota for how much of a controlled substance may be produced in total in the United States based on the DEA’s estimate of the quantity needed to meet legitimate scientific and medicinal needs. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Our or our manufacturers’ quotas of an active ingredient may not be sufficient to meet commercial demand or complete clinical trials. Any delay, limitation or refusal by the DEA in establishing our or our manufacturers’ quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

To enforce these requirements, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in administrative, civil or criminal enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate administrative proceedings to revoke those registrations. In some circumstances, violations could result in criminal proceedings.

Individual states also independently regulate controlled substances. We and our manufacturers will be subject to state regulation on distribution of these products, including, for example, state requirements for licensures or registration.

Intellectual Property

We have an extensive range of intellectual property across our primary assets, Zertane, MiOXSYS, and RedoxSYS. We have patent protection in the United States and several other large markets worldwide. Specifically, we have numerous patents issued and pending for the RedoxSYS/MiOXSYS systems and their use in the U.S., Europe, Canada, Israel, and in Japan. Further, we have patent protection in the United States and several other large markets worldwide for the use of tramadol hydrochloride to treat PE.

We have restructured our patent portfolio related to Zertane to focus on our patent family for the use of tramadol to treat premature ejaculation. Issued patents in this family in the United States, Australia, Canada, China, Hong Kong, Japan, Korea and South Africa will be maintained and issued patents in all European countries, Mexico, New Zealand, Philippines and Singapore will be allowed to lapse through non-payment of annuities. The standard 20-year expiration for patents in this family is in 2022. The other two families related to Zertane for a combination of tramadol and a phosphodiesterase inhibitor to treat comorbid premature ejaculation and erectile dysfunction and to treat sexual dysfunction side effects associated with administration of tramadol will be allowed to lapse worldwide through non-payment of annuities for issued patents and non-response to outstanding actions for pending applications.

We have restructured our patent portfolio related to RedoxSYS/MiOXSYS to focus on the United States and core foreign jurisdictions which include Europe, Japan, Canada and Israel. In other foreign jurisdictions, patents and pending applications will be allowed to lapse through non-payment of annuities for issued patents and non-response to outstanding actions for pending applications. The portfolio to be supported in the United States and core foreign jurisdictions consists of 10 issued patents and 18 pending applications.

The portfolio primarily consists of four families filed in the United States and in core foreign jurisdictions. The first family includes four issued patents and five pending applications with claims directed to the measurement of the ORP of a patient sample to evaluate various conditions. The standard 20-year expiration for patents in this family is in 2028. The second family includes two pending United States applications, and three pending applications in core foreign jurisdictions with claims directed to the measurement of the ORP capacity of a patient sample to evaluate various conditions. The standard 20-year expiration for patents in this family is in 2033. The third family includes six issued patents and three pending applications with claims directed to devices and methods for the measurement of ORP and ORP capacity. The standard 20-year expiration for patents in this family is in 2032. The fourth family includes one pending United States application and four pending applications in core foreign jurisdictions with claims directed to multiple layer gel test strip measurement devices and methods of making for use in measuring ORP and ORP capacity. The standard 20-year expiration for patents in this family is in 2033.

ProstaScint is protected by significant trade secrets and manufacturing know-how related to the production of the product and linkage of the base monoclonal antibody and imaging component. The antibody in the Prostascint product is produced by a proprietary cell line.

Primsol is protected by a formulation patent as well as by manufacturing trade secrets and its regulatory designation. By virtue of the fact that Primsol was approved as an ANDA and the extremely large backlog of Abbreviated New Drug Applications at FDA (2 – 3 year review time currently), we don’t expect generic competition for Primsol in the next 3 – 4 years.

We also maintain trade secrets and proprietary know-how that we seek to protect through confidentiality and nondisclosure agreements. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information. If we do not adequately protect our trade secrets and proprietary know-how, our competitive position and business prospects could be materially harmed.

We expect to seek United States and foreign patent protection for drug and diagnostic products we discover, as well as therapeutic and diagnostic products and processes. We expect also to seek patent protection or rely upon trade secret rights to protect certain other technologies which may be used to discover and characterize drugs and diagnostic products and processes, and which may be used to develop novel therapeutic and diagnostic products and processes.

The patent positions of companies such as ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. Our issued and licensed patents, and those that may be issued to us in the future, may be challenged, invalidated or circumvented, and the rights granted under the patents or licenses may not provide us with meaningful protection or competitive advantages. Our competitors may independently develop similar technologies or duplicate any technology developed by us, which could offset any advantages we might otherwise realize from our intellectual property. Furthermore, even if our product candidates receive regulatory approval, the time required for development, testing, and regulatory review could mean that protection afforded us by our patents may only remain in effect for a short period after commercialization. The expiration of patents or license rights we hold could adversely affect our ability to successfully commercialize our pharmaceutical drugs or diagnostics, thus harming our operating results and financial position.

We will be able to protect our proprietary intellectual property rights from unauthorized use by third parties primarily to the extent that such rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we must litigate to protect our intellectual property from infringement, we may incur substantial costs and our officers may be forced to devote significant time to litigation-related matters. The laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Our pending patent applications, or those we may file or license from third parties in the future, may not result in patents being issued. Until a patent is issued, the claims covered by an application for patent may be narrowed or removed entirely, thus depriving us of adequate protection. As a result, we may face unanticipated competition, or conclude that without patent rights the risk of bringing product candidates to market exceeds the returns we are likely to obtain. We are generally aware of the scientific research being conducted in the areas in which we focus our research and development efforts, but patent applications filed by others are maintained in secrecy for at least 18 months and, in some cases in the United States, until the patent is issued. The publication of discoveries in scientific literature often occurs substantially later than the date on which the underlying discoveries were made. As a result, it is possible that patent applications for products similar to our drug or diagnostic products and product candidates may have already been filed by others without our knowledge.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights, and it is possible that our development of products and product candidates could be challenged by other pharmaceutical or biotechnology companies. If we become involved in litigation concerning the enforceability, scope and validity of the proprietary rights of others, we may incur significant litigation or licensing expenses, be prevented from further developing or commercializing a product or product candidate, be required to seek licenses that may not be available from third parties on commercially acceptable terms, if at all, or subject us to compensatory or punitive damage awards. Any of these consequences could materially harm our business.

Competition

The healthcare industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; government reimbursement rates for, and the average selling price of, products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and sales and marketing capabilities.

Our competitors may also succeed in obtaining FDA or other regulatory approvals for their product candidates more rapidly than we are able to do, which could place us at a significant competitive disadvantage or deny us marketing exclusivity rights. Market acceptance of our product candidates will depend on a number of factors, including: (i) potential advantages over existing or alternative therapies or tests, (ii) the actual or perceived safety of similar classes of products, (iii) the effectiveness of sales, marketing, and distribution capabilities, and (iv) the scope of any approval provided by the FDA or foreign regulatory authorities.

We cannot assure you that any of our products that we successfully develop will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

Our currently approved products compete in highly competitive fields whereby there are numerous options available to clinicians including generics. These generic treatment options are frequently less expensive and more widely available.

ProstaScint

Currently, there are several FDA approved imaging techniques for cancer in general, however there is only one specifically targeting prostate cancer — ProstaScint. The other imaging methods are F18-fluorodeoxyglucose (F18-FDG), C11-Acetate, and C11-Choline. The primary advantage of these methods is that they all use PET imaging, a technique with better resolution than SPECT. The use of PET is also a disadvantage, however, since it uses radiolabels with short half-lives necessitating the need for a local or on-site cyclotron to generate the labels. The half-life of fluorine-18 (F18) and of carbon-11 (C11) are approximately 110 and 20 minutes, respectively. The radiolabel used by ProstaScint is Indium-11, with a half-life of about 2 – 3 days. This longer time period allows the radiolabel to be made remotely and shipped to the imaging facility; however it does use SPECT as the imaging modality.

As indicated, ProstaScint is the only radio-imaging marker that is specific for prostate cancer. ProstaScint is based on radiolabeling the antibody against prostate specific membrane antigen, or PSMA, a protein express by prostate cells. This specificity for prostate cells is what allows ProstaScint to detect the metastases of prostate cancer regardless of location. The mechanism of labeling for F18-FDG, C11-Acetate, and C11-Choline is the intracellular accumulation of these markers in cancer cells, due to the fact that cancer cells typically have a higher cellular metabolism than non-cancerous cells. Thus, these markers can accumulate in any type of cancer cell with a high metabolism, unfortunately prostate cancer cells tend to have a lower cellular metabolism resulting in higher false positives attributed to hyperplasia and prostatitis.

In a meta-analysis of 21 studies evaluating accuracy, sensitivity, specificity, positive/negative predictive values, ProstaScint using combined SPECT/CT imaging was comparable to PET/CT imaging based on F18-FDG and C11-Choline.

Primsol

There are any number of antibiotics available on the market that could compete with Primsol. However, Primsol is the only FDA-approved liquid formulation of trimethoprim, an antibiotic that is well established in current guidelines for treating UTIs. Further, Primsol is the only trimethoprim oral solution on the U.S. market that does not contain sulfamethoxazole, or sulfa. Therefore, Primsol is appropriate for UTI patients that have difficulty swallowing tablets, such as the elderly, and particularly for patients that experience adverse reactions to sulfa.

MiOXSYS/RedoxSYS

With respect to MiOXSYS competitive offerings, there are other oxidative stress diagnostic tests available throughout the world, although none are approved in the United States for clinical use. Diagnostic systems that are marketed for clinical use outside the United States include the FRAS 4 system (H&D srl), FREE Carpe Diem (Diacron International), and the FORM and FORMPlus systems (Callegari srl). These systems are used in both research and clinical settings but do not generate significant sales in the clinical setting. If approved in the United States for clinical use, these systems could present competition to the MiOXSYS System. However, their testing parameters differ significantly from MiOXSYS and would need to demonstrate clinical superiority to MiOXSYS in order to substantially detract from MiOXSYS prescribing and sales.

Zertane

PE has traditionally been treated by behavioral or psychosexual therapy, antidepressant drugs, such as SSRIs, or topical desensitizing agents, all of which have significant drawbacks. Behavioral and psychosexual therapy as a treatment for PE requires an understanding partner and can be frustrating, embarrassing, time consuming and expensive, among other things. Antidepressant drugs are sometimes prescribed “off-label” and have numerous shortcomings, including side effects such as nausea, headaches, drop of libido, ED, need for chronic dosing, ramp up periods, variable responses and unwanted drug-drug interactions. Topical agents, including lidocaine-based products affect spontaneity, can numb a partner and be messy.

Dapoxetine (brand name Priligy), owned by Allergan, is currently the only approved oral prescription drug to treat PE, with approval in several European countries. Priligy is not approved in the United States. In addition, we are aware of a topical product in late-stage development for PE by Plethora Solutions referred to as PSD502 and studies of Botox for the treatment of PE are being conducted in the United States. These products — if approved in the United States — would represent competition and alternative choices for physicians and potential patients.

In addition, generic tramadol hydrochloride is available in the United States and abroad for treatment of pain. Although the generic drug is not available in the same dosage as Zertane for treatment of PE, it is possible that physicians could prescribe the generic version of the drug “off label” for the treatment of PE instead of Zertane, if Zertane is approved for commercialization. Patients could use generic tramadol hydrochloride dosages that are either higher or lower than what will be approved for Zertane or they could attempt to split dosages to arrive at the dosages approved for Zertane. While any such “off label” use of generic tramadol hydrochloride for treatment of PE may constitute infringement of our patent portfolio, liability in that circumstance would be at the level of the physician or the patient making enforcement difficult or impractical.

Research and Development

Our strategy is to minimize our research and development activities. When we do conduct research and development, we intend to utilize consultants with domain experience for research, development and regulatory guidance.

Our MiOXSYS System has been developed in conjunction with numerous medical device and diagnostic development consultants. Further, we have relationships with regulatory consultants who are actively assisting in the development of our regulatory strategy with the FDA. To complement our internal clinical research efforts with the MiOXSYS System, we have engaged with numerous universities around the world to identify and develop research and clinical applications for the MiOXSYS System. Through these engagements we have access to data and analyses that enable us to develop new uses for the MiOXSYS and RedoxSYS systems. Additionally, we have formal research agreements in place with two prominent U.S.-based universities and one prominent European university for which we are paying a research fee.

Manufacturing

Our business strategy is to use cGMP compliant contract manufacturers for the manufacture of clinical supplies as well as for commercial supplies if required by our commercialization plans, and to transfer manufacturing responsibility to our collaboration partners when possible.

ProstaScint

We have acquired a two-year supply of ProstaScint through our asset purchase agreement with Jazz Pharmaceuticals. Further, we intend to intend to transfer the manufacturing of ProstaScint to a new contract manufacturer, and have initiated discussions with the contract manufacturer and expect to sign an agreement whereby we will transfer the production to a similar facility operated by the new contract manufacturer. Accordingly, we also expect to put a supply agreement in place for an extended duration.

On October 8, 2015, we and Biovest International, Inc., or Biovest, entered into a Master Services Agreement, pursuant to which Biovest is to provide manufacturing services to us. The agreement provides that we may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. We expect to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of our products. The agreement provides customary terms and conditions, including those for performance of services by Biovest in compliance with project addendums, industry standards, regulatory standards and all applicable laws. Biovest will be responsible for obtaining and maintaining all governmental approvals, at our expense, during the term of the agreement. The agreement has a term of four years, provided that either party may terminate the agreement or any project addendum under the agreement on 30 days written notice of a material breach under the agreement. In addition, we may terminate the agreement or any project addendum under the agreement upon 180 days written notice for any reason. In conjunction with entering into the agreement, we submitted a work order to Biovest to provide us with active pharmaceutical ingredient for ProstaScint over a four-year period at a total cost of $5,000,000, of which we paid $1,000,000 upon submission of the work order.

Primsol

We have entered into a supply agreement for Primsol with the same manufacturer used by FSC Laboratories, from whom we purchased Primsol. Pursuant to the agreement, we can order supply as needed at a fixed price for the first two years of the agreement; thereafter we will negotiate the price but do not expect the supply price to increase by more than 25%.

MiOXSYS/RedoxSYS

We have completed the technical development of the RedoxSYS System by engaging contract development and manufacturing companies in the United States. We secured supply and quality agreements with manufacturers for both the RedoxSYS and MiOXSYS instruments as well as the RedoxSYS and MiOXSYS sensor strips. Both manufacturers hold long-standing ISO 13485:2003 certifications and are established medical device manufacturers. Both manufacturers have high volume manufacturing capacity such that production volumes can be easily scaled. Both manufacturers have been audited by our quality engineers and are fully compliant.

Zertane

We are party to a 10-year supply agreement with an established manufacturer of tramadol hydrochloride for Zertane. Importantly, product supply has been produced for our planned clinical trials for Zertane.

Employees

As of January 31, 2016, we had 17 full-time employees and utilized the services of a number of consultants on a temporary basis. Overall, we have not experienced any work stoppage and do not anticipate any work stoppage in the foreseeable future. None of our employees is subject to a collective bargaining agreement. Management believes that relations with our employees are good.

Properties

On August 19, 2015, Aytu entered into a 37 month non-cancellable operating lease for new office space effective September 1, 2015. The new lease has initial base rent of $8,500 per month beginning in October 2015, with the total base rent over the term of the lease of approximately $318,000 which includes rent abatements. We have also opened a 1,333 square foot office in Raleigh, North Carolina for which the lease runs until July 31, 2018. We believe our current office space is sufficient to meet our current needs.

We recognize rental expense of the facility on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent.

Legal Proceedings

We are currently not party to any material legal or administrative proceedings and are not aware of any material pending or threatened legal or administrative proceedings in which we will become involved.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers. Our Board of Directors is currently comprised of three members, who are elected annually to serve for one year or until their successor is duly elected and qualified, or until their earlier resignation or removal. Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors. Each of the directors and executive officers listed below joined us upon the closing of the Merger on April 16, 2015, except for Jonathan McGrael who joined us in late September 2015.

Name	Age	Position
Joshua R. Disbrow	40	Chief Executive Officer and Director
Jarrett T. Disbrow	40	Chief Operating Officer and Director
Gregory A. Gould	49	Chief Financial Officer, Secretary, and Treasurer
Jonathan H. McGrael	45	Vice President of Sales
Michael Macaluso	64	Director

The following is a biographical summary of the experience of our executive officers and directors during the past five years, and an indication of directorships held by the director in other companies subject to the reporting requirements under the federal securities law.

Michael Macaluso — Non-Executive Director

Michael Macaluso has been a member of our Board of Directors since April 16, 2015. Mr. Macaluso is also the Chief Executive Officer of Ampio. Mr. Macaluso has been a member of Ampio Pharmaceuticals’ Board of Directors since March 2010 and Ampio’s Chief Executive Officer since January 2012. Mr. Macaluso served in the roles of president and Chief Executive Officer of Isolagen, Inc. (AMEX: ILE) from June 2001 until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm. Mr. Macaluso’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion that he should serve as a director of our company in light of our business and structure.

Joshua R. Disbrow — Chief Executive Officer and Director

Joshua R. Disbrow has been employed by us since April 16, 2015. Prior to the closing of the Merger, Mr. Disbrow was the Chief Executive Officer of Luoxis since January 2013. Mr. Disbrow was also the Chief Operating Officer of Ampio since December 2012. Prior to joining Ampio, he served as the Vice President of Commercial Operations at Arbor Pharmaceuticals, a specialty pharmaceutical company, from May 2007 through October 2012. He joined Arbor as that company’s second full-time employee. Mr. Disbrow led the company’s commercial efforts from inception to the company’s acquisition in 2010 and growth to over $127 million in net sales in 2011. By the time Mr. Disbrow departed Arbor in late 2012, he had led the growth of the commercial organization to comprise over 150 people in sales, marketing sales training, managed care, national accounts, and other commercial functions. Mr. Disbrow has spent over 17 years in the pharmaceutical, diagnostic and medical device industries and has held positions of increasing responsibility in sales, marketing, sales management, commercial operations and commercial strategy. Prior to joining Arbor, Mr. Disbrow served as Regional Sales Manager with Cyberonics, Inc., a medical device company focused on neuromodulation therapies from June 2005 through April 2007. Prior to joining Cyberonics he was the Director of Marketing at LipoScience, an in vitro diagnostics company. Mr. Disbrow holds an MBA from Wake Forest University and BS in Management from North Carolina State University. Mr. Disbrow’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion that he should serve as a director of our Company in light of our business and structure.

Jarrett T. Disbrow — Chief Operating Officer and Director

Jarrett Disbrow has been employed by us since April 16, 2015. Prior to the closing of the Merger, Mr. Disbrow was the Chief Executive Officer of Vyrix from November 2013. Mr. Disbrow joined Vyrix from Eurus Pharma LLC, or Eurus Pharma, where he held the position of general manager from 2011 to 2013. Prior to joining Eurus Pharma, Mr. Disbrow was the founder, president and chief executive officer of Arbor Pharmaceuticals, Inc., or Arbor Pharmaceuticals from 2006 to 2010. Following Arbor Pharmaceuticals’ acquisition in 2010, Mr. Disbrow remained with the company as vice president of commercial development. Prior to founding Arbor Pharmaceuticals in 2006, he was head of marketing for Accentia Biopharmaceuticals, Inc. from 2002 to 2006. Mr. Disbrow began his career with GlaxoWellcom, Inc. (now GlaxoSmithKline plc) from 1997 to 2001, where he held positions of increasing responsibility in sales and later marketing. Mr. Disbrow received a BS in business management from North Carolina State University in Raleigh, NC. Mr. Disbrow’s experience in executive management and operations within the pharmaceutical industry led to the conclusion that he should serve as a director of our company in light of our business and structure.

Gregory A. Gould — Chief Financial Officer, Secretary, and Treasurer

Gregory A. Gould has been our Chief Financial Officer since April 16, 2015. Mr. Gould is also the Chief Financial Officer of Ampio where he has been employed since June 2014. Prior to joining Ampio, he provided financial and operational consulting services to the biotech industry through his consulting company, Gould LLC from April 2012 until June 2014. Mr. Gould was Chief Financial Officer, Treasurer and Secretary of SeraCare from November 2006 until the company was sold to Linden Capital Partners in April 2012. During the period from July 2011 until April 2012 Mr. Gould also served as the Interim President and Chief Executive Officer of SeraCare Life Sciences. Mr. Gould has held several other executive positions at publicly traded life sciences companies including the Chief Financial Officer role at Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery. During Mr. Gould’s tenure at Atrix he was instrumental in the negotiation and sale of the company to QLT, Inc. for over $855 million. He also played a critical role in the management of several licensing agreements including the global licensing agreement with Sanofi-Synthelabo of the Eligard® products. Mr. Gould was the Chief Financial Officer at Colorado MedTech, Inc., a publicly traded medical device design and manufacturing company where he negotiated the transaction to sell the company to KRG Capital Partners. Mr. Gould began his career as an auditor with Arthur Andersen, LLP. He currently serves on the board of directors of CytoDyn, Inc., a publicly traded drug development company pursuing anti-viral agents for the treatment of HIV. Mr. Gould graduated from the University of Colorado with a BS in Business Administration and is a Certified Public Accountant.

Jonathan H. McGrael — Vice President of Sales

Jonathan McGrael joined us on September 30, 2015. Mr. McGrael has spent 17 years in the pharmaceutical industry and has held positions of increasing responsibility in sales, sales training, marketing, sales management, and leadership development. Until September 15, 2015, he was Director of Sales at Arbor Pharmaceuticals, which he joined in 2010 as that company’s 14th employee. Under his leadership the sales organization grew from 10 sales representatives to over 400 and achieved significant, consistent revenue growth throughout his leadership tenure. Mr. McGrael also designed comprehensive leadership development and training programs for sales leaders, as well as a marketing structure that ensured “plug-and-play” incorporation of new products. Mr. McGrael began his career at TAP Pharmaceuticals (now Takeda) where he held positions within the sales and marketing divisions. He received an MS in Public Health from Missouri State University and a BS in Human Bio-Dynamics also from Missouri State University.

Family Relationships

Jarrett T. Disbrow, our Chief Operating Officer, is the brother of Joshua R. Disbrow, our Chief Executive Officer. There are no other family relationships among or between any of our current or former executive officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any legal proceeding in the past 10 years that would require disclosure under Item 401(f) of Regulation S-K promulgated under the Securities Act.

Executive Compensation

In accordance with Item 402 of Regulation S-K promulgated by the SEC, we are required to disclose certain information regarding the makeup of and compensation for our company’s directors, former directors and named executive officers, in certain cases for each of the last three completed fiscal years. On April 16, 2015, we acquired Luoxis and Vyrix in the Merger. Because our sole director was a director on the boards of directors of Luoxis and Vyrix, and our named executive officers were, prior to the April 16, 2015, employed by Luoxis and Vyrix, we are providing past compensation information concerning such director and executive officers with respect to Luoxis and Vyrix.

Compensation of Directors

In establishing director compensation, our Board is guided by the following goals:

•	compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;
•	compensation should align the directors’ interests with the long-term interests of stockholders; and
•	compensation should assist with attracting and retaining qualified directors.

Jarrett T. Disbrow, who served as a member of Vyrix’s board of directors during 2014, did not receive any compensation, equity awards or non-equity awards for his service as a director, although Mr. Disbrow did receive compensation in 2014 from and with respect to his employment with Vyrix. James B. Wiegand, who served as the sole director of Rosewind in 2014, did not receive any compensation, equity awards or non-equity awards for his service as a director. Mr. Wiegand was appointed President, Chief Executive Officer and Secretary and a director of Rosewind on August 9, 2002. He resigned from all of his positions with us on April 16, 2015.

We have not yet established a compensation package for our director, Michael Macaluso, our non-employee and sole director, and future non-employee directors other than reimbursement of expenses incurred in connection with their service as director.

The following table provides information regarding all compensation paid to non-employee directors of Vyrix and Luoxis during the fiscal year ended June 30, 2015.

Name	Fees Earned or Paid in Cash	Stock Option Awards(1)	All Other Compensation	Total
Michael Macaluso(2)	$—	$198,000	$—	$198,000
Gary V. Cantrell(3)	$—	$—	$—	$—
John A. Donofrio Jr(4)	$—	$—	$—	$—
Nicholas J. Leb(5)	$—	$—	$—	$—

(1)	This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or “FASB”, issued Accounting Standards Update, or “ASC”, Topic 718. Pre-Merger awards made to Mr. Macaluso in August 2014 were cancelled in April 2015 and the expenses were reversed.
(2)	Michael Macaluso was appointed a director of Luoxis in January 2013 and a director of Vyrix in November 2013. In connection with the Merger, he resigned from the boards of Luoxis and Vyrix and was appointed a director of Aytu upon the closing of the Merger on April 16, 2015.
(3)	Gary V. Cantrell was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(4)	John A. Donofrio Jr. was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.
(5)	Nicholas J. Leb was appointed a director of Vyrix in February 2014. In connection with the Merger, he resigned from this position on April 16, 2015 as we continue to assess the appropriate corporate governance structure.

Executive Officer Compensation

From fiscal year 2012 to the completion of the Merger on April 16, 2015, no compensation was earned by or paid to James B. Wiegand, the former President, Chief Financial Officer and Secretary of Rosewind.

The following table sets forth all cash compensation earned, as well as certain other compensation paid or accrued for the years ended June 30, 2015 and 2014 to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Award ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joshua R. Disbrow(2) Chief Executive Officer since December 2012	2015	246,000	202,500	—	198,000	—	—	7,045	(3)	653,545
	2014	334,800	227,500	—	—	—	—	—		472,500

Jarrett T. Disbrow(4) Chief Operating Officer, Secretary and Treasurer	2015	218,000	5,000	—	—	—	—	—		223,000
	2014	140,000	5,000	—	223,000	—	—	—		368,000

Gregory A. Gould(5) Chief Executive Officer, since June 2014	2015	—	—	—	66,000	—	—	—		66,000
	2014	—	—	—	—	—	—	—		—

Vaughan Cliff, M.D.(6) Former Chief Medical Officer	2015	—	—	—	—	—	—	—		—
	2014	—	—	—	65,000	—	—	—		65,000

(1)	Option awards are reported at fair value at the date of grant. See Item 15 of Part IV, “Notes to the Financial Statements — Note 7 — Equity Instruments.” Pre-Merger option awards made in August 2014 to Josh Disbrow and Greg Gould were cancelled in April 2015 and the expenses were reversed.
(2)	Joshua R. Disbrow received a salary increase to $250,000 effective April 16, 2015 when he was appointed Chief Executive Officer of Aytu.
(3)	The was a cash payout of in-the-money options issued to Mr. Disbrow by Luoxis, which options were cashed out in the Merger.
(4)	Jarrett T. Disbrow received a salary increase to $250,000 effective April 16, 2015 when he was appointed Chief Operating Officer of Aytu.
(5)	Mr. Gould was appointed to Chief Financial Officer, Secretary and Treasurer effective April 16, 2015. His compensation expense is part of the shared service agreement with Ampio.
(6)	Dr. Clift resigned from his position as Chief Medical Officer of Vyrix on March 31, 2015, prior to the Merger.

Our executive officers are reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

Outstanding Equity Awards

As of June 30, 2015, there were no outstanding equity awards. See “Description of Capital Stock — Options” for a discussion of options granted since June 30, 2015.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers as of June 30, 2015:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(1)
Named Exective Officers
Joshua R Disbrow	8/11/2014	150,000	(2)	$1.60	$198,000
Gregory A. Gould	8/11/2014	50,000	(2)	$1.60	$66,000

(1)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding the effect of any estimated forfeitures and may not correspond to the actual value that will be realized by the named executive officer.
(2)	These Luoxis options were cancelled in connection with the Merger. Because the consideration paid to these holders of common stock of Luoxis was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation and keeping with applicable accounting standards, the unvested portion of the option expense was reversed.

Employment Agreements

We entered into an employment agreement with Joshua Disbrow in connection with his employment as our Chief Executive Officer. The agreement is for a term of 24 months beginning on April 16, 2015, subject to termination by us with or without Cause or as a result of officer’s disability, or by the officer with or without Good Reason (as discussed below). Mr. Disbrow is entitled to receive $250,000 in annual salary, plus a discretionary performance bonus with a target of 125% of his base salary and 600,000 stock options with 50% vesting upon grant and the remainder vesting on the following two anniversaries of the grant date. Mr. Disbrow is also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans.

We entered into an employment agreement with Jarrett Disbrow, our Chief Operating Officer, in connection with his employment with us. The agreement is for a term of 24 months beginning on April 16, 2015, subject to termination by us with or without Cause or as a result of the officer’s disability, or by the officer with or without Good Reason (as discussed below). Mr. Disbrow is entitled to receive $250,000 in annual salary, plus a discretionary performance bonus with a target of 125% of his base salary and 600,000 stock options with 50% vesting upon grant and the remainder vesting on the following two anniversaries of the grant date. Mr. Disbrow is also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans.

In September 2016, we entered into an employment agreement with Jonathan McGrael, our Vice President of Sales, in connection with his employment with us. The agreement is at will, subject to termination by us with or without Cause or as a result of the officer’s disability, or by the officer with or without Good Reason (as discussed below). Mr. McGrael is entitled to receive $175,000 in annual salary, plus a discretionary performance bonus with a target of 43% of his base salary and 200,000 stock options. Mr. McGrael will also receive up to $20,000 for relocation reimbursement. Mr. McGrael is also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans.

Payments Provided Upon Termination for Good Reason or Without Cause

Pursuant to the employment agreements, in the event Mr. Joshua Disbrow’s or Mr. Jarrett Disbrow’s employment is terminated without Cause by us or either officer terminates his employment with Good Reason, we will be obligated to pay him any accrued compensation and a lump sum payment equal to two times his base salary in effect at the date of termination, as well as continued participation in the health and welfare plans for up to two years. All vested stock options shall remain exercisable from the date of termination until the expiration date of the applicable award. So long as a Change in Control is not in effect, then all options which are unvested at the date of termination Without Cause or for Good Reason shall be accelerated as of the date of termination such that the number of option shares equal to  1/24th the number of option shares multiplied by the number of full months of such officer’s employment shall be deemed vested and immediately exercisable by the officer. Any unvested options over and above the foregoing shall be cancelled and of no further force or effect, and shall not be exercisable by such officer.

“Good Reason” with respect to the agreements with Mr. Joshua Disbrow and Mr. Jarrett Disbrow, means, without the officer’s written consent, there is:

•	a material reduction in the officer’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in the officer’s responsibilities or authority);
•	a material reduction of the level of the officer’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the base salary be reduced below certain specified amounts); or
•	a material change in the principal geographic location at which the officer must perform his services.

“Good Reason” with respect to the agreement with Mr. McGrael, means, without the officer’s written consent, there is:

•	a material reduction in the officer’s overall responsibilities or authority, or scope of duties;
•	a material reduction of the level of the officer’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the base salary be reduced below certain specified amounts); or
•	the Company’s material breach of the employment agreement.

“Cause” with respect to the agreements with Mr. Joshua Disbrow and Mr. Jarrett Disbrow, means:

•	conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime, other than a traffic violation which is a misdemeanor;
•	willful malfeasance or willful misconduct by the officer in connection with his employment;
•	gross negligence in performing any of his duties;
•	willful and deliberate violation of any of our policies;
•	unintended but material breach of any written policy applicable to all employees adopted by us which is not cured to the reasonable satisfaction of the board;
•	unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party as to which the officer owes an obligation of nondisclosure as a result of the officer’s relationship with us;
•	willful and deliberate breach of his obligations under the employment agreement; or
•	any other material breach by officer of any of his obligations which is not cured to the reasonable satisfaction of the board.

“Cause” with respect to the agreement with Mr. McGrael means:

•	conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, a felony or misdemeanor involving moral turpitude;
•	willful malfeasance or willful misconduct by the officer in connection with his employment;
•	gross negligence in performing any of his duties;

•	material failure to comply with our workplace rules, policies or procedures which is not cured within fifteen days of written notice;
•	material breach of our Proprietary Information and Inventions Agreement;
•	material breach of the employment agreement which is not cured within fifteen days of written notice;
•	unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party as to which the officer owes an obligation of nondisclosure as a result of the officer’s relationship with us; or
•	willful failure or refusal to perform his material duties under the employment agreement or failure to follow any specific lawful instructions of the Chief Executive Officer or his designee which is not cured within fifteen days of written notice.

The severance benefits described above are contingent on each officer executing a general release of claims.

Payments Provided Upon a Change in Control

Pursuant to the employment agreements, in the event of a Change in Control of us, all stock options, restricted stock and other stock-based grants granted or may be granted in the future by us to the officers will immediately vest and become exercisable.

“Change in Control” means: the occurrence of any of the following events:

•	the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than us, or any of our Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of us entitled to vote generally in the election of directors (excluding any issuance of securities by us in a transaction or series of transactions made principally for bona fide equity financing purposes); or
•	the acquisition of us by another entity by means of any transaction or series of related transactions to which we are party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by us in a transaction or series of transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of us outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in us held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of us or such other surviving or resulting entity (or if we or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or
•	the sale or other disposition of all or substantially all of the assets of us in one transaction or series of related transactions.

Payments Provided Upon Termination for Cause or Without Good Reason, Death or Disability

Pursuant to the employment agreements, in the event we end the officer’s employment for Cause, if such officer resigns as an employee for reasons other than an event of Good Reason, such officer dies or disability occurs, then we shall pay to the officer the accrued compensation but shall have no obligation to pay the officer any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the employment, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan, be forfeited immediately upon the end of the employment. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason, the date we end the employment for Cause, or the date of the officer’s death or disability, remain outstanding and exercisable to the extent provided in the applicable award agreement or plan, by the officer or his personal representative or executor. The table below is as of June 30, 2015.

Receipient and Benefit	Cause; Without Good Reason	Without Cause: Good Reason	Death; Disability	Change in Control
Joshua Disbrow
Salary	$—	$500,000	$—	$—
Stock Options	$—	—	$—	$—
Value of health benefits provided after termination(1)	$—	56,510	$—	$—
Total	$—	$556,510	$—	$—
Jarrett Disbrow
Salary	$—	$500,000	$—	$—
Stock Options	$—	—	$—	$—
Value of health benefits provided after termination(1)	$—	56,510	$—	$—
Total	$—	$556,510	$—	$—

(1)	The value of such benefits is determined based on the estimated cost of providing health benefits to the Named Executive Officer for a period of two years.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

We describe below all transactions and series of similar transactions, other than compensation arrangements, during the last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Merger

On April 16, 2015, pursuant to the Merger Agreement entered into among Rosewind, Luoxis, Vyrix and two subsidiaries of Rosewind created solely for the purposes of the Merger, and which did not survive the Merger, the Merger occurred in two stages.

In the first stage, each of Vyrix and Luoxis merged with one of Rosewind’s merger subsidiaries. Vyrix and Luoxis survived these mergers. The outstanding shares of stock of Vyrix and the outstanding shares of stock of Luoxis were converted into the right to receive shares of our common stock. The Vyrix stock and the Luoxis stock were each converted at an exchange factor. The exchange factor for each of them was determined upon the basis of a relative value opinion obtained by Ampio, the parent company of Vyrix and Luoxis. The outstanding shares of Rosewind’s merger subsidiary that merged with Vyrix were converted into shares of Vyrix as the surviving corporation. The outstanding shares of Rosewind’s merger subsidiary that merged with Luoxis were converted into shares of Luoxis as the surviving corporation. After completion of the first stage, Vyrix and Luoxis became subsidiaries of Rosewind.

In the second stage, which occurred on the same day as the first stage, each of Vyrix and Luoxis merged with Rosewind with Rosewind surviving. The first and second stage mergers are referred to collectively as the “Merger.”

Concurrently with the Merger:

•	The board of directors of Rosewind, whose sole member was James Wiegand, increased the number of directors by one, and appointed Michael Macaluso to fill the vacancy created by that increase. James Wiegand resigned from the board immediately thereafter. The board of directors of Rosewind, whose sole member is Michael Macaluso, then appointed Joshua Disbrow as Chief Executive Officer, Jarrett Disbrow as Chief Operating Officer and Gregory A. Gould as our Chief Financial Officer, Secretary and Treasurer.
•	Ampio purchased 4,761,787 shares of our common stock for (i) issuance to Rosewind of a promissory note of Ampio in the principal amount of $10,000,000, maturing on the first anniversary of the Merger; (ii) cancellation of indebtedness of Luoxis to Ampio in the amount of $8,000,000; and (iii) cancellation of indebtedness of Vyrix to Ampio in the amount of $4,000,000.
•	James Wiegand entered into a consulting agreement with us with a one year duration, providing for compensation of $50,000 to him.
•	Each of James Wiegand and Michael Wiegand executed a release in our favor.
•	Each of Ampio, James Wiegand, Michael Wiegand, a trust affiliated with Joshua Disbrow and a trust affiliated with Jarrett Disbrow entered into a lock-up agreement with us agreeing not to sell its shares of our company for two years (except for the one with Ampio, more than three years). The lock-up agreements other than the one with Ampio release 25% of the shares subject to it on or prior to June 30, 2015. All of the lock-up agreements were terminated in December 2015.
•	Joshua Disbrow entered into an employment agreement with us.
•	Jarrett Disbrow entered into an employment agreement with us.

•	The sailing boat owned by Rosewind was transferred to James Wiegand upon the closing of the Merger in exchange for cancellation of indebtedness owing to James Wiegand in the amount of approximately $30,000 (being the approximate value of the sailing boat). We paid James Wiegand $20,000 in May 2015 for accrued interest on this indebtedness and other expense that he had incurred prior to the Merger being completed.

Rosewind

As of August 31, 2014, Rosewind has a secured promissory note to the sole officer and director for $31,000 for working capital. The loan carries a 6% interest rate, matures on demand and is secured by the sailing vessel. Accrued interest payable on the loan totaled $18,000 as of August 31, 2014.

For the year ended August 31, 2014, the sole officer of Rosewind contributed services valued at $4,000. This amount has been booked to additional paid in capital.

On March 3, 2015, Rosewind accepted a cash investment from two irrevocable trusts for estate planning of which Joshua Disbrow and Jarrett Disbrow are beneficiaries. None of such persons have or share investment control over our shares held by such trusts. None of such persons, nor members of their respective immediate families, are trustees of such trusts. None of such persons have or share power to revoke such trusts. Accordingly, under Rule 16a-8(b) and related rules, none of such persons has beneficial ownership over our shares purchased and held by such trusts.

Luoxis and Vyrix

Ampio Loan Agreements

In November 2013, Vyrix entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Vyrix up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Vyrix may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Vyrix common stock at the fair market value per share of Vyrix common stock, as determined by the Ampio board of directors, as of such conversion date. On April 16, 2015, in connection with the closing of the Merger, Ampio released Vyrix from its then outstanding obligation of $4,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

In March 2014, Luoxis entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Luoxis $3,000,000. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Luoxis may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Luoxis common stock at the fair market value per share of Luoxis common stock, as determined by the Ampio board of directors, as of such conversion date. On April 16, 2015, in connection with the closing of the Merger, Ampio released Luoxis from its then outstanding obligation of $8,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

On April 16, 2015, Ampio received 4,761,787 shares of common stock of Aytu for (i) issuance to Aytu of a promissory note from Ampio in the principal amount of $10,000,000, maturing on the first anniversary of the Merger, (ii) cancellation of indebtedness of Luoxis to Ampio in the amount of $8,000,000; and (iii) cancellation of indebtedness of Vyrix to Ampio in the amount of $4,000,000.

Services Agreements

In January 2013, Luoxis entered into a services agreement with Ampio whereby Ampio provides corporate overhead services and a shared facility with Luoxis in exchange for $15,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party. In January 2014, Vyrix entered into a services agreement with Ampio whereby Ampio provides corporate overhead services to Vyrix in exchange for $7,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party. Both agreements were assigned to us upon the closing of the Merger.

In July 2015, the prior service agreements were canceled and Aytu entered into agreements with Ampio whereby Aytu agreed to pay Ampio $30,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. This agreement will be in effect until it is terminated in writing by both parties.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in September 2013 and provides for Luoxis to pay $6,000 per month to TRLLC in consideration for services related to research and development of Luoxis’ RedoxSYS System. In March 2014, Luoxis also agreed to pay a sum of $615,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term on the balance sheet; this amount has been paid in full. This agreement is set to expire March 2019 and cannot be terminated prior to March 2017.

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our Company, we do not at this time have a formal written policy regarding the review of related party transactions, and rely on our Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

Director Independence

Our common stock is not listed on any exchange. Consequently no exchange rules regarding director independence are applicable to us. Audit Committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, for listed companies. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

None of our three directors are independent under the definition of either the NYSE or Nasdaq due to (i) being an executive officer of our Company, in the case of Josh Disbrow and Jarrett Disbrow, and (ii) the payments we make to Ampio under the services agreement with Aytu, in the case of Mr. Macaluso.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 12, 2016 for:

•	each beneficial owner of more than 5% of our outstanding common stock;
•	each of our director and named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include common stock that can be acquired within 60 days of February 12, 2016. The percentage ownership information shown in the table is based upon 22,446,481 shares of common stock outstanding as of February 12, 2016.

Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are immediately exercisable or exercisable within 60 days of February 12, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The information in the table below is based on information known to us or ascertained by us from public filings made by the stockholders. Except as otherwise indicated in the table below, addresses of the director, executive officers and named beneficial owners are in care of Aytu BioScience, Inc., 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Ampio Pharmaceuticals, Inc.(1)	1,226,406	5.5%
Directors and Named Executive Officers:
Joshua R. Disbrow(2)	153,846	*
Jarrett T. Disbrow(3)	153,846	*
Gregory A. Gould(4)	250,000	1.1%
Jonathan H. McGrael	—	—
Michael Macaluso(5)	482,350	2.1%
All directors and executive officers as a group (five persons)	1,040,042	4.6%

*	Represents beneficial ownership of less than 1%.
(1)	The address of Ampio Pharmaceuticals, Inc. is 373 Inverness Parkway, Suite 206, Englewood, CO 80112.
(2)	Does not include 558,567 shares are held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.

(3)	Does not include 558,567 shares are held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.
(4)	Consists of options to purchase shares of common stock.
(5)	Includes options to purchase 125,000 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 300,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share.

As of February 12, 2016, a total of 22,446,481 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

We intend to hold our annual meeting of shareholders on May 24, 2016, at which meeting we intend to ask our shareholders to approve (1) an amendment to our Certificate of Incorporation to reduce the number of authorized shares of common stock from 300,000,000 to 100,000,000 and to reduce the number of authorized shares of preferred stock from 50,000,000 to 10,000,000, and (2) an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of any whole number between 1-for-4 and 1-for-12, as determined by our Board of Directors, at any time before November 24, 2016, if and as determined by our Board of Directors. Our Board’s primary reason for approving the amendment to our Certificate of Incorporation to reduce our authorized capital stock is to reduce the amount of our annual franchise tax in the State of Delaware, while still maintaining a sufficient number of authorized shares to permit us to act promptly with respect to future financings, acquisitions, additional issuances, and for other corporate purposes. The Board believes that the Reverse Stock Split will enhance our ability to obtain an initial listing on a national securities exchange. The NYSE MKT and The NASDAQ Capital Market each requires, among other items, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share in the case of The NASDAQ Capital Market and an undesignated “low selling price” in the case of the NYSE MKT. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that the minimum bid price would be achieved following any reverse stock split or that any listing on an exchange would be obtained.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Preferred Stock

Our Certificate of Incorporation provides our Board of Directors with the authority to divide the preferred stock into series and to fix and determine the rights and preferences of the shares of any series of preferred stock established to the full extent permitted by the laws of the State of Delaware and the Certificate of Incorporation.

Convertible Notes

As of February 12, 2016, we had outstanding convertible notes that we issued in July and August 2015, in the aggregate principal amount of approximately $1,050,000. The notes are convertible at any time in a noteholder’s discretion into that number of shares of our common stock equal in an amount equal to 120% of the number of shares of common stock calculated by dividing the then outstanding principal and accrued interest by $4.63. A holder of notes will be obligated to convert on the terms of our next public offering of our stock resulting in proceeds to us of at least $5,000,000 in gross proceeds (excluding indebtedness converted in such financing) prior to the maturity date of the notes, referred to as a Qualified Financing. The principal and accrued interest under the notes will automatically convert into a number of shares of such equity securities of our company sold in such financing equal to 120% of the principal and accrued interest under such note divided by the lesser of (i) the lowest price paid by an investor in such financing or (ii) $4.63. In the event that we sell equity securities to investors at any time while the notes are outstanding in a financing transaction that is not a Qualified Financing, then the noteholders will have the option to convert in whole the outstanding principal and accrued interest as of the closing of such financing into a number of shares of our capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $4.63. If these notes are converted, the shares of common stock issuable upon conversion could be sold. The perception of such issuance and sale could negatively impact the price of our common stock. Upon the closing of this offering, an aggregate of $1,050,000 in principal and $59,000 in accrued interest on the 2015 convertible notes outstanding on March 10, 2016 will automatically convert into an aggregate of 1,928,941 shares of our common stock at an assumed offering price of $0.69 per share, the closing price of our common stock as quoted on the OTCQX on March 10, 2016.

Warrants Outstanding Prior to this Offering

As of February 12, 2016, we had outstanding warrants to purchase an aggregate of 369,686 shares of our common stock. Of these warrants, 102,613 were originally issued by Luoxis in 2013 and, in connection with the Merger, were converted into warrants to purchase shares of our common stock at a purchase price of $4.53 per share. These warrants expire on May 30, 2018.

The remaining 267,073 warrants to purchase shares of our common stock were issued to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $0.65, and provide for cashless exercise. We are also obligated to issue warrants to the placement agents for an amount of shares to be equal to 8% of the gross number of shares of the Company stock issuable upon conversion of the remaining $1.05 million of convertible notes and all accrued interest thereon.

Warrants Issued in this Offering

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.  The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price.  The initial exercise price per share of common stock purchasable upon exercise of the warrants is 125% of the public offering price of our common stock in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.  Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.  The warrants will be issued in registered form under a warrant agency agreement between VSTock Transfer, LLC, as warrant agent, and us.

Fundamental Transaction.  If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Options

Prior to the closing of the Merger, each of Vyrix and Luoxis had an option plan and had made equity grants thereunder. On April 16, 2015, upon the closing of the Merger, an aggregate of $27,476 was paid to holders of in-the-money options and all equity compensation plans of Vyrix and Luoxis were terminated and all the awards granted thereunder were cancelled.

On June 1, 2015, our stockholders approved the 2015 Stock Option and Incentive Plan, which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 10,000,000 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

As of February 12, 2016, we had outstanding options to purchase an aggregate of 3,717,500 shares of our common stock at a weighted average exercise price of $1.55 per share. Of these, an aggregate of 1,477,500 are exercisable. The remainder has vesting requirements with an aggregate of 1,550,000 vesting one third on each of November 11, 2016, 2017 and 2018, an aggregate of 640,000 vesting one quarter on each of November 11, 2016, 2017, 2018 and 2019 and an aggregate of 50,000 vesting one quarter on each of August 7, 2016, 2017, 2018 and 2019.

The 2015 Plan is administered by our Board or a committee designated by the Board (as applicable, the Administrator). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Administrator may delegate to our Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Persons eligible to participate in the 2015 Plan are full or part-time officers, employees, non-employee directors, directors and other key persons (including consultants and prospective officers) of our company and its subsidiaries as selected from time to time by the Administrator in its discretion. Approximately 30 individuals are currently eligible to participate in the 2015 Plan, which includes officers, employees who are not officers, non-employee director, former employees and other individuals who are primarily consultants.

The 2015 Plan provides that upon the effectiveness of a “sale event” as defined in the 2015 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options, stock appreciation rights and other awards will be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto.

Quotation on the OTCQX Market

Our common stock is quoted on the OTCQX Market under the symbol “AYTU”.

Transfer Agent

The transfer agent of our common stock is Vstock Transfer. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;
•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaw.  Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, these provisions include:

•	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;
•	limiting the removal of directors by the stockholders;
•	allowing for the creation of a staggered board of directors;
•	eliminating the ability of stockholders to call a special meeting of stockholders; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). We have entered into an underwriting agreement dated • , 2016 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Name	Number of Shares	Number of Warrants
Joseph Gunnar & Co., LLC
Fordham Financial Management, Inc.
Total:

The underwriters are committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares and/or warrants described below, if they purchase any shares or warrants. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of • additional shares (15% of the shares sold in this offering) and/or • additional warrants (15% of the warrants sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares and warrants covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $ • and the total net proceeds, before expenses, to us will be $ •.

Discounts

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share		Per Warrant		Total Without Over-Allotment Option		Total With Full Over-Allotment Option
Public offering price	$	•	$	•	$	•	$	•
Underwriting discount (7%)	$	•	$	•	$	•	$	•
Non-accountable expense allowance (1%)	$	•	$	•	$	•	$	•
Proceeds, before expenses, to us	$	•	$	•	$	•	$	•

The underwriters propose to offer the shares and warrants offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $ • per share. If all of the shares and warrants offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the Representative a fee of 5% of the gross proceeds from the exercise of any the warrants issued to investors in this offering.

We have agreed to pay the Representative a non-accountable expense allowance of 1% of the public offering price at the closing, excluding the over-allotment option. We have paid an expense deposit of $50,000 to the Representative, which will be applied against such non-accountable expense allowance.

We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and foreign jurisdictions designated by the Representative; (d) the fees and expenses of the Representative’s legal counsel, not to exceed $75,000; (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (f) $20,000 of the Representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $200,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors and certain stockholders, have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus, in the case of our directors and officers, and 90 days from the date of this prospectus, in the case of us and certain stockholders.

Underwriters’ Warrants

We have agreed to issue to certain of the Underwriters warrants to purchase up to a total of • shares of common stock (7% of the shares of common stock sold in this offering, excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

Until 12 months after the closing date of the offering, certain of the Underwriters will have a right of first refusal to each act as an investment broker, book-runner and/or placement agents for any future public or private equity and debt offering that we conduct during such 12-month period.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the OTCQX in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. Certain legal matters in connection with this offering have been passed upon for the underwriters by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements of Aytu BioScience, Inc. at June 30, 2015 and 2014, and for each of the two years in the period ended June 30, 2015, included in this prospectus have been audited by EKS&H LLLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our

SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.aytubio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, (720) 437-6500.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Aytu Bioscience, Inc.
Englewood, Colorado

We have audited the accompanying balance sheets of Aytu Bioscience, Inc. (the “Company”) as of June 30, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for each of the periods then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aytu Bioscience, Inc. as of June 30, 2015 and 2014, and the results of its operations and its cash flows for each of the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

September 28, 2015
Denver, Colorado

AYTU BIOSCIENCE, INC.

Balance Sheets

	June 30,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$7,353,061	$2,639,650
Accounts receivable	157,058	—
Inventory	39,442	—
Prepaid expenses	370,888	521,322
Prepaid research and development – related party (Note 8)	121,983	121,983
Deferred tax asset	41,427	18,897
Total current assets	8,083,859	3,301,852
Fixed assets, net (Note 2)	29,706	57,246
Developed technology, net	780,125	—
Customer contracts, net	711,000	—
Trade names, net	79,000	—
Goodwill	74,000	—
In-process research and development	7,500,000	7,500,000
Patents, net	628,776	699,563
Long-term portion of prepaid research and development – related party (Note 8)	335,454	457,438
Deposits	4,886	—
	10,142,947	8,714,247
Total assets	$18,226,806	$12,016,099
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$1,196,817	$649,503
Accrued liabilities – related party (Note 8)	—	150,000
Accrued compensation	196,503	—
Deferred revenue	85,714	85,714
Payable to Ampio	—	561,059
Notes to Ampio	—	4,600,000
Interest payable to Ampio	—	46,002
Total current liabilities	1,479,034	6,092,278
Contingent consideration	664,000	—
Long-term deferred revenue	425,893	511,607
Noncurrent deferred tax liability	41,427	42,807
Total liabilities	2,610,354	6,646,692
Commitments and contingencies (Note 5)
Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	—	—
Common Stock, par value $.0001; 300,000,000 shares authorized; shares issued and outstanding 14,259,681 in 2015 and 7,901,426 in 2014	1,426	790
Additional paid-in capital	38,996,367	16,026,554
Ampio stock subscription	(5,000,000)	—
Accumulated deficit	(18,381,341)	(10,657,937)
Total equity	15,616,452	5,369,407
Total liabilities and equity	$18,226,806	$12,016,099

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Operations

	Years Ended June 30,
	2015	2014
Product and service revenue	$176,068	$—
License revenue	85,714	58,929
Total revenue	261,782	58,929
Expenses
Cost of sales	88,109	—
Research and development	3,219,361	3,933,619
Research and development – related party (Note 8)	203,992	125,587
General and administrative	4,382,640	2,346,557
Loss from operations	(7,632,320)	(6,346,834)
Interest (expense) income	(114,994)	(45,553)
Net loss, before income tax	(7,747,314)	(6,392,387)
Deferred income tax benefit	23,910	813,697
Net loss	$(7,723,404)	$(5,578,690)
Weighted average number of Aytu common shares outstanding	9,207,917	6,949,476
Basic and diluted Aytu net loss per common share	$(0.84)	$(0.80)

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Stockholders’ Equity

	Common Stock		Parent’s Equity	Additional paid-in capital	Ampio Stock Subscription	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – June 30, 2013	5,437,158	$544	$10,471,515	$4,418,385	$—	$(5,079,247)	$9,811,197
Investment from Ampio in Vyrix	—	—	637,210	—	—	—	637,210
Issuance of common stock in exchange for Vyrix Acquired Assets	2,464,268	246	(11,108,725)	11,108,479	—	—	—
Stock-based compensation	—	—	—	499,690	—	—	499,690
Net loss	—	—	—	—	—	(5,578,690)	(5,578,690)
Balance – June 30, 2014	7,901,426	790	—	16,026,554	—	(10,657,937)	5,369,407
Ampio stock subscription payment	2,164,448	216	—	9,999,784	(10,000,000)	—	—
Issuance of common stock to Ampio in exchange for Aytu debt	2,597,339	260	—	11,999,740	—	—	12,000,000
Ampio stock subscription payment	—	—	—	—	5,000,000	—	5,000,000
Liabilities paid pursuant to the merger	—	—	—	(20,013)	—	—	(20,013)
Luoxis options paid-out pursuant to the merger	—	—	—	(27,476)	—	—	(27,476)
Reverse merger	1,596,468	160	—	(160)	—	—	—
Stock-based compensation	—	—	—	1,017,938	—	—	1,017,938
Net loss	—	—	—	—	—	(7,723,404)	(7,723,404)
Balance – June 30, 2015	14,259,681	$1,426	$—	$38,996,367	$(5,000,000)	$(18,381,341)	$15,616,452

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Cash Flows

	Years Ended June 30,
	2015	2014
Cash flows from operating activities
Net loss	$(7,723,404)	$(5,578,690)
Stock-based compensation expense	1,017,938	499,690
Depreciation and amortization	118,202	97,476
Amortization of prepaid research and development – related party (Note 8)	121,984	35,579
Deferred taxes	(23,910)	(813,697)
Increase in accounts receivable	(157,058)	—
Increase in inventory	(39,442)	—
Decrease (increase) in prepaid expenses, other	150,434	(497,322)
Increase in prepaid research and development – related party (Note 8)	(150,000)	(465,000)
(Decrease) increase in interest payable to Ampio	(46,002)	46,002
Increase in accounts payable	547,314	421,870
Increase in accrued compensation	196,503	—
(Decrease) increase in payable to Ampio	(561,059)	561,059
(Decrease) increase in deferred revenue	(85,714)	191,071
Net cash used in operating activities	(6,634,214)	(5,501,962)
Cash flows used in investing activities
Deposits	(4,886)	—
Purchase of ProstaScint Business	(1,000,000)	—
Purchase of fixed assets	—	(9,298)
Net cash used in investing activities	(1,004,886)	(9,298)
Cash flows from financing activities
Ampio stock subscription payment	5,000,000	—
Proceeds from convertible note from Ampio converted to stock	7,400,000	4,600,000
Luoxis option payout pursuant to the merger	(27,476)	—
Liabilities paid out pursuant to the merger	(20,013)	—
Contribution from Ampio	—	637,210
Net cash provided by financing activities	12,352,511	5,237,210
Net change in cash and cash equivalents	4,713,411	(274,050)
Cash and cash equivalents at beginning of period	2,639,650	2,913,700
Cash and cash equivalents at end of period	$7,353,061	$2,639,650
Non-cash transactions:
Ampio stock subscription	$5,000,000	$—
Ampio unpaid debt converted to stock, received prior to 2015	$4,600,000	$—
Contingent consideration related to the ProstaScint purchase	$664,000	$—
Issuance of common stock in exchange for Vyrix acquired assets	$—	$6,803,356
Related party research and development liability included in prepaid research and development – related party	$—	$150,000

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 1 — Business, Acquisition of Assets and Basis of Presentation

Business/Acquisition of Assets

Aytu BioScience, Inc. (“Aytu” or the “Company”) was incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado. Aytu was re-incorporated in the state of Delaware on June 8, 2015. Aytu is a specialty healthcare company concentrating on developing and commercializing products focused primarily on the urological disorders market, specifically sexual dysfunction, urological cancer and male infertility.

Basis of Presentation

Aytu’s current business was formed through a reverse triangular merger (the “Merger”) in which Luoxis Diagnostics, Inc. (“Luoxis”) and Vyrix Pharmaceuticals, Inc. (“Vyrix”) merged into Rosewind Corporation in a multi-step merger on April 16, 2015. These historical financial statements prior to April 16, 2015 include the combined financial statements of Vyrix from its inception in November 2013, combined with the carve-out financial statements related to Vyrix assets acquired in the Merger (the “Vyrix Acquired Assets”) from March 23, 2011, the date, its parent company Ampio Pharmaceuticals, Inc. (“Ampio”) originally acquired the Vyrix Acquired Assets through its merger with DMI BioSciences, Inc. (“BioSciences”) and the financial statements of Luoxis from its inception in January 2013, combined with the carve-out financial statements related to Luoxis.

The carve-out financial statements present the statements of financial position of Vyrix and Luoxis and the Vyrix Acquired Assets and the statements of operations and cash flows for purposes of presenting complete comparative stand-alone financial statements in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements, and Staff Accounting Bulletin Topic 1-B1, Costs Reflected in Historical Financial Statements. Historically, financial statements have not been prepared for Vyrix and Luoxis, as they were not held in separate legal entities. Although Vyrix and Luoxis have not been segregated as a separate legal entity, related revenues, direct costs and expenses, assets and liabilities have historically been segregated on Ampio’s books. In addition, the Company allocated corporate overhead costs based on a review of specific labor and other overhead expenses and a reasonable estimate of activities related to Vyrix and Luoxis. Allocated labor and other overhead totaled $264,000 in 2015 and $253,000 in 2014. The Company also prepared a calculation of income tax expense and deferred income tax assets and liabilities on a “separate return” basis (see Note 4 — Income Taxes). These financial statements do not include a carve-out for cash as the operations have historically been funded by Ampio. The historical carve-out financial statements may not be indicative of the future results of Vyrix and Luoxis as stand-alone entities.

The “Company” as referred to in the notes to these financial statements includes Vyrix and Luoxis, collectively.

The Company’s activities, being primarily research and development, have not generated significant revenue to date.

As of June 30, 2015, Ampio is the majority shareholder of 81.5% of Aytu’s outstanding common stock.

On June 8, 2015, in connection with the reincorporation as a Delaware corporation, we effected a reverse stock split in which each common stock holder received one share of common stock for each every 12.174 shares then outstanding (the “Reverse Stock Split”). All share and per share amounts in this Annual Report have been adjusted to reflect the effect of the Reverse Stock Split.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 1 — Business, Acquisition of Assets and Basis of Presentation  – (continued)

Business Combination — ProstaScint

In May 2015, Aytu entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc. (the “Seller”). Pursuant to the agreement, Aytu purchased assets related to the Seller’s product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the “ProstaScint Business”), and assumed certain of the Seller’s liabilities, including those related to product approvals and the sale and marketing of ProstaScint.

The purchase price consists of the upfront payment of $1.0 million. Aytu also agreed to pay an additional $500,000 payable within five days after transfer for the ProstaScint-related product inventory and $227,000 payable on September 30, 2015 (which represents a portion of certain FDA fees). Aytu also will pay 8% as contingent consideration on its net sales made after October 31, 2017, payable up to a maximum aggregate payment of an additional $2.5 million. The contingent consideration was valued at $664,000 using a discounted cash flow. The total fair value consideration for the purchase was $2.4 million.

The Company’s allocation on consideration transferred for ProstaScint as of the purchase date May 20, 2015 is as follows:

Estimated Fair Value
Tangible assets	$727,000
Intangible assets	1,590,000
Goodwill	74,000
Total assets acquired	$2,391,000

The intangible assets will be amortized over a ten year period.

Future amortization from the year ended June 30, 2015 is as follows:

2016	$159,000
2017	159,000
2018	159,000
2019	159,000
2020	159,000
Thereafter	775,000
$1,570,000

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 1 — Business, Acquisition of Assets and Basis of Presentation  – (continued)

Pro Forma Information

The unaudited pro-forma results presented below include the effects of the ProstaScint acquisition as if it has been consummated as of July 1, 2013, with adjustments to give effect to pro forma events that are directly attributable to the acquisition which includes adjustments related to the amortization of acquired intangible assets. The unaudited pro forma results do not reflect any operating efficiency or potential cost savings which may result from the consolidation of ProstaScint. Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operation of the combined company would have been if the acquisition had occurred at the beginning of the period presented nor are they indicative of future results of operations and are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of July 1, 2013.

	Years ended June 30,
	2015	2014
Total revenue	$1,371,106	$1,736,139
Expenses
Cost of sales – ProstaScint	1,818,690	2,054,786
Research and development	3,065,626	3,933,619
Research and development – related party (Note 8)	156,988	125,587
General and administrative	4,417,884	2,388,665
Amortization and impairment of intangible assets	131,989	100,000
Loss from operations	(8,220,071)	(6,866,518)
Interest (expense) income	(114,994)	(45,553)
Net loss, before income tax	(8,335,065)	(6,912,071)
Deferred income tax benefit	23,910	813,697
Net loss	$(8,311,155)	$(6,098,374)

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents

Aytu considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market fund investments. Aytu’s investment policy is to preserve principal and maintain liquidity. The Company periodically monitors its positions with, and the credit quality of the financial institutions with which it invests. Periodically, throughout the year, Aytu has maintained balances in excess of federally insured limits.

Revenue Recognition

License Agreements and Royalties

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval, cumulative sales targets, and other projected milestones and are recognized at the time the milestones are achieved. Royalties will be recognized as revenue when earned.

Product & Service Sales

Aytu recognizes revenue from product and service sales when there is persuasive evidence that an arrangement exists, delivery has occurred or service has been rendered, the price is fixed or determinable and collectability is reasonably assured.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Estimated Sales Returns and Allowances

Aytu records estimated reductions in revenue for potential returns of products by customers. As a result, management must make estimates of potential future product returns and other allowances related to current period product revenue. In making such estimates, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products. If management were to make different judgments or utilize different estimates, material differences in the amount of the Company’s reported revenue could result.

Accounts Receivable

Accounts receivable are recorded at their net realized value. Aytu evaluates collectability of accounts receivable on a quarterly basis and records a valuation allowance accordingly. As of June 30, 2015 and 2014, no allowance for doubtful accounts has been recorded.

Inventories

Inventories are recorded at the lower of cost or market, with cost determined on a first-in, first-out basis. Aytu periodically reviews the composition of its inventories in order to identify obsolete, slow-moving or otherwise unsaleable items. If unsaleable items are observed and there are no alternate uses for the inventory, Aytu will record a write-down to net realizable value in the period that the impairment is first recognized.

When future commercialization is considered probable and the future economic benefit is expected to be realized, based on management’s judgment, Aytu capitalizes pre-launch inventory costs prior to regulatory approval. A number of factors are taken into consideration, including the current status in the regulatory approval process, potential impediments to the approval process, such as safety or efficacy, anticipated research and development initiatives that could impact the indication in which the compound will be used, viability of commercialization and marketplace trends. For product candidates that have not been approved by the FDA, inventory used in clinical trials is expensed at the time of production and recorded as research and development expense. For products that have been approved by the FDA, inventory used in clinical trials is expensed at the time the inventory is packaged for the clinical trial. Prior to receiving FDA approval, costs related to purchases of the active pharmaceutical ingredient and the manufacturing of the product candidate are recorded as research and development expense.

Fixed Assets

Fixed assets are recorded at cost. After being placed in service, the fixed assets are depreciated using the straight-line method over estimated useful lives. Fixed assets consist of the following:

	Estimated Useful Lives in years	June 30,
		2015	2014
Lab equipment	3 – 5	90,000	90,000
Less accumulated depreciation		(60,000)	(33,000)
Fixed assets, net		$30,000	$57,000

Aytu recorded the following depreciation expense in the respective periods:

	Year Ended June 30,
	2015	2014
Depreciation expense	$27,000	$27,000

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

In-Process Research and Development

In-process research and development (“IPRD”) relates to the Company’s Zertane product and clinical trial data acquired in connection with the 2011 acquisition of BioSciences. The $7,500,000 recorded was based on an independent, third party appraisal of the fair value of the assets acquired. IPRD is considered an indefinite-lived intangible asset and its fair value will be assessed annually and written down if impaired. Once the Zertane product obtains regulatory approval and commercial production begins, IPRD will be reclassified to an intangible that will be amortized over its estimated useful life. If the Company decided to abandon the Zertane product, the IPRD would be expensed.

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent third party appraisal, is $500,000. The Zertane patents were acquired in connection with the 2011 acquisition of BioSciences and are being amortized over the remaining U.S. patent lives of approximately 11 years which expires in March 2022. The cost of the Luoxis patents was $380,000 when they were acquired in connection with the 2013 formation of Luoxis and is being amortized over the remaining U.S. patent lives of approximately 15 years which expires in March 2028. Patents consist of the following:

	June 30,
	2015	2014
Patents	$880,000	$880,000
Less accumulated amortization	(251,000)	(180,000)
Patents, net	$629,000	$700,000

Aytu recorded the following amortization expense in the respective periods:

	Year Ended June 30,
	2015	2014
Amortization expense	$71,000	$70,000

Future amortization from the year ended June 30, 2015 is as follows:

2016	$71,000
2017	71,000
2018	71,000
2019	71,000
2020	71,000
Thereafter	274,000
$629,000

Business Combinations

The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations”, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquire; and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interest in the acquiree, based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Goodwill

The ProstaScint purchase price allocation was based upon an analysis of the fair value of the assets and liabilities acquired from Jazz Pharmaceuticals. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired required the use of estimates by management, and were based upon currently available data, as noted below.

The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share.

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing the carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of ProstaScint that occurred on May 20, 2015. There was no impairment of goodwill for the year ended June 30, 2015.

Use of Estimates

The preparation of financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowances, stock-based compensation, warrant valuation, purchase price allocation, valuation of contingent consideration, sales returns and allowances, useful lives of fixed assets and assumptions in evaluating impairment of definite and indefinite lived assets. Actual results could differ from these estimates.

Income Taxes

Aytu is included in the consolidated tax returns of Ampio. Aytu’s taxes are computed and reported on a “separate return” basis for these financial statements. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The amount of income taxes and related income tax positions taken would be subject to audits by federal and state tax authorities if Aytu filed these taxes on a separate basis. The Company has adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon settlement with the taxing authority. The Company believes that it has no material uncertain tax positions. The Company’s policy is to

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

record a liability for the difference between the benefits that are both recognized and measured pursuant to FASB ASC 740-10, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“ASC 740-10”) and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of the Company has concluded that no significant tax position requires recognition under ASC 740-10.

Stock-Based Compensation

Aytu accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The Company determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the period of service using the graded method.

Research and Development

Research and development costs are expensed as incurred with expenses recorded in the respective period.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts payable and other current assets and other liabilities are carried at cost which approximates fair value due to the short maturity of these instruments.

Impairment of Long-Lived Assets

Aytu routinely performs an annual evaluation of the recoverability of the carrying value of its long-lived assets to determine if facts and circumstances indicate that the carrying value of assets or intangible assets may be impaired and if any adjustment is warranted. Based on its evaluation as of June 30, 2015 and 2014, respectively, no impairment existed for long-lived assets.

Newly Issued Accounting Pronouncements

In June 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-10, “Technical Corrections and Improvements”. The amendments represent changes to clarify the codification, correct unintended application of guidance, or make minor improvements to the codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost. In addition, some of the amendments will make the codification easier to understand and easier to apply by eliminating inconsistencies, providing needed clarifications, and improving the presentation of guidance in the codification. The amendments that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon issuance. The Company is evaluating the impact of ASU 2015-10 on its financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The Company is evaluating the impact of ASU 2015-03 on its financial statements.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

In January 2015, the FASB issued ASU 2015-01, “Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” The purpose of this amendment is to eliminate the concept of extraordinary items. As a result, an entity will no longer be required to separately classify, present and disclose extraordinary events and transactions. The amendment is effective for annual reporting periods beginning after December 15, 2015 and subsequent interim periods with early application permitted. The Company is evaluating the impact the adoption of ASU 2015-01 will have on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company is evaluating the impact the adoption of ASU 2014-15 will have on its financial statements.

In May 2014, the FASB issued ASU 2014-09 regarding ASC Topic 606, “Revenue from Contracts with Customers”. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance will be effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted but not prior to the original public organization effective date of December 15, 2016. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

Note 3 — License Agreement/Revenue Recognition

During 2011, Ampio entered into a license, development and commercialization agreement with a major Korean pharmaceutical company which was assigned to Vyrix when it was formed in 2013. The agreement grants the pharmaceutical company exclusive rights to market Zertane in South Korea for the treatment of premature ejaculation (“PE”) and for a combination drug to be developed, utilizing Zertane and an erectile dysfunction drug. Upon signing of the agreement, Ampio received a $500,000 upfront payment, the net proceeds of which were $418,000 after withholding of Korean tax. The upfront payment has been deferred and is being recognized as license revenue over a ten year period. Milestone payments of $3,200,000 may be earned and recognized contingent upon achievement of regulatory approvals and cumulative net sales targets, which may take several years. In addition, Aytu may earn a royalty based on 25% of net sales, as defined, if the royalty exceeds the transfer price of the Zertane product. No royalties have been earned to date.

In April 2014, Vyrix entered into a Distribution and License Agreement (the “Paladin Agreement”) with Endo Ventures Limited, which recently acquired Paladin Labs Inc. (“Paladin”), whereby Paladin has exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub Saharan Africa, Colombia and Latin America. The Paladin Agreement expires on a country by country basis upon the later of fifteen years after the first commercial sale of the product in that country or expiration of market exclusivity for Zertane in that country. Paladin paid $250,000 to Vyrix upon signing the Paladin Agreement and is obligated to make milestone payments aggregating up to $3,025,000 based upon achieving Canadian and South African product regulatory approval and achieving specific sales goals. The upfront payment has been deferred and is being recognized as license revenue over a seven year period. In addition, the Paladin Agreement provides that Paladin pay royalties based on sales volume.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 4 — Income Taxes

As previously discussed in Note 2 — Summary of Significant Accounting Policies, the Company is included in Ampio’s consolidated tax returns. For purposes of these financial statements, the Company’s taxes are computed and reported on a “separate return” basis. Ampio and Aytu do not have a tax sharing agreement. Accordingly, certain tax attributes, e.g., net operating loss carryforwards, reflected in these financial statements, may or may not be available to Aytu. In the event that Ampio’s ownership interest in Aytu falls below 80% and Aytu is deconsolidated from Ampio’s consolidated income tax return, the net operating loss carryforwards originated prior to the incorporation of Vyrix and Luoxis would no longer be available to Aytu and the related deferred income tax asset would be removed and recorded as a deemed dividend to the parent, Ampio.

Income tax benefit resulting from applying statutory rates in jurisdictions in which Aytu is taxed (Federal and State of Colorado) differs from the income tax provision (benefit) in the Aytu’s financial statements. The following table reflects the reconciliation for the respective periods:

	Years Ended June 30,
	2015	2014
Benefit at federal statutory rate	(34.00)%	(34.00)%
State, net of federal income tax benefit	(2.79)%	(2.89)%
Stock-based compensation	5.51%	1.84%
Change in valuation allowance	30.95%	22.29%
Other	0.03%	0.03%
Effective tax rate	(0.30)%	(12.73)%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows for the respective periods:

	2015	2014
Current deferred income tax asset:
Deferred revenue short-term	$32,000	$32,000
Accrued expenses	73,000	—
Valuation allowance	(64,000)	(13,000)
Total current deferred income tax asset	41,000	19,000
Long-term deferred income tax assets (liabilities):
Net operating loss carryforward	6,337,000	3,847,000
Section 197 intangible	453,000	482,000
Deferred revenue long-term	158,000	190,000
Share-based compensation expense	—	80,000
Acquired in-process research and development	(2,779,000)	(2,779,000)
Less: Valuation allowance	(4,210,000)	(1,863,000)
Total long-term deferred income tax assets (liabilities)	(41,000)	(43,000)
Total deferred income tax assets (liabilities)	$—	$(24,000)

Aytu has recorded income tax benefits in its statements of operations since inception, stemming from its operating losses, and is expected to incur operating losses for the foreseeable future. During the year ended June 30, 2015, the net deferred tax liability was reduced to zero based upon the operating losses, thus Aytu established a valuation allowance offsetting any future net deferred tax asset. As such, Aytu would no longer record income tax benefits in its results of operations after the year ended June 30, 2015 because management is currently unable to conclude that it is more likely than not that a benefit will be realized.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 4 — Income Taxes  – (continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carry back opportunities and tax planning strategies in making the assessment. The Company believes it is more likely than not it will realize the benefits of these deductible differences, net of the valuation allowance provided.

The Company has federal net operating loss carryforwards of approximately $17.1 million and $10.4 million as of June 30, 2015 and June 30, 2014, respectively that, subject to limitation, may be available in future tax years to offset taxable income. The available net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2031 through 2034. Net operating loss carryforwards are subject to examination in the year they are utilized regardless of whether the tax year in which they are generated has been closed by statute. The amount subject to disallowance is limited to the NOL utilized. Accordingly, the Company may be subject to examination for prior NOLs generated as such NOLs are utilized.

As of June 30, 2015 and 2014, the Company has no liability for gross unrecognized tax benefits or related interest and penalties.

Aytu has made its best estimates of certain income tax amounts included in the financial statements. Application of the Company’s accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, could differ from these estimates. In arriving at its estimates, factors the Company considers include how accurate the estimates or assumptions have been in the past, how much the estimates or assumptions have changed and how reasonably likely such changes may have a material impact. Aytu has been historically included in the Ampio consolidated tax return. Under the general statute of limitations, the Company would not be subject to federal or Colorado income tax examinations for years prior to 2011 and 2010, respectively. However, given the net operating losses generated since inception, all tax years since inception are subject to examination.

Note 5 — Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following table as of June 30, 2015:

	Total	2016	2017	2018	2019	2020	Thereafter
Management fee	$1,800,000	$360,000	$360,000	$360,000	$360,000	$360,000	$—
ProstaScint Inventory Transfer	500,000	500,000	—	—	—	—	—
Sponsored research agreement with related party	350,000	70,000	70,000	70,000	70,000	70,000	—
Clinical research and trial obligations	329,000	329,000	—	—	—	—	—
Manufacturing	133,000	133,000	—	—	—	—	—
Office Lease	110,000	35,000	36,000	36,000	3,000	—	—
	$3,222,000	$1,427,000	$466,000	$466,000	$433,000	$430,000	$—

Management Fee

In July 2015, Aytu entered into an agreement with Ampio whereby Aytu agreed to pay Ampio $30,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. This agreement will be in effect until it is terminated in writing by both parties.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 5 — Commitments and Contingencies  – (continued)

ProstaScint Inventory Transfer Fee

Aytu is obligated to pay $500,000 for the ProstaScint-related product inventory upon the inventory transfer in July 2015.

Sponsored Research Agreement with Related Party

Aytu entered into a Sponsored Research Agreement with Trauma Research LLC (“TRLLC”), a related party, in June 2013. Under the terms of the Sponsored Research Agreement, TRLLC agreed to work collaboratively in advancing the RedoxSYS System diagnostic platform through research and development efforts. The Sponsored Research Agreement may be terminated without cause by either party on 30 days’ notice.

Clinical Research and Trial Obligations

In connection with the Zertane clinical trials and RedoxSYS research studies, the remaining commitment is $329,000.

Aytu Manufacturing and Commercial Development

Aytu entered into agreements with manufacturing companies to build its RedoxSYS system. The current remaining commitment is $133,000.

Office Lease

In June 2015, Aytu entered into a 37 month operating lease. This lease has initial base rent of $2,900 a month, with total base rent over the term of the lease of approximately $112,000. The Company recognizes rental expense of the facility on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods is as follows:

	Years Ended June 30,
	2015	2014
Rent expense	$51,000	$11,000

Note 6 — Common Stock

Capital Stock

At June 30, 2015 and 2014, Aytu had 300 million shares of common stock authorized with a par value of $0.0001 per share and 50 million shares of preferred stock authorized with a par value of $0.0001 per share.

Note 7 — Equity Instruments

Options

Prior to the Merger, Aytu had two approved stock option plans (Luoxis 2013 Stock Option Plan and Vyrix 2013 Stock Option Plan), pursuant to which Aytu had reserved a total of 1,718,828 million shares of common stock, both of which were terminated on April 16, 2015 upon the closing of the Merger.

The Luoxis options that were in the money and all outstanding Vyrix options issued under the 2013 Option Plans were accelerated and cancelled in connection with the Merger. Option holders received a cash payment per option share equal to the difference between the consideration payable per share of common stock pursuant to the Merger and the exercise price of the option, if the consideration paid to holders of common stock was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation. The cash payment during the period ended June 30, 2015 was $27,000. The company recognized compensation of $422,000 and $189,000 related to the Luoxis and Vyrix options that had accelerated vesting as of the Merger date.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 7 — Equity Instruments  – (continued)

The Luoxis options that were not paid out were terminated pursuant to the terms of the 2013 Luoxis Option Plan. The Company treated these options as pre-vesting forfeitures and $433,000 of previously recognized compensation was reversed.

Pursuant to the Luoxis 2013 Stock Option Plan, 1,102,761 shares of its common stock were reserved for issuance. The fair value of the options was calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. Aytu estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The assumptions are as follows:

	Years Ended June 30,
	2015	2014
Expected volatility	79% – 108%	79% – 82%
Risk free interest rate	1.62% – 2.09%	0.75% – 1.53%
Expected term (years)	5.5 – 7.0	5.0 – 6.5
Dividend yield	0%	0%

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding June 30, 2013	396,994	$4.53	9.96	$1,272,000
Granted	33,083	$4.53
Exercised	—	$—
Forfeited/Cancelled	—	$—
Outstanding June 30, 2014	430,077	$4.53	9.01	$1,374,000
Granted	195,189	$7.25
Exercised	—	$—
Forfeited/Cancelled	(625,266)	$5.40
Outstanding June 30, 2015	—	$—
Exercisable at June 30, 2015	—	$—
Available for grant at June 30, 2015	—

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 7 — Equity Instruments  – (continued)

Pursuant to the Vyrix 2013 Stock Option Plan, 616,067 shares of its common stock were reserved for issuance. The fair value of the options was calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. Aytu estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. In accordance with the Vyrix 2013 Stock Option Plan, no additional options were granted during the year-ended June 30, 2015. The assumptions are as follows:

Year Ended June 30, 2014
Expected volatility	63% – 76%
Risk free interest rate	0.90% – 2.02%
Expected term (years)	5.0 – 6.5
Dividend yield	0%

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding June 30, 2013	—	$—	—	$—
Granted	117,053	$5.68
Exercised	—	$—
Forfeited/Cancelled	—	$—
Outstanding June 30, 2014	117,053	$5.68	9.54	$417,000
Granted	—	$—
Exercised	—	$—
Forfeited/Cancelled	(117,053)	$5.68
Outstanding June 30, 2015	—	$—
Exercisable at June 30, 2015	—	$—
Available for grant at June 30, 2015	—

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 7 — Equity Instruments  – (continued)

Stock-based compensation expense related to the fair value of stock options was included in the statements of operations as research and development expenses and general and administrative expenses as set forth in the table below. Aytu determined the fair value as of the date of grant using the Black-Scholes option pricing model and expenses the fair value ratably over the vesting period. The following table summarizes stock-based compensation expense for the years ended June 30 2015 and 2014:

	Years Ended June 30,
	2015	2014
Research and development expenses
Stock options
Luoxis	$427,000	$206,000
Vyrix	92,000	38,000
General and administrative expenses
Stock options
Luoxis	316,000	152,000
Vyrix	183,000	104,000
	$1,018,000	$500,000
Unrecognized expense at June 30, 2015
Luoxis	$—
Vyrix	$—
Weighted average remaining years to vest
Luoxis	—
Vyrix	—

On June 1, 2015, Aytu’s stockholders approved the 2015 Stock Option and Incentive Plan (the “2015 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 10,000,000 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan. As of September 28, 2015, no grants have been made under the 2015 Plan.

Warrants

Aytu issued warrants in conjunction with its 2013 private placement. A summary of all warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding June 30, 2013	102,613	$4.53	4.41
Outstanding June 30, 2014	102,613	$4.53	3.92
Outstanding June 30, 2015	102,613	$4.53	2.92

These warrants were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The offering costs and the additional paid-in capital for the warrants associated with the common stock offering were valued at $313,000 using the Black-Scholes valuation methodology.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 8 — Related Party Transactions

Ampio Loan Agreement

In November 2013, Vyrix entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Vyrix up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Vyrix may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Vyrix common stock at the fair market value per share of Vyrix common stock, as determined by the Ampio board of directors, as of such conversion date. As of June 30, 2014, the amount advanced was $1,600,000 with interest rates from 3.11%-3.32%. On April 16, 2015, in connection with the closing of the Merger, Ampio released Vyrix from its then outstanding obligation of $4,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

In March 2014, Luoxis entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Luoxis $3,000,000. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Luoxis may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Luoxis common stock at the fair market value per share of Luoxis common stock, as determined by the Ampio board of directors, as of such conversion date. As of June 30, 2014, the amount advanced was $3,000,000 with interest rates from 3.11% – 3.32%. On April 16, 2015, in connection with the closing of the Merger, Ampio released Luoxis from its then outstanding obligation of $8,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

On April 16, 2015, Ampio received 4,761,787 shares of common stock of Aytu for (i) issuance to Aytu of a promissory note from Ampio in the principal amount of $10,000,000, maturing on the first anniversary of the Merger, (ii) cancellation of indebtedness of Luoxis to Ampio in the amount of $8,000,000; and (iii) cancellation of indebtedness of Vyrix to Ampio in the amount of $4,000,000.

Services Agreement

The Company has service agreements with Ampio which are described in Note 5.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in January 2015 and provides for Luoxis (now Aytu) to pay $6,000 per month to TRLLC in consideration for services related to research and development of the Oxidation Reduction Potential platform. In March 2014, Luoxis also agreed to pay a sum of $615,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term on the balance sheet; this amount has been paid in full. This agreement is set to expire March 2019 and cannot be terminated prior to March 2017.

Note 9 — Litigation

As of June 30, 2015, Aytu was not party to any legal matters or claims, and none of its property is subject to any legal proceedings. In the future Aytu may become party to legal matters and claims arising in the ordinary course of business, the resolution of which it does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 10 — Employee Benefit Plan

Aytu allows its employees to participate in Ampio’s 401(k) plan. The plan allows participants to contribute a portion of their salary, subject to eligibility requirements and annual IRS limits. Aytu does not match employee contributions.

Note 11 — Subsequent Event

During July and August 2015, Aytu closed on note purchase agreements with institutional and high net worth individual investors for the purchase and sale of convertible promissory notes with an aggregate principal amount of $5.2 million. The sale of the notes was pursuant to a private placement.

Aytu intends to use the net proceeds of the offering to conduct clinical studies for both Zertane® and RedoxSYSTM and for working capital to begin commercializing FDA-approved ProstaScint®, as well as general corporate purposes.

The notes are an unsecured obligation. Unless earlier converted, the notes will mature 18 months from their respective dates of issuance which will be on January 22, February 11 and February 28, 2017, with an option to extend up to six months at our discretion (provided that in the event Aytu exercises such extension option, the then applicable interest rate shall increase by 2% for such extension period). Aytu does not have the right to prepay the notes prior to the maturity date. Interest will accrue on the notes in the following amounts: (i) 8% simple interest per annum for the first six months and (ii) 12% simple interest per annum thereafter if not converted during the first six months. If there has not been a registration statement on Form S-1 filed with the SEC for the registration of the shares of common stock underlying the notes by the expiration of the first six-month period then (a) the interest rate will increase to 14% for the remainder of the period in which the notes remain outstanding and (b) any notes held by officers and directors of the Company will be subordinated to the remaining notes. Interest will accrue, is payable with the principal upon maturity, conversion or acceleration of the notes and may be paid in kind or in cash, in Aytu’s sole discretion.

The notes are convertible at any time in a noteholder’s discretion into that number of shares of Aytu common stock equal in an amount equal to 120% of the number of shares of common stock calculated by dividing the then outstanding principal and accrued interest by $4.63. A holder of notes will be obligated to convert on the terms of Aytu’s next public offering of its stock resulting in proceeds to it of at least $5,000,000 in gross proceeds (excluding indebtedness converted in such financing) prior to the maturity date of the notes (a “Qualified Financing”). The principal and accrued interest under the notes will automatically convert into a number of shares of such equity securities of the Company sold in such financing equal to 120% of the principal and accrued interest under such note divided by the lesser of (i) the lowest price paid by an investor in such financing or (ii) $4.63. In the event that Aytu sells equity securities to investors at any time while the notes are outstanding in a financing transaction that is not a Qualified Financing, then the noteholders will have the option to convert in whole the outstanding principal and accrued interest as of the closing of such financing into a number of shares of Aytu capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (i) the lowest cash price per share paid by purchasers of shares in such financing, or (ii) $4.63.

Newbridge Securities Corporation, Member FINRA/SIPC, through LifeTech Capital, acted as sole placement agent for the institutional portion of the offering. Aytu sold the balance of the notes to individuals and entities with whom Aytu has an established relationship. For notes sold by the placement agents, Aytu paid the placement agents 8% of the gross proceeds of notes sold by the placement agents and a warrant to purchase shares of Aytu’s common stock equal to 8% of the gross proceeds of the notes sold by the placement agents divided by the price per share at which equity securities are sold in Aytu’s next equity financing, in addition to a previously paid non-refundable retainer fee of $20,000. The placement agent warrant has a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to 100% of the price per share at which equity securities are sold in Aytu’s next equity financing, and provides for cashless exercise.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 11 — Subsequent Event  – (continued)

On August 19, 2015, Aytu entered into a 37 month non-cancellable operating lease for new office space effective September 1, 2015. The new lease has initial base rent of $8,500 per month beginning in October 2015, with the total base rent over the term of the lease of approximately $318,000 which includes rent abatements. The Company recognizes rental expense of the facility on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent.

AYTU BIOSCIENCE, INC.

Balance Sheets

	December 31, 2015	June 30, 2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$10,959,546	$7,353,061
Accounts receivable	288,466	157,058
Inventory	653,115	39,442
Prepaid expenses, other	741,544	370,888
Prepaid research and development – related party (Note 11)	121,983	121,983
Total current assets	12,764,654	8,042,432
Fixed assets, net (Note 2)	143,826	29,706
Developed technology, net	1,242,569	780,125
Customer contracts, net	1,456,875	711,000
Trade names, net	210,139	79,000
Goodwill	221,000	74,000
In-process research and development	7,500,000	7,500,000
Patents, net	593,382	628,776
Long-term portion of prepaid research and development – related party (Note 11)	274,463	335,454
Deposits	2,888	4,886
	11,645,142	10,142,947
Total assets	$24,409,796	$18,185,379
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$1,076,295	$1,195,368
Primsol payable	1,111,057	—
Accrued compensation	492,584	196,503
Deferred revenue	85,714	85,714
Related party payable	38,451	—
Total current liabilities	2,804,101	1,477,585
Convertible promissory notes, net of amortization discount of $253,448 (Note 8)	4,921,552	—
Contingent consideration	687,685	664,000
Long-term deferred revenue	383,036	425,893
Interest payable	161,988	—
Deferred rent	11,694	1,449
Warrant derivative liability	180,969	—
Total liabilities	9,151,025	2,568,927
Commitments and contingencies (Note 7)
Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	—	—
Common Stock, par value $.0001; 300,000,000 shares authorized; shares issued and outstanding 14,259,693 and 14,259,681, respectively as of December 31, 2015 and June 30, 2015	1,426	1,426
Additional paid-in capital	39,247,254	38,996,367
Ampio stock subscription	—	(5,000,000)
Accumulated deficit	(23,989,909)	(18,381,341)
Total stockholders’ equity	15,258,771	15,616,452
Total liabilities and stockholders’ equity	$24,409,796	$18,185,379

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Operations

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Product and service revenue	$447,786	$6,906	$913,742	$13,060
License revenue	21,428	21,429	42,857	42,858
Total revenue	469,214	28,335	956,599	55,918
Operating expenses
Cost of sales	244,100	—	281,425	225
Research and development	1,308,460	789,967	2,164,334	1,723,720
Research and development – related party (Note 11)	47,998	53,998	95,996	107,996
Sales, general and administrative	1,774,167	749,837	3,425,971	1,863,416
Amortization of finite-lived intangible assets	108,489	17,697	165,936	35,394
Total operating expenses	3,483,214	1,611,499	6,133,662	3,730,751
Loss from operations	(3,014,000)	(1,583,164)	(5,177,063)	(3,674,833)
Other (expense) income
Interest (expense)	(240,214)	(37,547)	(353,467)	(74,849)
Derivative (expense)	(78,166)	—	(78,038)	—
Total other (expense) income	(318,380)	(37,547)	(431,505)	(74,849)
Net loss, before income tax	(3,332,380)	(1,620,711)	(5,608,568)	(3,749,682)
Deferred income tax benefit	—	—	—	23,910
Net loss	$(3,332,380)	$(1,620,711)	$(5,608,568)	$(3,725,772)
Weighted average number of Aytu common shares outstanding	14,259,693	7,901,426	14,259,687	7,901,426
Basic and diluted Aytu net loss per common share	$(0.23)	$(0.21)	$(0.39)	$(0.47)

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statement of Stockholders’ Equity

	Common Stock		Additional paid-in capital	Ampio Stock Subscription	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – June 30, 2015	14,259,681	$1,426	$38,996,367	$(5,000,000)	$(18,381,341)	$15,616,452
Adjustment for rounding of shares due to conversion (unaudited)	12	—	—	—	—	—
Ampio stock subscription (unaudited)	—	—	—	5,000,000	—	5,000,000
Stock-based compensation (unaudited)	—	—	250,887	—	—	250,887
Net loss (unaudited)	—	—	—	—	(5,608,568)	(5,608,568)
Balance – December 31, 2015 (unaudited)	14,259,693	$1,426	$39,247,254	$—	$(23,989,909)	$15,258,771

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Cash Flows

(unaudited)

	Six Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(5,608,568)	$(3,725,772)
Stock-based compensation expense	250,887	477,660
Depreciation, amortization and accretion	242,427	49,164
Amoritzation of debt issuance costs	147,805	—
Derivative expense	78,038	—
Amortization of prepaid research and development – related party (Note 11)	60,991	60,992
Deferred taxes	—	(23,910)
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(131,408)	(6,906)
(Increase) in inventory	(613,673)	(10,453)
(Increase) decrease in prepaid expenses, other	(370,656)	485,889
(Increase) in prepaid research and development – related party (Note 11)	—	(150,000)
(Decrease) in accounts payable and accrued liabilities	(126,781)	(298,677)
Increase (decrease) in related party payable	38,451	(561,059)
Increase in accrued compensation	296,081	94,247
Increase in interest payable	161,988	74,936
Increase in deferred rent	10,245	—
(Decrease) in deferred revenue	(42,857)	(42,858)
Net cash used in operating activities	(5,607,030)	(3,576,747)
Cash flows used in investing activities
Deposits	1,998	(1,998)
Purchases of fixed assets	(125,161)	—
Purchase of Primsol business	(540,000)	—
Net cash used in investing activities	(663,163)	(1,998)
Cash flows from financing activities
Proceeds from convertible promissory notes, net (Note 8)	5,175,000	—
Debt issuance costs (Note 8)	(298,322)
Ampio stock subscription payment	5,000,000	—
Contribution from Ampio	—	1,100,000
Net cash provided by financing activities	9,876,678	1,100,000
Net change in cash and cash equivalents	3,606,485	(2,478,745)
Cash and cash equivalents at beginning of period	7,353,061	2,639,650
Cash and cash equivalents at end of period	$10,959,546	$160,905
Non-cash transactions:
Warrant derivative liability related to the issuance of the convertible promissory notes (Note 8)	$102,931	$—
Primsol business purchase included in primsol payable, $1,250,000 less future accretion of $173,000	$1,077,000	$—
Fixed asset purchases included in accounts payable	$7,708	$—

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Acquisition of Assets and Basis of Presentation

Business/Acquisition of Assets

Aytu BioScience, Inc. (“Aytu” or the “Company”) was incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado. Aytu was re-incorporated in the state of Delaware on June 8, 2015. Aytu is a specialty healthcare company concentrating on acquiring, developing and commercializing products focused primarily on the urological disorders market, specifically sexual dysfunction, urological cancer, urinary tract infections and male infertility.

Basis of Presentation

These unaudited financial statements represent the financial statements of Aytu BioScience, Inc. (“Aytu” or “the Company”). These unaudited financial statements should be read in conjunction with Aytu’s Annual Report on Form 10-K for the year ended June 30, 2015, which included all disclosures required by generally accepted accounting principles (“GAAP”). In the opinion of management, these unaudited financial statements contain all adjustments necessary to present fairly the financial position of Aytu for the balance sheet and the results of operations and cash flows for the interim periods presented. The results of operations for the period ended December 31, 2015 are not necessarily indicative of expected operating results for the full year. The information presented throughout this report as of and for the period ended December 31, 2015 is unaudited.

Aytu’s current business was formed through a reverse triangular merger (the “Merger”) in which Luoxis Diagnostics, Inc. (“Luoxis”) and Vyrix Pharmaceuticals, Inc. (“Vyrix”) merged into Rosewind Corporation in a multi-step merger on April 16, 2015. These historical financial statements prior to April 16, 2015 include the combined financial statements of Vyrix from its inception in November 2013, combined with the carve-out financial statements related to Vyrix assets acquired in the Merger (the “Vyrix Acquired Assets”) from March 23, 2011, the date its parent company, Ampio Pharmaceuticals, Inc. (“Ampio”), originally acquired the Vyrix Acquired Assets through its merger with DMI BioSciences, Inc. (“BioSciences”) and the financial statements of Luoxis from its inception in January 2013, combined with the carve-out financial statements related to Luoxis.

The carve-out financial statements present the statements of financial position of Vyrix and Luoxis and the Vyrix Acquired Assets and the statements of operations and cash flows for purposes of presenting complete comparative stand-alone financial statements in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements, and Staff Accounting Bulletin Topic 1-B1, Costs Reflected in Historical Financial Statements. Historically, financial statements have not been prepared for Vyrix and Luoxis, as they were not held in a separate legal entity. Although Vyrix and Luoxis have not been segregated as a separate legal entity, related revenues, direct costs and expenses, assets and liabilities have historically been segregated on Ampio’s books. In addition, the Company allocated corporate overhead costs based on a review of specific labor and other overhead expenses and a reasonable estimate of activities related to Vyrix and Luoxis. Allocated labor and other overhead totaled $264,000 in 2015 and $253,000 in 2014. The Company also prepared a calculation of income tax expense and deferred income tax assets and liabilities on a “separate return” basis. These financial statements do not include a carve-out for cash as the operations have historically been funded by Ampio. The historical carve-out financial statements may not be indicative of the future results of Vyrix and Luoxis as a stand-alone entity.

The “Company” as referred to in the notes to these financial statements includes Vyrix and Luoxis, collectively.

As of December 31, 2015, Ampio is the majority shareholder of 81.5% of Aytu’s outstanding common stock.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Acquisition of Assets and Basis of Presentation  – (continued)

On June 8, 2015, in connection with the reincorporation as a Delaware corporation, the Company effected a reverse stock split in which each common stock holder received one share of common stock for every 12.174 shares then outstanding (the “Reverse Stock Split”). All share and per share amounts in this Report have been adjusted to reflect the effect of the Reverse Stock Split.

Business Combination — ProstaScint

In May 2015, Aytu entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc. (the “Seller”). Pursuant to the agreement, Aytu purchased assets related to the Seller’s product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the “ProstaScint Business”), and assumed certain of the Seller’s liabilities, including those related to product approvals and the sale and marketing of ProstaScint.

The purchase price consisted of the upfront payment of $1.0 million. Aytu also paid an additional $500,000 for the ProstaScint-related product inventory and $227,000 that was paid prior to December 31, 2015 (which represents a portion of certain FDA fees). Aytu also will pay 8% as contingent consideration on its net sales made after October 31, 2017, payable up to a maximum aggregate payment of an additional $2.5 million. The contingent consideration was valued at $664,000 using a discounted cash flow estimate as of the acquisition date. The total fair value consideration for the purchase was $2.4 million.

The Company’s allocation on consideration transferred for ProstaScint as of the purchase date of May 20, 2015 is as follows:

Fair Value
Tangible assets	$727,000
Intangible assets	1,590,000
Goodwill	74,000
Total assets acquired	$2,391,000

Included in the intangible assets is developed technology of $790,000, customer contracts of $720,000 and trade names of $80,000, each of which will be amortized over a ten-year period.

As of December 31, 2015 the contingent consideration had increased to $688,000 due to accretion.

Business Combination — Primsol

In October 2015, Aytu entered into and closed on an Asset Purchase Agreement with FSC Laboratories, Inc. (the “Seller”). Pursuant to the agreement, Aytu purchased assets related to the Seller’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of the Seller’s liabilities, including those related to the sale and marketing of Primsol arising after the closing.

Aytu paid $500,000 at closing for the purchase of the Primsol Business and paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also agreed to pay an additional (a) $500,000 payable no later than March 31, 2016, (b) $500,000 payable no later than June 30, 2016, and (c) $250,000 payable no later than September 30, 2016 (together, the “Installment Payments”).

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Acquisition of Assets and Basis of Presentation  – (continued)

The Company’s allocation on consideration transferred for Primsol as of the purchase date of October 5, 2015 is as follows:

Fair Value
Tangible assets	$182,000
Intangible assets	1,470,000
Goodwill	147,000
Total assets acquired	$1,799,000

Included in tangible assets is $102,000 of inventory and $80,000 of work-in-process inventory. Included in the intangible assets is developed technology of $520,000, customer contracts of $810,000 and trade names of $140,000, each of which will be amortized over a six-year period.

Adoption of Newly Issued Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments,” which requires that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2015 and early adoption is permitted. As of December 31, 2015, the Company has early adopted this standard.

In April 2015, the FASB issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” to simplify the presentation of debt issuance costs. The amendments in the update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction of the carrying amount of the debt. Recognition and measurement of debt issuance costs were not affected by this amendment. In August 2015, FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements —  Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” which clarified that the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015. As of December 31, 2015, the Company early adopted this standard and will record any debt issuance costs as a debt discount. There was no impact related to this adoption as the Company did not have any debt issuance costs previously.

In November 2015, the FASB issued ASU No. 2015-17 regarding ASC Topic 470 “Income Taxes: Balance Sheet Classification of Deferred Taxes.” The amendments in ASU 2015-17 eliminate the requirement to bifurcate deferred taxes between current and non-current on the balance sheet and requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The amendments for ASU-2015-17 can be applied retrospectively or prospectively and early adoption is permitted. Aytu early adopted ASU 2015-17 and there was no material impact on its financial statements.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Acquisition of Assets and Basis of Presentation  – (continued)

Recently Issued Accounting Pronouncements, Not Adopted as of December 31, 2015

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and measurement of Financial Assets and Financial Liabilities,” which requires that all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” ASU 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU 2015-11 is required to be applied prospectively and early adoption is permitted. The adoption of ASU 2015-11 is not expected to have a material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company is evaluating the impact the adoption of ASU 2014-15 will have on its financial statements.

In May 2014, the FASB issued ASU 2014-09 regarding ASC Topic 606, “Revenue from Contracts with Customers”. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 2 — Fixed Assets

Fixed assets are recorded at cost and, once placed in service, are depreciated on the straight-line method over the estimated useful lives. Fixed assets consist of the following:

	Estimated Useful Lives in years	As of December 31, 2015	As of June 30, 2015
Office equipment and furniture	3 – 5	$108,000	$—
Lab equipment	3 – 5	90,000	90,000
Leasehold improvements	3	18,000	—
Manufacturing equipment	5	7,000	—
Less accumulated depreciation and amortization		(79,000)	(60,000)
Fixed assets, net		$144,000	$30,000

Note 3 — In-Process Research and Development

In-process research and development (“IPRD”) relates to the Zertane product candidate. The $7,500,000 recorded was based on an independent, third party appraisal of the fair value of the assets acquired. IPRD is considered an indefinite-lived intangible asset and its fair value will be assessed annually and written down if impaired. If the Zertane product candidate obtains regulatory approval and commercial production begins, IPRD will be reclassified to an intangible that will be amortized over its estimated useful life. If the Company decides to abandon the Zertane product, the IPRD would be expensed.

Note 4 — Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent, third party appraisal to be $500,000, is being amortized over the remaining U.S. patent life since Aytu’s acquisition of approximately 11 years. The cost of the ORP related patents was $380,000 when they were acquired and is being amortized over the remaining U.S. patent life since Aytu’s acquisition of approximately 15 years. Patents consist of the following:

	As of December 31, 2015	As of June 30, 2015
Patents	$880,000	$880,000
Less accumulated armortization	(287,000)	(251,000)
Patents, net	$593,000	$629,000

Note 5 — Revenue Recognition

The $448,000 and $7,000 product and service revenue recognized during the three months ended December 31, 2015 and 2014, respectively, represents sales of the Company’s ProstaScint and Primsol products and the RedoxSYS System. The $914,000 and $13,000 product and service revenue recognized during the six months ended December 31, 2015 and 2014, respectively, represents sales of the Company’s ProstaScint and Primsol products and the RedoxSYS System.

The license revenue of $21,000 and $43,000 recognized in the three and six months ended 2015 and 2014 respectively, represents the amortization of the upfront payments received from the Company’s license agreements. The initial payment of $500,000 from the license agreement of Zertane with a Korean pharmaceutical company was deferred and is being recognized over ten years. The initial payment of $250,000 from the license agreement of Zertane with a Canadian-based supplier was deferred and is being recognized over seven years.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 6 — Fair Value Considerations

Aytu’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, convertible promissory notes and warrant derivative liability. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The fair value of the convertible notes is approximately the face value of the notes, $5,175,000 based upon the valuation that the Company had completed of all components of the convertible notes at inception and as of December 31, 2015. The valuation policies are determined by the Chief Financial Officer and approved by the Company’s Board of Directors. Subsequent to December 31, 2015, the majority of the Company’s convertible notes converted into common stock (see Note 12 for more information).

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Aytu. Unobservable inputs are inputs that reflect Aytu’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to Aytu for identical assets or liabilities;
Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and
Level 3:	Unobservable inputs that are supported by little or no market activity.

Aytu’s assets and liabilities which are measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Aytu’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer. Aytu has consistently applied the valuation techniques discussed below in all periods presented.

The following table presents Aytu’s financial liabilities that were accounted for at fair value on a recurring basis as of December 31, 2015, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2015
LIABILITIES
Warrant derivative liability	$—	$—	$181,000	$181,000

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 6 — Fair Value Considerations  – (continued)

The warrant derivative liability for the warrants was valued using the Monte Carlo valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions in valuing the warrant derivative liability, based on estimates of the value of Aytu common stock and various factors regarding the warrants, were as follows as of December 31, 2015 and at issuance:

	December 31, 2015	At Issuance
Warrants:
Exercise price	$0.98	$1.51 – $1.95
Volatility	75.0%	75.0%
Equivalent term (years)	4.67	5.0 – 5.11
Risk-free interest rate	1.57% – 1.60%	1.54% – 1.74%
Potential number of shares	126,000 – 215,000	139,000 – 224,000

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair valued hierarchy:

Derivative Instruments
Balance as of June 30, 2015	$—
Warrant issuances	103,000
Included in earnings	78,000
Balance as of December 31, 2015	$181,000

Note 7 — Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following table for the designated fiscal years ending June 30, as of December 31, 2015:

	Total	Remaining 2016	2017	2018	2019	2020	Thereafter
Management fee	$1,620,000	$180,000	$360,000	$360,000	$360,000	$360,000	$—
Primsol business	1,250,000	1,000,000	250,000	—	—	—	—
Manufacturing agreement	1,000,000	1,000,000	—	—	—	—	—
Office Lease	385,000	68,000	142,000	145,000	30,000	—	—
Sponsored research agreement with related party	315,000	35,000	70,000	70,000	70,000	70,000	—
	$4,570,000	$2,283,000	$822,000	$575,000	$460,000	$430,000	$—

Management Fee

In July 2015, Aytu entered into an agreement with Ampio whereby Aytu agreed to pay Ampio $30,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. This agreement will be in effect until it is terminated in writing by both parties.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 7 — Commitments and Contingencies  – (continued)

Primsol Business

In October 2015, Aytu entered into an agreement with FSC Laboratories, Inc. for the purchase of Primsol (see Note 1).

Manufacturing Agreement

In October 2015, Aytu entered into a Master Services Agreement with Biovest International, Inc. (“Biovest”). The agreement provides that Aytu may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. Aytu expects to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of its products for the ProstaScint product. Aytu is obligated to pay Biovest $1.0 million for time and materials as they develop a plan to reproduce the manufacturing process.

Office Lease

In June 2015, Aytu entered into a 37 month operating lease for a space in Raleigh, North Carolina. This lease has initial base rent of $2,900 a month, with total base rent over the term of the lease of approximately $112,000. In September 2015, the Company entered into a 37 month operating lease in Englewood, Colorado. This lease has an initial base rent of $8,500 a month with a total base rent over the term of the lease of approximately $318,000. The Company recognizes rental expense of the facilities on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods is as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Rent expense	$34,000	$22,000	$51,000	$40,000

Sponsored Research Agreement with Related Party

Aytu entered into a Sponsored Research Agreement with Trauma Research LLC (“TRLLC”), a related party, in June 2013. Under the terms of the Sponsored Research Agreement, TRLLC agreed to work collaboratively in advancing the RedoxSYS System diagnostic platform through research and development efforts. The Sponsored Research Agreement may be terminated without cause by either party on 30 days’ notice.

Note 8 — Convertible Promissory Notes

Convertible Promissory Notes

During July and August 2015, Aytu closed on note purchase agreements with institutional and high net worth individual investors for the purchase and sale of convertible promissory notes (“Notes”) with an aggregate principal amount of $5.2 million. The sale of the Notes was pursuant to a private placement. Debt issuance costs totaled $401,000 which included the $103,000 fair value of the warrants.

The Notes are an unsecured obligation. Unless earlier converted, the Notes will mature 18 months from their respective dates of issuance which will be on January 22, February 11 and February 28, 2017, with an option to extend the maturity date up to six months at Aytu’s discretion (provided that in the event Aytu exercises such extension option, the then applicable interest rate shall increase by 2% for such extension period). Aytu does not have the right to prepay the Notes prior to the maturity date. Interest will accrue on the Notes in the following amounts: (i) 8% simple interest per annum for the first six months and (ii) 12% simple interest per annum thereafter if not converted during the first six months. If there had not been a registration statement on Form S-1 filed with the SEC for the registration of the shares of common stock underlying the Notes by the

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 8 — Convertible Promissory Notes  – (continued)

expiration of the first six-month period then (a) the interest rate would have increased to 14% for the remainder of the period in which the Notes remain outstanding and (b) any Notes held by officers and directors of the Company would have been subordinated to the remaining Notes. Interest will accrue, is payable with the principal upon maturity, conversion or acceleration of the Notes and may be paid in kind or in cash, in Aytu’s sole discretion.

The 4% increase in the interest rate is triggered automatically with the passage of time and is not a contingent feature, thus, there is no initial accounting for this feature. However, the periodic interest cost will be calculated using a constant effective interest over the life of the Notes. As management does not intend to utilize the extension option, the expected life of the Notes is 18 months.

The Company did not give recognition to the registration rights arrangement as management did not believe at issuance that probable payment under the contingent escalation clause would be required, thus there was no impact on the initial measurement of the Notes. The Company satisfied the registration rights arrangement in October 2015 upon the effectiveness of a registration statement on Form S-1.

The Notes are convertible at any time at the noteholder’s discretion into that number of shares of Aytu common stock equal to 120% of the number of shares of common stock calculated by dividing the then outstanding principal and accrued interest by $4.63. A holder of Notes will be obligated to convert on the terms of Aytu’s next public offering of its stock resulting in gross proceeds of at least $5,000,000 (excluding indebtedness converted in such financing) prior to the maturity date of the Notes (a “Qualified Financing”). The principal and accrued interest under the Notes will automatically convert into a number of shares of such equity securities of the Company sold in the Qualified Financing equal to 120% of the principal and accrued interest under such Note divided by the lesser of (i) the lowest price paid by an investor in the Qualified Financing or (ii) $4.63. In the event that Aytu sells equity securities to investors at any time while the Notes are outstanding in a financing transaction that is not a Qualified Financing, then the noteholders will have the option to convert in whole the outstanding principal and accrued interest as of the closing of such financing into a number of shares of Aytu capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (i) the lowest cash price per share paid by purchasers of shares in such financing, or (ii) $4.63.

The Company determined that the conversion option is not required to be bifurcated and accounted for as an embedded derivative liability. There was no intrinsic value to the beneficial conversion feature as it was determined that the effective conversion price exceeded the commitment date valuation price.

The Notes contain a purchase premium option in the event of a sale transaction by the Company as defined in the Notes. A holder of the Notes will be entitled to receive, at the holder’s option, (i) repayment of the Note balance plus the amount equal to 25% of the original purchase amount or (ii) the consideration the holder would have received on an as-converted basis. Given that the payment under the purchase premium is contingent upon a sale transaction and involves a substantial premium of 25%, the purchase premium is an embedded derivative that must be bifurcated and accounted for as an embedded derivative. No value was recorded related to this derivative at issuance and December 31, 2015.

Placement agents for the offerings sold the institutional portion of the offering of the Notes. Aytu sold the balance of the Notes to individuals and entities with whom Aytu has an established relationship. For Notes sold by the placement agents, Aytu paid the placement agents 8% of the gross proceeds of Notes sold by the placement agents and is obligated to issue warrants for an amount of shares to be equal to 8% of the gross number of shares of the Company stock issuable upon conversion of the Notes issued to investors introduced to the Company by the private placement agents in the private placement, in addition to a previously paid non-refundable retainer fee of $20,000. The placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to the lowest

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 8 — Convertible Promissory Notes  – (continued)

conversion price per share at which the Notes are converted into common stock. Change in fair value is recorded in earnings. Fair value at the grant date was recorded as a debt discount and amortized over the term of the debt.

The warrants were recorded at fair value as long-term liabilities on the Balance Sheet (see Note 6).

Upon Aytu’s adoption of ASU 2015-3, the costs associated with the Notes were recorded as a long-term liability and are presented in the Balance Sheet as a direct reduction of the carrying amount of the Notes on their inception date.

As of December 31, 2015, the carrying value of the Notes was $4.9 million inclusive of an unamortized debt discount of $253,000.

Note 9 — Common Stock

Capital Stock

At December 31, 2015 and June 30, 2015, Aytu had 300 million shares of common stock authorized with a par value of $0.0001 per share and 50 million shares of preferred stock authorized with a par value of $0.0001 per share.

Note 10 — Equity Instruments

Options

Prior to the Merger, Aytu had two approved stock option plans (Luoxis 2013 Stock Option Plan and Vyrix 2013 Stock Option Plan), pursuant to which Aytu had reserved a total of 1,718,828 million shares of common stock, both of which were terminated on April 16, 2015 upon the closing of the Merger.

The Luoxis options that were in the money and all outstanding Vyrix options issued under the respective 2013 Option Plans were accelerated and cancelled in connection with the Merger. Option holders received a cash payment per option share equal to the difference between the consideration payable per share of common stock pursuant to the Merger and the exercise price of the option; if the consideration paid to holders of common stock was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation. The cash payment during the period ended June 30, 2015 was $27,000. The Company recognized compensation of $422,000 and $189,000 related to the Luoxis and Vyrix options that had accelerated vesting as of the Merger date during the period ended June 30, 2015.

The Luoxis options that were not paid out were terminated pursuant to the terms of the 2013 Luoxis Option Plan. The Company treated these options as pre-vesting forfeitures and $433,000 of previously recognized compensation was reversed.

On June 1, 2015, Aytu’s stockholders approved the 2015 Stock Option and Incentive Plan (the “2015 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 10,000,000 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan. The fair value of the options are calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. Aytu estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 10 — Equity Instruments  – (continued)

rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. Aytu has computed the fair value of all options granted during the six months ended December 31, 2015 using the following assumptions:

Expected volatility	75.00%
Risk free interest rate	1.08% – 2.08%
Expected term (years)	3.0 – 7.0
Dividend yield	0%

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2015	—	$—
Granted	3,695,000	$1.55
Exercised	—	$—
Forfeited/Cancelled	—	$—
Outstanding December 31, 2015	3,695,000	$1.55	9.80
Exercisable at December 31, 2015	1,120,000	$1.51	9.87
Available for grant at December 31, 2015	6,305,000

Stock-based compensation expense related to the fair value of stock options was included in the statements of operations as research and development expenses and selling, general and administrative expenses as set forth in the table below. Aytu determined the fair value as of the date of grant using the Black-Scholes option pricing model and expenses the fair value ratably over the vesting period. The following table summarizes stock-based compensation expense for the three and six months ended December 31, 2015 and for the stock-based compensation expense related to the Luoxis and Vyrix options for the three and six months ended December 31, 2014:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Research and development expenses
Stock options	$20,000	$117,000	$25,000	$207,000
Selling, general and administrative expenses
Stock options	$163,000	$159,000	226,000	271,000
	$183,000	$276,000	$251,000	$478,000
Unrecognized expense at December 31, 2015	$1,890,000
Weighted average remaining years to vest	3.16

Of the options that Aytu issued during the six months ended December 31, 2015, 1,440,000 were to Ampio board members and employees. This was recorded as a return of capital to Ampio and Ampio will take a stock-based compensation expense equal to $1.3 million on their financial statements related to these option grants.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 10 — Equity Instruments  – (continued)

Warrants

Aytu issued warrants in conjunction with its 2013 private placement. A summary of these warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2015	102,613	$4.53	2.92
Outstanding December 31, 2015 (unaudited)	102,613	$4.53	2.41

Warrant Obligation related to the Convertible Promissory Notes

Aytu has the obligation to issue warrants to the private placement agents for the 2015 convertible note financing as part of their fees for the financing. These warrants are classified as a derivative warrant liability due to the fact that the number of shares and exercise price have not been set as of December 31, 2015. The number of shares of Company stock that these warrants will convert into is equal to 8% of the gross number of shares of the Company stock issuable upon conversion of the Notes issued to investors introduced to the Company by the private placement agents pursuant to the private placement memorandum. The exercise price will be the lower of the lowest conversion price per share at which the Notes are converted into Company common stock or $4.63. The warrants have a term of five years from the date of issuance of the related notes in July and August 2015 (see Note 6).

Note 11 — Related Party Transactions

Ampio Loan Agreement

In November 2013, Vyrix entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Vyrix up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Vyrix may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Vyrix common stock at the fair market value per share of Vyrix common stock, as determined by the Ampio board of directors, as of such conversion date. As of June 30, 2014, the amount advanced was $1,600,000 with interest rates from 3.11% – 3.32%. On April 16, 2015, in connection with the closing of the Merger, Ampio released Vyrix from its then outstanding obligation of $4,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

In March 2014, Luoxis entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Luoxis $3,000,000. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Luoxis may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Luoxis common stock at the fair market value per share of Luoxis common stock, as determined by the Ampio board of directors, as of such conversion date. As of June 30, 2014, the amount advanced was $3,000,000 with interest rates from 3.11% – 3.32%. On

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 11 — Related Party Transactions  – (continued)

April 16, 2015, in connection with the closing of the Merger, Ampio released Luoxis from its then outstanding obligation of $8,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

On April 16, 2015, Ampio received 4,761,787 shares of common stock of Aytu for (i) issuance to Aytu of a promissory note from Ampio in the principal amount of $10,000,000, maturing on the first anniversary of the Merger, (ii) cancellation of indebtedness of Luoxis to Ampio in the amount of $8,000,000; and (iii) cancellation of indebtedness of Vyrix to Ampio in the amount of $4,000,000.

Services Agreement

The Company has entered into a service agreement with Ampio which is described in Note 7.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in January 2015 and provides for Luoxis (now Aytu) to pay $6,000 per month to TRLLC in consideration for services related to research and development of the RedoxSYS platform. In March 2014, Luoxis also agreed to pay $615,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term assets on the balance sheet; this amount has been paid in full. This agreement is set to expire March 2019 and cannot be terminated prior to March 2017.

Convertible Promissory Notes

The convertible promissory notes (see Note 8) include $275,000 invested by relatives of senior management of the Company.

Note 12 — Subsequent Events

On January, 4, 2016, Ampio distributed a portion of its shares of common stock of Aytu to the Ampio shareholders on a pro rata basis. This transaction changed Ampio’s ownership from 81.5% down to 8.6% of Aytu’s outstanding shares on that date.

On January 5, 2016, Aytu accelerated the vesting of 335,000 options to employees of Ampio and Ampio will recognize the expense related to this modification.

On January 20, 2016, Aytu entered into subscription agreements with Joshua R. Disbrow, Aytu’s Chief Executive Officer, and Jarrett T. Disbrow, Aytu’s Chief Operating Officer, pursuant to which each officer agreed to purchase 153,846 shares of Aytu common stock at a price of $0.65 per share. The stock sales were consummated the same day resulting in gross proceeds to the Company of $200,000.

Per the convertible promissory note agreements, if Aytu sells equity securities at any time while the notes are outstanding in a financing transaction that is not a Qualified Financing, the holders of the convertible promissory notes have the option, but not the obligation, to convert the outstanding principal and accrued interest as of the as of the closing of such financings into a number of shares of Aytu capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $4.63. As a result of Aytu’s sale of common stock on January 20, 2016, the Company was obligated to provide notice to the above-referenced noteholders of such stock sales. In accordance with the convertible note terms, for a period of ten business days (which was extended to 15 business days by the Company, or February 11, 2016) following receipt of the notice, noteholders have the option to convert their entire balance (inclusive of accrued but unpaid interest) into a number of shares of Aytu common stock equal to 120% of the number of shares calculated by dividing such note balance by $0.65, which was the per share purchase price paid in the equity financing described above. On February 10, 2015, the date of the conversion,

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 12 — Subsequent Events  – (continued)

an aggregate of $4,125,000 of principal and $142,810 of accrued interest on the notes converted into an aggregate of 7,879,096 shares of Aytu’s common stock. After giving effect to the conversion, Aytu had 22,446,481 shares of common stock outstanding on February 10, 2016. Convertible notes in the aggregate principal amount of $1,050,000 remain outstanding.

In connection with the conversion of the Aytu notes, Aytu was obligated to issue to the placement agents for the convertible note offering warrants for an amount of shares equal to 8% of the number of shares of Aytu’s common stock for the notes sold by the placement agents issued upon conversion of the notes. As a result of the optional note conversion, on February 10, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 267,073 shares of our common stock at an exercise price of $0.65 per share. These warrants are exercisable for five years from the date of issuance of the related notes in July and August 2015. The warrants have a cashless exercise feature.

        Shares of Common Stock

Warrants to Purchase     Shares of Common Stock

PROSPECTUS

Joseph Gunnar & Co.	Fordham Financial Management

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$2,694
Printing expenses	40,000	*
Legal fees and expenses	135,000,	*
Accounting fees and expenses	10,000	*
Miscellaneous expenses	12,306	*
Total	$200,000	*

*	Estimated as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The following transactions do not give effect to the 1-for-12.174 reverse stock split effected on June 8, 2015.

Rosewind

▪	On June 24, 2013, Rosewind issued Sonja Gouak 8,000 shares of its common stock in exchange for services valued at $2,000.
▪	On September 3, 2013, Rosewind issued Craig K. Olson 20,000 shares of its common stock in consideration for $3,000.
▪	On March 17, 2014, Rosewind issued Ruth Harrison Revocable Trust 18,000 shares of its common stock in consideration for $2,700.
▪	On March 19, 2014, Rosewind issued James B. Wiegand 600,000 shares of its common stock in consideration of cancelation of notes totaling $90,000.
▪	On March 20, 2014, Rosewind issued Michael Wiegand 100,000 shares of its common stock in consideration of services valued at $15,000.
▪	On May 8, 2014, Rosewind issued Larry Willis 100,000 shares of its common stock in consideration for $15,000.
▪	On September 25, 2014, Rosewind issued Craig K. Olson 100,000 shares of its common stock in consideration of $15,000.
▪	On March 3, 2015, Rosewind accepted a cash investment from two irrevocable trusts for estate planning of which Joshua Disbrow and Jarrett Disbrow are beneficiaries. None of such persons have or share investment control over our shares held by such trusts. None of such persons, nor members of their respective immediate families, are trustees of such trusts. None of such persons have or share power to revoke such trusts. Accordingly, under Rule 16a-8(b) and related rules, none of such persons has beneficial ownership over our shares purchased and held by such trusts.
▪	On April 16, 2015, Rosewind issued an aggregate of 154,161,963 shares of common stock to the stockholders of Vyrix and Luoxis in the merger of Vyrix and Luoxis with subsidiaries owned by Rosewind.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Rosewind to information about Rosewind. The sales of these securities were made without any general solicitation or advertising.

Vyrix

▪	In November 2013, Vyrix issued 20,000,000 shares of its common stock to Ampio at a purchase price of $0.0001 per share, and in consideration of the transfer of certain intellectual property assets of Ampio.
▪	Since inception, Vyrix has granted stock options to purchase 950,000 shares of its common stock at an exercise price of $0.70 per share to its officers and directors. These options terminated in April 2015 upon the Merger.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Vyrix, to information about Vyrix. The sales of these securities were made without any general solicitation or advertising.

Luoxis

▪	In 2013, a total of 4,652,500 shares of Luoxis common stock were issued at $1.00 per share resulting in $4,653,000 of gross proceeds. Net proceeds were $3,980,000 after placement agents and legal fees. The placement agents also received 465,250 warrants to purchase Luoxis common stock at $1.00 per share valued at $313,000 in connection with the closing.
▪	Since inception, Luoxis has granted stock options to purchase 2,835,000 shares of its common stock at an exercise price of $1.00 – $1.60 per share to its officers and directors. These options were accelerated and paid out or terminated in April 2015 in connection with the Merger.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Except as noted below, the offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Luoxis, to information about Luoxis. The sales of these securities were made without any general solicitation or advertising.

Aytu BioScience, Inc.

▪	In July and August 2015, we issued $5,175,000 of convertible notes in a private placement under Section 506 of Regulation D. In connection with the private placement, pursuant to the exemption from registration provided by Section 4(2), we issued to the placement agents a warrant to an amount of shares of our common stock equal to 8% of the gross number of shares of our common stock issuable upon conversion of the convertible notes and all accrued interest thereon. The placement agents’ warrant has a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to 100% of the price per share at which equity securities are sold in our next equity financing, and provides for cashless exercise.

The offers, sales and issuances of the securities described in this section were exempt from registration under Section 4(a)(2) of the Securities Act, pursuant to Rule 506 of Regulation D, in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2). The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
1.1*	Form of Underwriting Agreement by and between Aytu BioScience, Inc. and Joseph Gunnar Co., LLC as representative of the several underwriters named therein.
2.1	Agreement and Plan of Merger among Rosewind, Luoxis, Vyrix, two major stockholders of Rosewind and two subsidiaries of Rosewind, dated as of April 16, 2015	8-K	4/22/15	2.1
2.2	Certificate of Merger	8-K	4/22/15	2.2
3.1	Certificate of Incorporation	8-K	6/09/15	3.1
3.2	Bylaws	8-K	6/09/15	3.2
4.1	Form of Convertible Note issued in 2015 Convertible Note Financing	8-K	7/24/15	4.1
4.2	Form of Placement Agent Warrant issued in 2015 Convertible Note Financing	8-K	7/24/15	4.2
4.3*	Form of Warrant for 2016 Public Offering
4.4*	Warrant Agent Agreement between Aytu BioScience, Inc. and VStock Transfer LLC
5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP
10.1†	Form of Indemnification Agreement, to be entered into between the Registrant and its directors and officers	8-K	4/22/15	10.1
10.2†	Employment Agreement between the Registrant and Joshua R. Disbrow, dated as of April 16, 2015	8-K	4/22/15	10.2
10.3†	Employment Agreement between the Registrant and Jarrett Disbrow, dated as of April 16, 2015	8-K	4/22/15	10.3
10.4#	Asset Purchase Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Valeant International (Barbados) SRL, effective as of December 2, 2011	8-K/A	6/08/15	10.4
10.5#	Manufacturing and Supply Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Ethypharm S.A., dated September 10, 2012	8-K/A	6/08/15	10.5
10.6	License, Development and Commercialization Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Daewoong Pharmaceuticals Co., Ltd., effective as of August 23, 2011 (incorporated by reference to Exhibit 10.1 of Ampio Pharmaceutical’s Form 8-K/A filed October 5, 2011; File No. 001-25182)
10.7#	Distribution Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and FBM Industria Farmaceutica, Ltda., dated as of March 1, 2012	8-K/A	6/08/15	10.7

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
10.8#	Distribution and License Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Endo Ventures Limited, dated April 9, 2014	8-K/A	6/08/15	10.8
10.9#	Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated September 1, 2009	8-K/A	6/08/15	10.9
10.10#	Addendum No. 4 to Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated March 17, 2014	8-K	5/27/15	10.14
10.11	Promissory Note issued by Ampio to the Registrant on April 16, 2015	8-K	4/22/15	10.11
10.12	Subscription Agreement between the Registrant and Ampio, dated April 16, 2015	8-K	4/22/15	10.12
10.13	Voting Agreement between the Registrant and Ampio, dated April 21, 2015 (incorporated by reference to Exhibit 10.1 to Ampio’s Form 8-K filed April 22, 2015; File No. 001-35182)
10.14	Asset Purchase Agreement between Jazz Pharmaceuticals, Inc. and Rosewind Corporation, dated May 20, 2015	8-K	5/27/15	10.14
10.15	Aytu BioScience 2015 Stock Option and Incentive Plan	S-1	7/01/15	10.15
10.16	Form of Note Purchase Agreement for 2015 Convertible Note Financing	8-K	7/24/15	10.17
10.17	Employment Agreement, dated September 16, 2015, between Aytu BioScience, Inc. and Jonathan McGrael	10-Q	11/06/15	10.1
10.18	Asset Purchase Agreement, dated October 5, 2015, between Aytu BioScience, Inc. and FSC Laboratories, Inc.	8-K	10/07/15	10.18
10.19	Master Services Agreement between Biovest International, Inc. and Aytu BioScience, Inc., entered into on October 8, 2015, and effective October 5, 2015	8-K	10/13/15	10.19
10.21	Form of Subscription Agreement for January 2016 common stock purchases	8-K	1/20/16	10.1
16.1	Letter from HJ & Associates, LLC, dated April 22, 2015	8-K	4/22/15	16.1
23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm.				X
23.2*	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on page S-1)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
#	The company has received confidential treatment of certain portions of this agreement. These portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
†	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial statement schedule.

None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 11th day of March, 2016.

AYTU BIOSCIENCE, INC.

By:	/s/ Joshua R. Disbrow Joshua R. Disbrow President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua R. Disbrow and Gregory A. Gould as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joshua R. Disbrow Joshua R. Disbrow	Director and President and Chief Executive Officer (Principal Executive Officer)	March 11, 2016
/s/ Jarrett T. Disbrow Jarrett T. Disbrow	Director and Chief Operating Officer	March 11, 2016
/s/ Gregory A. Gould Gregory A. Gould	Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2016
/s/ Michael Macaluso Michael Macaluso	Director	March 11, 2016

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